As filed with the Securities and Exchange Commission on December 22, 2004
                                                     Registration No. 333-118815


                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Kearny Financial Corp.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

        United States                6035                       22-3803741
----------------------------    -----------------            ----------------
(State or other jurisdiction    (Primary SIC No.)            (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                   614 Kearny Avenue, Kearny, New Jersey 07032
                                 (201) 991-4100
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

           Mr. John N. Hopkins, President and Chief Executive Officer
                250 Valley Boulevard, Wood-Ridge New Jersey 07075
                                 (201) 939-3400
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

                             Samuel J. Malizia, Esq.
                           Tiffany A. Hasselman, Esq.
                            MALIZIA SPIDI & FISCH, PC
                            1100 New York Ave., N.W.
                                 Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                             KEARNY FINANCIAL CORP.
                (Holding Company for Kearny Federal Savings Bank)

Up to 18,975,000 Shares of Common Stock (subject to adjustment up to 21,821,250)
--------------------------------------------------------------------------------
         Kearny Financial Corp. is offering common stock for sale. The shares we are offering will represent 30% of the outstanding common stock of Kearny Financial Corp. Kearny MHC, the federally chartered mutual holding company parent of Kearny Financial Corp., will own 70% of the outstanding common stock of Kearny Financial Corp. after completion of this offering. We have received approval to have our common stock listed for trading on the Nasdaq National Market under the symbol "KRNY."

         If you are or were a depositor of Kearny Federal Savings Bank or West Essex Bank:

          o    You may have priority rights to purchase shares of common stock.

         If you are a participant in the Kearny Federal Savings Bank 401(k) Savings and Profit Sharing Plan:

          o You may direct that all or part of your current account balances in this plan be invested in shares of common stock. You will be receiving separately a supplement to this prospectus that describes your rights under this plan.


         If you fit neither of the categories above, but are interested in purchasing shares of our common stock:


         o You may have an opportunity to purchase shares of common stock after priority orders are filled.

         We are offering up to 18,975,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 14,025,000 shares to complete the offering. We may sell up to 21,821,250 shares without resoliciting subscribers as a result of regulatory considerations, demand for the shares or changes in market conditions. The offering is expected to expire at 12:00 noon, Eastern time, on _______________, 2005. We may extend this expiration date without notice to you until _______________, 2005, unless the Office of Thrift Supervision approves a later date.

         Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

         The  minimum  purchase  is  25  shares.  Once  submitted,   orders  are
irrevocable unless the offering is terminated or extended beyond _______________, 2005. If the offering is extended beyond _______________, 2005, subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account and will earn interest at our passbook savings rate. If we terminate the offering, or if we extend the offering beyond _______________, 2005 and you rescind your order, we will promptly return your funds with interest.

                   This investment involves a degree of risk, including the possible loss of principal.
                 Please read Risk Factors beginning on page __.

                                OFFERING SUMMARY
                             Price Per Share: $10.00
                                                                                    Maximum, As
                                                                                    -----------
                                              Minimum             Maximum             Adjusted
                                              -------             -------             --------
Number of shares....................        14,025,000          18,975,000           21,821,250
Gross proceeds......................      $140,250,000        $189,750,000         $218,212,500
Estimated offering expenses(1)......      $  2,585,000        $  3,041,000         $  3,303,000
Estimated net proceeds..............      $137,665,000        $186,709,000         $214,909,500
Estimated net proceeds per share....      $       9.82        $       9.84         $       9.85

(1) Includes an underwriting commission payable to Sandler O'Neill & Partners, L.P. of 1%of the aggregate amount of common stock sold in the subscription and community offerings. For information regarding compensation to be received by Sandler O'Neill & Partners, L.P., please see Plan of Distribution/Marketing Arrangements at page ___.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        Sandler O'Neill & Partners, L.P.

 For assistance, please contact the stock information center at (___) ___-_____
                The date of this prospectus is ________ __, 2004

                  [Map of branch locations to be placed here.]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary......................................................................
Risk Factors.................................................................
A Warning About Forward-Looking Statements...................................
Selected Financial and Other Data............................................
Use of Proceeds..............................................................
Our Policy Regarding Dividends...............................................
Market for the Stock.........................................................
Capitalization...............................................................
Pro Forma Data...............................................................
Historical and Pro Forma Capital Compliance..................................
Management's Discussion and Analysis
     of Financial Condition and Results of Operations........................
Business of Kearny MHC.......................................................
Business of Kearny Financial Corp............................................
Business of Kearny Federal Savings Bank .....................................
Regulation...................................................................
Taxation.....................................................................
Management...................................................................
The Stock Offering...........................................................
Restrictions on Acquisition of Kearny Financial Corp.........................
Description of Capital Stock.................................................
Legal and Tax Opinions.......................................................
Experts......................................................................
Registration Requirements....................................................
Where You Can Find Additional Information....................................
Index to Consolidated Financial Statements...................................

--------------------------------------------------------------------------------

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements beginning at page F-1 of this document.

Kearny Financial Corp., Kearny MHC and Kearny Federal Savings Bank


         Kearny Financial Corp. is a federally-chartered corporation organized in March 2001 for the purpose of acquiring all of the capital stock that Kearny Federal Savings Bank issued in its mutual holding company reorganization. Kearny Financial Corp.'s principal executive offices are located at 120 Passaic Avenue, Fairfield, New Jersey 07004 and the telephone number is (973) 244-4500. Currently, all of the outstanding stock of Kearny Federal Savings Bank is held by Kearny Financial Corp. and all of the outstanding stock of Kearny Financial Corp. is held by Kearny MHC.


         Kearny MHC is a federally-chartered mutual holding company that was formed in 2001 in connection with the mutual holding company reorganization. Kearny MHC has not engaged in any significant business since its formation in 2001. So long as Kearny MHC is in existence, it will at all times own a majority of the outstanding stock of Kearny Financial Corp. After completion of the offering, Kearny MHC will own 70% of the outstanding stock of Kearny Financial Corp. We anticipate that the primary business activity of Kearny MHC going forward will be to own a majority of Kearny Financial Corp.'s stock.

         Kearny Federal Savings Bank is a federally-chartered stock savings bank. It was originally founded in 1884 and received its federal charter in 1941. Kearny Federal Savings Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. Kearny Federal Savings Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Office of Thrift Supervision also regulates Kearny MHC and Kearny Financial Corp. as savings and loan holding companies.

         During recent years we have experienced significant growth, completing three whole bank acquisitions and the assumption of deposits of a branch office of another financial institution. These transactions added a total of $936.0 million in assets to Kearny Financial Corp., more than doubling total assets, which grew from $793.2 million at June 30, 1998 to $1.90 billion at September 30, 2004. At September 30, 2004, we had deposits of $1.51 billion and stockholders' equity of $297.8 million.


         Our assets are invested primarily in investment securities and mortgage-backed securities. At September 30, 2004, the securities portfolios totaled $1.21 billion while loans receivable, net of deferred fees and the allowance for loan losses, were $515.2 million. Kearny Federal Savings Bank offers traditional retail banking services, one- to four-family residential mortgage loans, multi-family and commercial mortgage loans, construction loans, commercial business loans and home equity loans and lines of credit. Kearny Federal Savings Bank currently operates from its main office in Kearny, New Jersey, and twenty-four branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey.


The Corporate Structure Following the Offering.

         Kearny Financial Corp. is offering shares representing 30% of the outstanding stock of Kearny Financial Corp. after the completion of the offering. The shares are being offered to certain depositors of Kearny Federal Savings Bank, the employee stock ownership plan of Kearny Federal Savings Bank and

                                        1

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

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possibly to the general public,  to the extent shares are available.  See How We
Will Prioritize Orders if We Receive Orders for More Shares than are Available on page __ and Conduct of the Offering on page __. Kearny MHC will own the remaining 70% of the outstanding stock of Kearny Financial Corp. The following chart shows the corporate structure after completion of the stock offering.

          ----------             -----------------------------------------------
          Kearny MHC             Minority Stockholders of Kearny Financial Corp.
          ----------             -----------------------------------------------
             |                                  |
             |                                  |
             |   70%                            |  30%
             |                                  |
             |                                  |
             |                                  |
          ---------------------------------------------------
                        Kearny Financial Corp.
          ---------------------------------------------------
                                |
                                |
                                | 100%
                                |
                                |
          ---------------------------------------------------
                     Kearny Federal Savings Bank
          ---------------------------------------------------

Use of the Proceeds Raised from the Sale of Stock.

         Kearny Financial Corp. will use 50% of the net proceeds from the offering to make a capital contribution to Kearny Federal Savings Bank. Concurrent with the offering, Kearny Financial Corp. will also lend Kearny Federal Savings Bank's employee stock ownership plan cash from subscriptions received to enable the plan to buy up to 8% of the shares sold in the offering. The balance of the proceeds will be retained by Kearny Financial Corp. and used for general business purposes, which may include investment in securities, repurchasing shares of its common stock, paying cash dividends or supporting acquisitions.

         The capital contribution from Kearny Financial Corp. to Kearny Federal Savings Bank will provide the bank with additional equity capital, which will support future growth and expanded operations. While Kearny Federal Savings Bank currently exceeds the regulatory capital requirements to be considered well capitalized, the sale of shares of Kearny Financial Corp. common stock, coupled with the accumulation of earnings, less dividends or other reductions in capital from year to year, provides a means for the orderly preservation and expansion of our capital base. If we expand our business as we currently plan, Kearny Federal Savings Bank will need the additional capital to remain well capitalized under regulatory capital requirements.

         The funds received by Kearny Federal Savings Bank will be used for general business purposes, including originating loans and purchasing securities. We intend to increase the balance of our loan portfolio relative to the size of our securities portfolio, however, such a change will take time and in the near future our assets will continue to consist primarily of securities. We intend to continue investing in securities of the same type we currently hold and to continue Kearny Federal Savings Bank's current mix of deposit and loan products.

         In addition to building our core banking business through internal growth and de novo branching, we will also actively consider expansion opportunities such as the acquisition of branches and other financial institutions. We do not, however, have any current understandings, agreements or arrangements for expansion by the acquisition of any branches or other financial institutions. We may also pursue other business activities, including possibly offering asset management services, acquiring a title insurance company and/or acquiring a mortgage banking operation. There are, however, no current understandings, arrangements or agreements for these activities and we cannot assure you that we will commence such activities. See Use of Proceeds on page
__.


                                        2

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

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Persons Who May Order Stock in the Offering.

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

         We have granted rights to subscribe for shares of Kearny Financial Corp. common stock in a subscription offering to the following persons in the following order of priority:

o Priority 1 - depositors of Kearny Federal Savings Bank at the close of business on March 31, 2003 with deposits of at least $50.00. Former depositors of West Essex Bank, which was acquired by Kearny Federal Savings Bank in July 2003, will be treated as Eligible Account Holders if they had deposits with West Essex Bank at the close of business on March 31, 2003 of at least $50.00.

o Priority 2 - the tax qualified employee stock benefit plans of Kearny Federal Savings Bank.

o Priority 3 - depositors of Kearny Federal Savings Bank at the close of business on September 30, 2004 with deposits of at least $50.00.

o Priority 4 - depositors of Kearny Federal Savings Bank at the close of business on November 30, 2004.

         If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill, or may only partially fill, your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance. If we increase the number of shares to be sold above 18,975,000, Kearny Federal Savings Bank's employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of the priorities described above. See The Stock Offering - Subscription Offering and Subscription Rights for a description of the allocation procedure.

         We may offer shares not sold in the subscription offering to the general public in a community offering. In the community offering, we will give a preference first to natural persons who reside in Bergen, Hudson, Passaic, Morris, Monmouth, Middlesex, Essex, Union and Ocean Counties, New Jersey, and second to other residents of New Jersey. This part of the offering may commence concurrently with the subscription offering or any time thereafter and may terminate at any time without notice but no later than __________, 2005.

         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis managed by Sandler O'Neill &
Partners, L.P. This part of the offering may terminate at any time without notice but no later than __________, 2005.

         You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions. With the exception of IRA and Keogh account stock purchases, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

         We have the right to reject any orders for stock in the community offering and syndicated community offering. We have described the offering in greater detail beginning on page __.

                                        3

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

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Deadline for Ordering Stock.

         The subscription offering will expire at 12:00 noon, Eastern time, on __________, 2005. We may extend this expiration date without notice to you for up to 45 days, until __________, 2005. Once submitted, your order is irrevocable unless the offering is extended beyond __________, 2005. We may request permission from the Office of Thrift Supervision to extend the offering beyond __________, 2005, but in no event may the offering be extended beyond
__________, 2006. If the offering is extended beyond __________, 2005, we will notify each subscriber and subscribers will have the right to confirm, modify or rescind their subscriptions. If an affirmative response is not received prior to the expiration of the resolicitation period, a subscriber's subscription will be cancelled and funds will be returned with interest.

         We may cancel the offering at any time prior to completion. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest.

Purchase Limitations.

         Limitations on the purchase of stock in the offering have been set by the plan of stock issuance adopted by our Board of Directors. These limitations include the following:

o    The minimum purchase is 25 shares.

o The maximum number of shares of stock that any individual (or individuals through a single account) may purchase is 50,000 shares.

o The maximum number of shares of stock that any individual may purchase together with any associate or group of persons acting in concert is 75,000 shares.

         If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. Thus, we may increase or decrease the purchase limitations. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription.

How to Purchase Stock in the Offering.

         If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

         To ensure that we properly identify your subscription rights, you must provide on your stock order form all of the information requested for each of your deposit accounts as of the eligibility dates. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.

         We may, in our sole discretion, reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

         You may pay for shares in the subscription offering or the community offering in any of the following ways:

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

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o    In cash, if delivered in person.

o    By check or money order made payable to Kearny Financial Corp.

o By authorizing withdrawal from an account at Kearny Federal Savings Bank. To use funds in an IRA or Keogh account at Kearny Federal Savings Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the stock information center as soon as possible for assistance.

         We will pay interest on your subscription funds from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will be transferred to a savings account and will earn interest at our regular passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock. We may, at our discretion, determine during the offering period that it is in the best interest of Kearny Federal Savings Bank to hold subscription funds in an escrow account at another insured financial institution instead of at Kearny Federal Savings Bank.

Receiving a Prospectus and an Order Form.

         The subscription offering will expire at 12:00 noon, Eastern time, on __________, 2005. We may extend this expiration date without notice to you for up to 45 days, until __________, 2005. If a community offering is held, it may terminate at any time without notice but no later than __________, 2005. To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this expiration date or otherwise distributed any later than two days prior to this expiration date. Execution of the order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

Conditions to Completing the Offering.

         We are conducting the offering under the terms of our plan of stock issuance. We cannot complete the offering unless:

o    we sell at least the minimum number of shares offered; and

o we receive the final approval of the Office of Thrift Supervision to complete the offering.

How We Determined the Offering Range and the $10.00 Price Per Share.


         The independent appraisal by RP Financial, LC, dated as of November 26, 2004, established the pro forma market value of Kearny Financial Corp. This appraisal was based on our financial condition and results of operations and considered the effect of the additional capital to be raised in the stock offering. The per share price was set at $10.00 because it is the price most commonly used in stock offerings involving mutual-to-stock conversions and stock issuances by financial institutions in the mutual holding company form of organization. After taking into account our current financial condition, the appraisal and our business plans, our Board of Directors decided to offer for sale to public stockholders 30% of the total shares to be outstanding after the offering, with the remaining 70% of the total shares to be outstanding after the offering to be held by Kearny MHC, our parent mutual holding company.


                                        5

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

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         The  appraisal  incorporated  an  analysis  of a peer group of publicly traded mid-tier thrift holding company subsidiaries of mutual holding companies that RP Financial deemed comparable to us. This analysis included an evaluation
of  the  average   and  median   price-to-earnings,   price-to-book   value  and
price-to-tangible book value ratios indicated by the market prices of the peer group companies. RP Financial applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between the peer group and us, to our pro forma earnings, book value and tangible book value in order to derive our estimated pro forma market value.


         RP Financial has estimated that as of November 26, 2004, the pro forma market value of Kearny Financial Corp. ranged from a minimum of $467.5 million to a maximum of $632.5 million. Based on this valuation and the $10.00 per share price, the number of shares of common stock to be issued by Kearny Financial Corp. and outstanding upon completion of the offering will range from a minimum of 46,750,000 shares to a maximum of 63,250,000 shares. Kearny Financial Corp. is offering for sale 30% of these shares, or between 14,025,000 and 18,975,000 shares. Kearny MHC will own between 32,725,000 and 44,275,000 shares, or 70%, of Kearny Financial Corp. at the completion of the stock offering.


         Stock Trading Multiples of Mutual Holding Companies. The following table presents the pricing ratios for the peer group of publicly traded mid-tier thrift holding company subsidiaries of mutual holding companies and the pro forma pricing ratios for Kearny Financial Corp. as calculated by RP Financial.


                                            Price-to-earnings      Price-to-book      Price-to-tangible
                                                 multiple           value ratio       book value ratio
                                                 --------           -----------       ----------------
Kearny Financial Corp. (pro forma)(1)
    Minimum..............................         32.9x               112.7%               141.2%
    Midpoint.............................         38.8x               126.3%               156.5%
    Maximum..............................         44.8x               138.5%               169.8%
    Maximum, as adjusted.................         51.7x               151.5%               183.8%
Valuation of peer group companies
as of November 26, 2004 (2)
    Average..............................         25.4x               236.3%               261.6%
    Median...............................         25.1x               225.0%               259.7%


-------------
(1) Based on Kearny Financial Corp.'s financial data as of and for the twelve months ended September 30, 2004.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

         For a summary of selected pricing ratios for the peer group mid-tier thrift holding companies on a fully-converted basis and the resulting fully-converted pro forma pricing ratios for Kearny Financial Corp., please see the table on page __.

         The independent appraisal is not necessarily indicative of the post-stock offering trading value. Do not assume or expect that the valuation of Kearny Financial Corp. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering is completed.

         The amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 21,821,250 shares would be sold in the offering. We received authorization from the Office of Thrift Supervision to conduct the stock offering on _______ __, 2004. The independent appraisal must be updated before we can complete the stock offering and such updated appraisal will be subject to the further approval of the Office of Thrift Supervision. If the updated independent valuation would result in more than 21,821,250 shares being sold, we would

                                        6

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

--------------------------------------------------------------------------------

notify persons who have subscribed for stock and they would have the opportunity to confirm, change or cancel their subscription orders.

After-Market Performance Information Provided by Independent Appraiser.


         The following table, prepared by our independent appraiser, presents for all mutual holding company reorganizations with a "first-step" minority stock issuance from January 1, 2002 to November 26, 2004, the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median percentage stock appreciation for the January 1, 2002 to November 26, 2004 time frame and for the January 1, 2004 to November 26, 2004 time frame. This information relates to stock appreciation experienced by other companies that reorganized in different markets and that may have issued more or less than 30% of their common stock to the public. In addition, the companies may have no similarities to Kearny with regard to the market in which Kearny competes, earnings quality and growth potential, among other factors. The information shown in the following table was not included in the appraisal report, however, the appraisal prepared by RP Financial did consider the aftermarket trading experience of transactions that closed within the three months prior to the November 26, 2004 valuation date used in the appraisal.

         These table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page ___.

                                         "First-Step" Mutual Holding Company Offerings with
                                Completed Closing Dates between January 1, 2002 and November 26, 2004

                                                                             Price Performance from Initial Trading Date
                                                                      ----------------------------------------------------------

Transaction                                         Closing Date       1 day      1 week      1 month         November 26, 2004
-----------                                         ------------       -----      ------      -------         -----------------
PSB Holdings, Inc. (MHC)                               10/5/04         5.0%        6.0%         5.0%                20.0%
Atlantic Coast Federal Corp. (MHC)                     10/5/04         17.5%      23.1%        30.0%                41.5%
Naugatuck Valley Financial Corp. (MHC)                 10/1/04         8.0%        8.1%         8.0%                10.0%
SI Financial Group, Inc. (MHC)                         10/1/04         12.0%      10.6%        10.3%                21.0%
First Federal Financial Services (MHC)                 6/29/04         15.0%      22.5%        35.0%                47.5%
Monadnock Community (MHC)                              6/29/04         3.8%        0.0%        -3.8%                28.8%
Wawel Savings Bank (MHC)                               4/1/04          29.5%      25.0%        12.5%                15.0%
Osage Federal Financial, Inc. (MHC)                    4/1/04          20.0%      22.5%         9.5%                20.0%
K-Fed Bancorp (MHC)                                    3/31/04         34.9%      29.3%        15.9%                52.5%
Citizens Community Bancorp (MHC)                       3/30/04         23.7%      27.5%        18.0%                50.0%
Clifton Savings Bancorp, Inc. (MHC)                    3/4/04          22.5%      40.9%        32.9%                26.2%
Cheviot Financial Corp. (MHC)                          1/6/04          33.2%      33.5%        34.2%                15.0%
Flatbush Federal Bancorp, Inc. (MHC)                   10/21/03        63.8%      56.3%        63.8%                46.9%
ASB Holding Company (MHC)                              10/3/03         62.0%      69.0%        67.5%                75.0%
Synergy Financial Group (MHC)                          9/18/02         29.3%      27.0%        27.0%               N/A(1)
Minden Bancorp (MHC)                                   7/2/02          19.5%      19.5%        18.5%                99.0%
New England Bancshares (MHC)                           6/4/02          23.0%      23.5%        23.5%                98.5%
Partners Trust Financial Group (MHC)                   4/4/02          42.5%      48.5%        49.8%               N/A(1)

                                        7

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

--------------------------------------------------------------------------------

                                         "First-Step" Mutual Holding Company Offerings with
                                Completed Closing Dates between January 1, 2002 and November 26, 2004


                                                                             Price Performance from Initial Trading Date
                                                                      ----------------------------------------------------------
                                                                       1 day      1 week      1 month         November 26, 2004
                                                                       -----      ------      -------         -----------------
Offerings with closing dates between
 January 1, 2002 and November 26, 2004:
     Average                                                           25.8%      27.4%        25.4%                41.7%
     Median                                                            22.8%      24.3%        21.0%                35.1%

Offerings with closing dates between
 January 1, 2004 and November 26, 2004:
     Average                                                           18.8%      20.8%        17.3%                29.0%
     Median                                                            18.8%      22.8%        14.2%                23.6%

--------------------
(1) These companies completed a "second-step" mutual to stock conversion prior to November 26, 2004 and no longer exist as mutual holding companies, so no stock appreciation information is available for that date.



         Data presented in the table reflects a small number of transactions. While stock prices of reorganizing institutions have, on average, increased for the limited period presented, there can be no assurance that our stock price will appreciate the same amount, if at all. There can also be no assurance that our stock price will not trade below $10.00 per share. The substantial proceeds raised as a percentage of pro forma stockholders' equity may have a negative effect on our stock price performance. See Risk Factors - After this offering, our return on equity will be low compared to other companies. This could negatively impact the price of our stock. In addition, the transactions from which the data are derived occurred primarily during a falling interest rate environment, during which the market for financial institution stocks typically increases. If interest rates rise, our net interest income and the value of our assets likely would be reduced, negatively affecting our stock price. See Risk Factors - An increase in interest rates is expected to adversely affect our earnings.


Stock Benefit Plans for Management.

         In order to align our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. We intend to establish an employee stock ownership plan for the exclusive benefit of participating employees of Kearny Federal Savings Bank. We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors and officers following the offering. In no event will these plans be adopted sooner than six months subsequent to the completion of the offering. Under the current regulations of the Office of Thrift Supervision, the stock option and restricted stock plans must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Kearny MHC, unless we obtain a waiver from the Office of Thrift Supervision allowing approval by a majority of votes cast, other than by Kearny MHC. The plans and the approval of the plans will comply with all of the then applicable Office of Thrift Supervision regulations. Officers, directors, and employees will not be required to pay cash for shares received under the employee stock ownership plan or shares received under the restricted stock plan, but will be required to pay the exercise price to exercise stock options.

         The following table presents information regarding the participants in each plan, the percentage of total outstanding shares after the offering, including and excluding the shares held by Kearny MHC, and the dollar value of the stock for our employee stock ownership plan and stock-based incentive plans. It is assumed that the value of the stock in the table is $10.00 per share. Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value to the recipient will be equal to the difference between the fair market value and the exercise price. Accordingly, the value of a stock option will depend upon changes, if any, in the price of our common stock during the period in which the stock option may be exercised. The table below assumes that 55,000,000 shares, the midpoint of the offering range, are outstanding, including 16,500,000 shares held by public stockholders and 38,500,000 shares held by Kearny MHC upon completion of the stock offering.

                                                                                              Percentage of       Percentage
                                                                                               Total Shares       of Shares
                                                        Estimated             Number             Issued,           Sold to
                                      Individuals        Value of           of Shares/          Including           Public
                                       Eligible       Shares/Options        Options at            Shares         Stockholders
                                      to Receive      at Midpoint of       Midpoint of           Held by            in the
                                        Awards        Offering Range      Offering Range        Kearny MHC         Offering
                                        ------        --------------      --------------        ----------         --------

Employee stock ownership plan...... Officers            $13,200,000           1,320,000            2.4%              8.0%
                                    and
                                    Employees

Restricted stock plan awards....... Officers             10,780,000           1,078,000           1.96%             6.53%
                                    and
                                    Directors

Stock options...................... Officers             10,672,200(1)        2,695,000            4.9%             16.3%
                                    and
                                    Directors

--------------
(1) Assumes that each option has a value of $3.96. This estimated value was determined using the Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.57%; and risk-free interest rate of 4.27%. Because there is currently no market for Kearny Financial Corp.'s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share.


         See Management - Potential Stock Benefit Plans on page __ and Pro Forma Data on page __ for more information about the stock benefit plans.

Proposed Stock Purchases by Management.


         While no formal decisions have been made, preliminary indications are that our directors and executive officers and their associates will purchase approximately 573,000 shares of common stock in the offering, which represents 1.2%, 1.0 and 0.9% of the total shares to be outstanding after the offering at the minimum, midpoint and maximum of the offering range, respectively, including shares issued to Kearny MHC, and 4.1%, 3.5% and 3.0% of the total number of shares to be sold to public stockholders at the minimum, midpoint and maximum of the offering range, respectively.


Our Policy Regarding Dividends.

         We intend to pay dividends but have not yet established a definitive dividend policy or determined the amount or timing of cash dividends that Kearny Financial Corp. may pay after the offering. The timing, amount and frequency of dividends will be determined by the Board of Directors. There are also restrictions on our ability to pay dividends. See Dividend Policy on page __.

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

--------------------------------------------------------------------------------


         If we pay dividends to stockholders of Kearny Financial Corp., it is anticipated that any dividends payable to Kearny MHC would be waived. Under Office of Thrift Supervision regulations, these dividend waivers would not result in dilution to public stockholders in the event that Kearny MHC converts to stock form in the future. See Regulation - Regulation of Kearny Financial Corp. on page __.


Market for Kearny Financial Corp.'s Common Stock.

         We have received approval to have our common stock listed for trading on the Nasdaq National Market under the symbol "KRNY." Sandler O'Neill currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Restrictions on the Acquisition of Kearny Financial Corp. and Kearny Federal Savings Bank.


         Federal regulations, as well as provisions contained in the charter and bylaws of Kearny Financial Corp. and Kearny Federal Savings Bank, restrict the ability of any person, firm or entity to acquire Kearny Financial Corp., Kearny Federal Savings Bank, or their capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of Kearny Financial Corp. or Kearny Federal Savings Bank. Because a majority of the shares of outstanding common stock of Kearny Financial Corp. must be owned by Kearny MHC, any acquisition of Kearny Financial Corp. must be approved by Kearny MHC, and Kearny MHC would not be required to pursue or approve a sale of Kearny Financial Corp. even if such sale were favored by a majority of Kearny Financial Corp.'s public stockholders. Additionally, Office of Thrift Supervision regulations prohibit anyone from acquiring Kearny Financial Corp. for a period of three years following the offering, unless such prohibition is waived by the Office of Thrift Supervision.


Tax Effects of the Offering.

         The minority stock offering will not be a taxable transaction for purposes of federal or state income taxes for Kearny MHC, Kearny Financial Corp., Kearny Federal Savings Bank or persons eligible to subscribe for stock in the offering. See Federal and State Tax Consequences of the Offering at page __.

Possible Conversion of Kearny MHC to Stock Form.

         In the future, Kearny MHC may convert from the mutual holding company form of organization, wherein a majority of the outstanding stock is held by the mutual holding company, to a corporation with 100% of its shares held by public stockholders. This type of conversion transaction is commonly known as a "second-step conversion." In a second-step conversion, members of Kearny MHC would have subscription rights to purchase common stock of the successor full stock corporation and the public stockholders of Kearny Financial Corp. would be entitled to exchange their shares of common stock for an equal percentage of shares of the successor full stock corporation. Kearny Financial Corp.'s public stockholders, therefore, would own approximately the same percentage of the successor resulting entity as they owned before the second-step conversion. This percentage may be adjusted to reflect any assets owned by Kearny MHC. The Board of Directors has no current plans to undertake a second-step conversion transaction.

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

--------------------------------------------------------------------------------

Risk Factors.

         This investment entails various risks including the possible loss of principal. You may not be able to sell the stock at or above the $10.00 offering price. You should carefully read the information under Risk Factors beginning on page __.

             For assistance, please contact the stock information center at (____) ___-____. The stock information center's hours of operation are generally 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The stock information center is closed on weekends and holidays.

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

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

An increase in interest rates is expected to adversely affect our earnings.

         Our earnings largely depend on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:


o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.


         The rates we earn on our assets are generally fixed for a contractual period of time. We, like many savings institutions, have liabilities that generally have shorter contractual maturities than our assets or no contractual maturities, such as savings and money market deposits. This imbalance can create significant earnings volatility, because market interest rates change over time. In addition, short-term and long-term interest rates do not necessarily change at the same time or at the same rate.


         In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. We are vulnerable to volatility in our earnings as a result of an increase in interest rates because the majority of our interest-earning assets are long-term, fixed rate assets. At September 30, 2004, 84.9% of our loans with contractual maturities of greater than one year had fixed rates of interest, and 79.1% of our total loans had contractual maturities of ten or more years. At September 30, 2004, we held $724.9 million of mortgage-backed securities, representing 38.1% of our assets. We invest generally in fixed-rate securities and substantially all of our mortgage-backed securities at September 30, 2004 had contractual maturities of ten or more years. In an increasing rate environment, our cost of funds is expected to increase more rapidly than the yields earned on our loan portfolio and securities portfolio because our primary source of funds is deposits with generally shorter maturities than the maturities on our loans and investment securities. This could cause a narrowing of our net interest rate spread and could cause a decrease in our earnings.


         In a period of falling interest rates, prepayments of loans and mortgage-backed securities generally will increase as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because in a falling rate environment we are generally not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. A falling rate environment would result in a decrease in rates we pay on deposits and borrowings, but the decrease in the cost of our funds may not be as great as the decrease in the yields on our mortgage-backed securities and loan portfolios. This could cause a narrowing of our net interest rate spread and could cause a decrease in our earnings.

         We are further exposed to interest rate risk due to the large portion of our total deposits that are certificates of deposit. At September 30, 2004, $869.2 million, or 57.5%, of our total deposits were certificates of deposit, and of that amount $181.7 million were "jumbo" certificates of $100,000 or more. Deposit inflows are significantly influenced by general interest rates and money market conditions. The inflow of jumbo certificates of deposit and the retention of such deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making jumbo certificates of deposit traditionally a more volatile source of funding than core deposits. In order to retain jumbo certificates of deposit, we may have to pay a premium rate, resulting in an increase in our cost of funds. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings which could increase our cost of funds and negatively impact our interest rate spread.

         Kearny Federal Savings Bank monitors its interest rate sensitivity through the use of an asset/liability management model which estimates the change in its net portfolio value (defined as the current market value of assets, less the current market value of liabilities, plus or minus the current value of off-balance sheet items) in the event of a range of assumed changes in market interest rates. Our net portfolio value analysis, as calculated by the Office of Thrift Supervision using information as of September 30, 2004, showed that in an immediate and permanent 2.0% increase in interest rates, our net portfolio value would be expected to decrease by 30%. This analysis also indicated that as of September 30, 2004 an immediate and permanent 2.0% increase in interest rates would cause an approximately 14% decrease in our net interest income. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page
__.

We may not be able to successfully implement our plans for growth or continue to experience the same rate of growth that we have had in the past, and we may not be able to successfully manage our future growth.

         Over the past several years, we have experienced rapid and significant growth. Between March 1999 and July 2003, we completed three whole bank acquisitions and the assumption of deposits of a branch of another financial institution. These transactions added a total of $936.0 million in assets, more than doubling our total assets, which grew from $793.2 million at June 30, 1998 to $1.90 billion at September 30, 2004. In addition to building our core banking business through internal growth and de novo branching in the future, we will also actively consider expansion opportunities such as the acquisition of branches and other financial institutions. There can be no assurance, however, that we will continue to experience such rapid growth, or any growth, in the future. We may have difficulty finding suitable sites for de novo branches and identifying and successfully acquiring branches or other financial institutions.

         Furthermore, there are many challenges associated with integrating merged institutions and it requires time to adjust to expanded operations, so we cannot assure you that we will be able to adequately and profitably manage our possible future growth. In order to effectively manage any future growth, as well as to comply with the additional requirements that we will be subject to as a publicly-traded company following the offering, we may need to make changes to our administrative and operational infrastructure, including adopting new policies and procedures and improving our financial and management controls and processes and reporting systems. As a result, we may need to add more staff and/or reassign or increase the responsibilities of our existing officers and key employees. We cannot assure you that we will be able to take the steps necessary to effectively manage our possible future growth or that we will not have to incur additional expenditures beyond current projections to support such growth.

A portion of our total loan portfolio consists of multi-family and commercial real estate loans and commercial business loans, and we intend to continue our origination of such loans after the offering at the same level, if not higher. The repayment risk related to these types of loans is considered to be greater than the risk related to one- to four-family residential loans.

         At September 30, 2004, our loan portfolio included $86.8 million of multi-family and commercial real estate loans and commercial business loans, or 16.7% of our total loan portfolio. It is our intention to continue to originate these types of loans at the same percentage level, if not higher.

         Unlike one- to four-family residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property with values that tend to be more easily ascertainable, the repayment of multi-family and commercial real estate loans and commercial business loans typically is dependent on the successful operations and income stream of the borrowers' business and the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. Any late payments or the failure to repay such loans would hurt our earnings. See Business of Kearny Federal Savings Bank - Lending Activities - Multi-family, Commercial and Other Mortgage Loans on page __.

Strong   competition   within  our   market   area  may  limit  our  growth  and
profitability.

Competition in the banking and financial services industry in New Jersey is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and offer services that we do not or cannot provide. This competition has made it more difficult for us to make new loans and more difficult to retain deposits. Price competition for loans might result in us originating fewer loans, or earning less on our loans, and price competition for deposits might result in us reducing our total deposits or paying more on our deposits. There are large competitors operating throughout our total market area, including Bank of America, Commerce Bank, Wachovia Bank and PNC Bank, and we also face strong competition from other community-based financial institutions. Our deposit market share in New Jersey was only 0.7% at June 30, 2004, a reduction from 0.8% at June 30, 2003, and the largest deposit share in any county in which we have branches was 2.5% at June 30, 2004 in Bergen County, down from 2.8% at June 30, 2003.

Our business is geographically concentrated in New Jersey and a downturn in conditions in the state could have an adverse impact on our profitability.

         A substantial majority of our loans are to individuals and businesses in New Jersey. Any decline in the economy of the state could have an adverse impact on our earnings. Because we have a significant amount of real estate loans, decreases in local real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.


We have recently opened a new administrative building and intend to construct new buildings for certain new and existing branch locations. We will continue to actively consider opportunities for de novo branching. Costs related to these buildings and expansion plans will negatively impact earnings in future periods.

         Our non-interest expense for the year ended June 30, 2004 and the quarter ended September 30, 2004, does not reflect the impact of our new 53,000 square feet administrative building in Fairfield, New Jersey. We began moving management staff and administrative operations into parts of this building in October 2004 and completed the move-in phase in December 2004. The total cost of this building is expected to be approximately $13.5 million, which cost will be capitalized and amortized over a forty-year period. Additionally, it is estimated that the annual operating expense of this new building, excluding depreciation, will be approximately $450,000. We expect to open a de novo branch office in Lacey, New Jersey in the first quarter of 2005, with a total cost of approximately $2.3 million. During 2005, we also plan to replace three office locations with new buildings, at an estimated cost of approximately $1.9 million per branch. Furthermore, in December of 2004, we acquired a 3.7 acre parcel of land in West Caldwell, New Jersey for approximately $2.3 million. We intend to construct a branch office at this location and subdivide and lease to third parties the portion of land not used for the branch building. Costs for these branch constructions will be capitalized and the related amortization will impact earnings going forward. Additional expenses related to the planned expansion of our operations through de novo branching or the acquisition of branches or other financial institutions could also adversely impact earnings in future periods.

After this offering, our return on equity will be low compared to other companies. This could negatively impact the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the quarter ended September 30, 2004, our annualized return on average equity was 5.16%. On a pro forma basis assuming that 18,975,000 shares had been sold at the beginning of the year, our annualized return on pro forma equity for the quarter ended September 30, 2004 would be approximately 3.25%. As a result, our return on equity, which is the ratio of our earnings divided by our average equity capital, will be lower than that of many similar companies. To the extent that the stock market values a company based in part on its return on equity, our low return on equity relative to our peer group could negatively affect the trading price of our stock.

         At September 30, 2004, our securities portfolio was 63.6% and our loan portfolio was 27.1% of our total assets. Because securities generally yield a lower rate than loans, our asset composition is likely to cause our earnings to be lower than financial institutions that have a higher proportionate amount of their assets in loans. Although we are seeking to increase our loan originations, it will take a significant period of time to change our relative balances of loans versus securities.

Additional public company and annual stock employee compensation and benefit expenses following the offering may reduce our profitability and stockholders' equity.


         Following the offering, our non-interest expense is likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees, officers and directors under new benefit plans. These additional expenses will adversely affect our profitability and stockholders' equity. We cannot predict the actual amount of the new stock-related compensation and benefit expenses because applicable accounting standards require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We will recognize expense for our employee stock ownership plan when shares are committed to be released to participants' accounts and would recognize expenses for restricted stock awards over the vesting period of awards made to recipients. In addition, the Financial Accounting Standards Board has announced a change in the required accounting methods applicable to stock options effective after June 15, 2005. Under such accounting requirements, we will be required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. These expenses in the first year following the offering have been estimated to be approximately $3.4 million at the maximum of the offering as set forth in the pro forma financial information under Pro Forma Data assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see Management - Potential Stock Benefit Plans.


The implementation of stock-based benefit plans may dilute your ownership interest in Kearny Financial Corp.

         We intend to adopt a stock option plan and a restricted stock plan following the stock offering. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.92%. The use of newly issued shares of stock to fund exercises of options granted under the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.67%. See Management -Potential Stock Benefit Plans on page __.

Persons who purchase stock in the offering will own a minority of Kearny Financial Corp.'s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders, including any proposal regarding the acquisition of Kearny Financial Corp.

         Kearny MHC will own a majority of Kearny Financial Corp.'s common stock after the offering. The Board of Directors of Kearny MHC is also the Board of Directors of Kearny Financial Corp. and will be able to exercise voting control over most matters put to a vote of stockholders. For example, Kearny MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares, to elect directors or to approve employee benefit plans.

Provisions in our charter and bylaws limit the rights of stockholders, may deter potential takeovers and may reduce the trading price of our stock.

         Provisions in our charter and bylaws may make it difficult and expensive to pursue a change in control or takeover attempt that our Board of Directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Such provisions include:

     o    the election of directors to staggered three-year terms;
     o    provisions   restricting   the   calling   of  special   meetings   of
          stockholders;
     o the absence of cumulative voting by stockholders in elections of directors; and
     o advance notice requirements for stockholder nominations and new business.

See Restrictions on Acquisition of Kearny Financial Corp. - Charter and Bylaws of Kearny Financial Corp. on page __.

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Kearny Financial Corp., which may adversely affect our stock price.

         Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has resulted in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies' common stocks. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

         We intend to contribute approximately 50% of the net proceeds of the offering to Kearny Federal Savings Bank. We may use the remaining net proceeds to repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the purchase by Kearny Federal Savings Bank's employee stock ownership plan of shares in the offering. Kearny Federal Savings Bank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Our stock price may decline when trading commences.

         We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced not only by our results but by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:


o    statements of our goals, intentions and expectations;

o statements regarding our business plans, prospects, growth and operating strategies;

o    statements regarding the quality of our loan and investment portfolios; and

o    estimates of our risks and future costs and benefits.


         These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:


o general economic conditions, either nationally or in our market area, that are worse than expected;

o changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

o    increased competitive pressures among financial services companies;

o    changes in consumer spending, borrowing and savings habits;

o    legislative or regulatory changes that adversely affect our business;

o    adverse changes in the securities markets;

o    our ability to successfully manage our growth;

o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

o our ability to enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.


         Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

                        SELECTED FINANCIAL AND OTHER DATA


         The following financial information and other data in this section for the years ended June 30, 2004, 2003 and 2002 is derived from Kearny Financial Corp.'s audited consolidated financial statements and should be read together with the consolidated financial statements and the notes thereto beginning on page F-1 of this document. The information at and for the years ended June 30, 2001 and 2000 is derived from unaudited consolidated financial statements of Kearny Financial Corp. The information at and for the three months ended September 30, 2004 and 2003 is unaudited. However, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year or any other period. Kearny Financial Corp. acquired Pulaski Bancorp, Inc. in October 2002 and West Essex Bancorp, Inc. in July 2003. For an explanation of the accounting treatment of the acquisitions, see Note 2 of the Notes to the Consolidated Financial Statements.


                                                   At                                 At June 30,
Balance Sheet Data:                           September 30,        -------------------------------------------------
                                            2004         2004         2003         2002         2001         2000
                                         ----------   ----------   ----------   ----------   ----------   ----------
                                                                                (In thousands)

Assets ...............................   $1,904,209   $1,936,518   $1,996,482   $1,905,638   $1,756,257   $1,680,846
Loans receivable, net ................      515,196      505,794      509,161      591,142      602,182      591,950
Mortgage-backed securities
  held to maturity ...................      724,876      771,353      681,619      968,516      689,204      484,971
Securities available for sale ........       41,335       41,564       37,840       39,679       42,367       36,166
Investment securities held to maturity      445,769      435,870      287,321      139,446      193,955      470,219
Cash and cash equivalents ............       36,863       39,488      325,657       97,030      159,901       22,655
Goodwill .............................       82,263       82,263       31,746       15,600       17,911       20,222
Deposits .............................    1,510,810    1,537,510    1,613,684    1,479,729    1,342,107    1,260,846
Federal Home Loan Bank advances ......       84,100       94,234       75,749      112,080      112,109      138,051
Total stockholders' equity ...........      297,802      293,505      295,669      302,454      290,110      272,808

                                                                              For the Year Ended June 30,
                                                For the Three Months   -----------------------------------------
                                                 Ended September 30,
                                          2004       2003       2004       2003       2002       2001       2000
                                      --------   --------   --------   --------   --------   --------   --------
                                                                      (In thousands)
Summary of Operations:
Interest income ...................   $ 19,907   $ 19,656   $ 78,654   $ 96,492   $106,162   $114,566   $110,890
Interest expense ..................      7,103      9,158     32,100     44,695     54,443     67,318     60,818
                                      --------   --------   --------   --------   --------   --------   --------
Net interest income ...............     12,804     10,498     46,554     51,797     51,719     47,248     50,072
Provision for loan losses .........        151          -          -          -          3        162        102
                                      --------   --------   --------   --------   --------   --------   --------
Net interest income after provision
  for loan losses .................     12,653     10,498     46,554     51,797     51,716     47,086     49,970
Non-interest income ...............        494        438      1,560      1,847      1,765      1,523      2,045
Merger related expenses ...........          -        592        592     14,921        619          -          -
Non-interest expense, excluding
  merger related expenses .........      7,789      7,151     28,880     29,431     28,446     27,519     25,879
                                      --------   --------   --------   --------   --------   --------   --------
Income before income taxes ........      5,358      3,193     18,642      9,292     24,416     21,090     26,136
Provisions for income taxes .......      1,562        958      5,745      5,237      7,926      6,823      8,815
                                      --------   --------   --------   --------   --------   --------   --------
Net income ........................   $  3,796   $  2,235   $ 12,897   $  4,055   $ 16,490   $ 14,267   $ 17,321
                                      ========   ========   ========   ========   ========   ========   ========
Per Share Data:

Net income per share - basic ......   $ 379.60   $ 223.50   $1,289.70  $ 337.52   $1,294.02  $1,119.43  $1,356.54
Net income per share - diluted ....   $ 379.60   $ 223.50   $1,289.70  $ 336.06   $1,287.13  $1,116.48  $1,356.37
Weighted average number of common

    shares outstanding - basic ....     10,000     10,000     10,000     12,014     12,743     12,745     12,769
Weighted average number of common
    shares outstanding - diluted ..     10,000     10,000     10,000     12,066     12,811     12,779     12,770


                                           For the Three Months
                                            Ended September 30,                          At or For the Year Ended June 30,
                                         -------------------------                       ---------------------------------
                                            2004           2003         2004          2003           2002            2001       2000
                                           ------         ------       ------        ------         ------          ------     -----
Per Share Data:

  Cash dividends per share (1).........   $   -         $    -      $     -        $ 82.07        $ 98.80         $ 79.56   $ 64.77

  Dividend payout ratio (2)............     0.00%         0.00%        0.00%         24.32%          7.63%           7.11%     4.77%

Performance Ratios:
  Return on average assets
    (net income divided by
    average total  assets).............     0.79%         0.46%        0.67%          0.21%          0.91%           0.83%     1.03%

  Return on average equity
    (net income divided by
    average equity)....................     5.16          3.19         4.52           1.38           5.55            4.96      6.45

  Net interest rate spread.............     2.65          2.06         2.37           2.36           2.35            2.08      2.45

  Net interest margin on average
    interest-earnings assets...........     2.87          2.30         2.59           2.75           2.95            2.86      3.11

  Average interest-earning
    assets to average
    interest-bearing liabilities.......   114.31        112.13       112.46         116.54         119.58          119.17    117.56

  Efficiency ratio (Non-interest
    expense divided by the sum
    of net interest income and
    non-interest income)...............    58.57         70.80        61.25          82.68          54.34           56.42     49.66

  Non-interest expense to                   1.62          1.58         1.52           2.26           1.60            1.60      1.54
    average assets.....................

Asset Quality Ratios:(3)
  Non-performing loans to total loans..     0.48          0.53         0.46           0.57           0.55            0.53      0.55

  Non-performing assets to total assets     0.14          0.14         0.13           0.16           0.18            0.20      0.27

  Net charge-offs to average
   loans outstanding...................     0.00          0.00         0.01           0.00           0.00            0.01      0.06

  Allowance for loan losses to
       total loans.....................     1.02          1.05         1.01           1.01           0.87            0.85      0.86

  Allowance for loan losses to
       non-performing loans............   213.65        198.62       220.96         177.64         157.24          160.52    155.56

Capital Ratios:
  Average equity to average
    assets (average equity divided
    by average total assets)...........    15.30         14.25        14.73          14.97          16.38           16.70     15.99

  Equity to assets at period end.......    15.64         14.47        15.16          14.81          15.87           16.52     16.23

  Tangible equity to tangible
       assets at period end............    11.73         10.56        11.29          13.31          15.02           15.46     14.97

Number of Offices:
Offices (including offices
       acquired in mergers)............       25             25           25            25             24              23        23

---------------------
(1) Cash dividends paid per share represents the aggregate of dividends paid by Kearny Financial Corp., West Essex Bancorp, Inc., and Pulaski Bancorp, Inc. to the minority stockholders of West Essex Bancorp, Inc. and Pulaski Bancorp, Inc. divided by the outstanding shares of Kearny Financial Corp. common stock.
(2) Represents cash dividends declared per share divided by net income per common share.
(3)  Asset quality ratios are period end ratios.

                                 USE OF PROCEEDS

         We are conducting this stock offering principally to raise capital to support our anticipated future growth. The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and market considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that net proceeds from the sale of common stock will be between $137.7 million at the minimum and $186.7 million at the maximum of the offering range (and $214.9 million at the maximum, as adjusted, if the independent valuation is increased by 15%).

         Kearny Financial Corp. intends to use the net proceeds from the offering as follows:

                                                                                                                       MAXIMUM,
                                             MINIMUM                MIDPOINT                MAXIMUM                   As Adjusted
                                     ---------------------  -----------------------  -------------------------      ---------------
                                                 Percent                 Percent                Percent                 Percent
                                                  of Net                  of Net                 of Net                  of Net
                                        Amount   Proceeds       Amount   Proceeds      Amount   Proceeds      Amount   Proceeds
                                        ------   --------       ------   --------      ------   --------      ------   --------
                                                                        (Dollars in thousands)
Gross offering proceeds.........       $140,250                $165,000               $189,750               $218,213
Less offering expenses..........         (2,585)                 (2,813)                (3,041)                (3,303)
                                      --------                --------               --------               --------
   Estimated net proceeds.......        137,665   100.0%        162,187   100.0%       186,709   100.0%       214,910    100.0%
Less:
Investment in Kearny
    Federal Savings Bank........         68,833    50.0%         81,094    50.0%        93,355    50.0%       107,455     50.0%
Loan to employee
     stock ownership plan.......         11,220     8.2%         13,200     8.1%        15,180     8.1%        17,457      8.1%
                                         ------                  ------                 ------                 ------
Proceeds retained by
   Kearny Financial Corp........        $57,612    41.8%        $67,893    41.9%       $78,174    41.9%       $89,998     41.9%
                                         ======                  ======                 ======                 ======

         We will use 50% of the net proceeds from the offering to make a capital contribution to Kearny Federal Savings Bank. We will also lend the Kearny Federal Savings Bank's employee stock ownership plan cash to enable the plan to buy up to 8% of the shares sold in the offering. If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the open market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease. The balance of the net proceeds will be retained by Kearny Financial Corp. and used for general business purposes, which may include investment in securities, repurchasing shares of our common stock, paying cash dividends or supporting acquisitions. However, under current regulations of the Office of Thrift Supervision, we may not repurchase shares of our common stock during the first year following the offering, except where extraordinary circumstances exist and with prior regulatory approval. We will initially invest these proceeds in short to intermediate term investment securities.

         The funds received by Kearny Federal Savings Bank will be used for general business purposes, including originating loans and purchasing securities. In addition to building our core banking business through internal growth and de novo branching, we will also actively consider expansion opportunities such as the acquisition of branches and of other financial institutions. We do not, however, have any current understandings, agreements or arrangements for expansion by the acquisition of any branches or other financial institutions. There can be no assurance that we will be successful in implementing this growth strategy. We may have difficulty finding suitable sites for de novo branches and identifying and successfully acquiring branches or other financial institutions. We may also pursue other business activities, including possibly offering asset management services, acquiring a title insurance company and/or acquiring a mortgage banking operation. There are, however, no current understandings, arrangements or agreements for these activities and we cannot assure you that we will commence such activities.

         The net proceeds may vary significantly because total expenses of the stock offering may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the stock offering is adjusted to reflect a change in the estimated pro forma market value of Kearny Financial Corp. Payments for shares made through withdrawals from existing deposit accounts at Kearny Federal Savings Bank will not result in the receipt of new funds for investment but will result in a reduction of Kearny Federal Savings Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                         OUR POLICY REGARDING DIVIDENDS

         We intend to pay dividends but have not yet established a definitive dividend policy or determined the amount or timing of cash dividends that Kearny Financial Corp. may pay after the offering. Future declarations of dividends by the Board of Directors will depend on a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. The timing, frequency and amount of dividends will be determined by the Board. There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         Kearny Financial Corp.'s ability to pay dividends may also depend on the receipt of dividends from Kearny Federal Savings Bank, which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of Kearny Federal Savings Bank - Dividend and Other Capital Distribution Limitations on page __. Furthermore, as a condition to the Office of Thrift Supervision giving its authorization to conduct the stock offering, Kearny Financial Corp. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of Kearny Financial Corp.

         If Kearny Financial Corp. pays dividends to its stockholders, it is anticipated that dividends payable to Kearny MHC would be waived. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Kearny MHC in the event that Kearny MHC converts to stock form. See Regulation - Regulation of Kearny Financial Corp. on page __.

                              MARKET FOR THE STOCK

         There is not, at this time, any market for Kearny Financial Corp.'s stock. We have received approval to have our common stock listed for trading on the Nasdaq National Market under the symbol "KRNY." Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of our stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock. We cannot assure you that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. Nor can we assure you that, if you purchase shares of common stock in the offering, you will be able to sell them at a price equal to or above $10.00 per share.

                                 CAPITALIZATION

         Set forth below is the historical capitalization as of September 30, 2004 of Kearny Financial Corp. and the pro forma capitalization of Kearny Financial Corp. as of September 30, 2004 after giving effect to the offering. The table also gives effect to the assumptions set forth under Pro Forma Data on page __. A change in the number of shares sold in the offering may materially affect the pro forma capitalization.

                                                                              Pro Forma Capitalization at September 30, 2004
                                                                   ---------------------------------------------------------
                                                      Kearny                                                  Maximum,
                                                    Financial      Minimum        Midpoint       Maximum      as adjusted
                                                      Corp.       14,025,000     16,500,000     18,975,000    21,821,250
                                                  Historical, at  shares sold    shares sold    shares sold    shares sold
                                                  September 30,    at $10.00      at $10.00      at $10.00      at $10.00
                                                       2004       per share      per share      per share    per share(1)
                                                  ------------    ---------      ---------      ---------    ------------
                                                                               (In thousands)
Deposits(2)....................................   1,510,810       $1,510,810     $1,510,810     $1,510,810     $1,510,810
Borrowed funds.................................      84,100           84,100         84,100         84,100         84,100
                                                  ---------        ---------     ----------     ----------     ----------
Total deposits and borrowed funds..............   1,594,910       $1,594,910     $1,594,910     $1,594,910     $1,594,910
                                                  =========        =========      =========      =========      =========
Stockholders' equity:
  Preferred stock, $0.10 par value,
    25,000,000 shares authorized;
    none to be issued..........................           -                -              -              -              -
  Common stock, $0.10 par value,
    75,000,000 shares authorized,
    assuming shares outstanding
    as shown(3)(4)(5)..........................           1            4,675          5,500          6,325          7,274
Additional paid-in capital(3)(4)(5)............         499          133,490        157,187        180,884        208,136
Retained earnings..............................     286,755          286,755        286,755        286,755        286,755
Accumulated other comprehensive
   income, net of tax..........................      10,547           10,547         10,547         10,547         10,547
Less:
  Common stock acquired by
    employee stock ownership plan(6)...........           -         (11,220)       (13,200)       (15,180)       (17,457)
  Common stock acquired by restricted
     stock plan(7).............................           -          (9,163)       (10,780)       (12,397)       (14,257)
                                                  ---------       ---------        -------        -------        -------
Total stockholders' equity.....................  $  297,802      $   415,084      $436,009       $456,934       $480,998
                                                  =========       ==========       =======        =======        =======

(1) As adjusted to give effect to an increase in the number of shares sold which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.

(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.

(3) Pro forma data includes shares to be held by Kearny MHC after completion of the stock offering. Kearny MHC is currently the sole stockholder of Kearny Financial Corp. and holds 10,000 shares of common stock of Kearny Financial Corp. Upon completion of the offering, Kearny MHC will hold 70% of the total shares of Kearny Financial Corp. to be outstanding.

(4) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plan that may be adopted by Kearny Financial Corp. and presented for approval by the stockholders after the offering. An amount equal to 4.9% of the total number of shares outstanding after the offering, including the shares held by Kearny MHC, would be reserved for issuance upon the exercise of options to be granted under the stock option plan following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan on page
         __.

(5) The historical additional paid-in capital amount represents the initial capitalization of the mid-tier holding company upon its formation in 2001 ($500,000 was received by Kearny Financial Corp. for the 10,000 shares issued to Kearny MHC).

         The pro forma additional paid-in capital amounts include this initial $500,000 capitalization. The pro forma additional paid-in capital amounts are net of stock offering expenses and represent the amount paid for the shares sold in the offering at $10.00 per share, less the par value of outstanding shares. Because Kearny Financial Corp. is selling only 30% of the total shares to be outstanding upon completion of the offering, the additional paid-in capital represents the net proceeds for the sale of those shares, less the par value of all of the shares outstanding upon completion of the offering including the shares that will be held by Kearny MHC. For example, at the midpoint, 55,000,000 shares will be outstanding upon completion of the offering, 30% of which (16,500,000 shares) would have been sold at $10.00 per share for gross proceeds of $165,000,000. With estimated stock offering expenses of $2,813,000 at the midpoint, estimated net proceeds are $162,187,000. The additional paid-in capital at the midpoint represents the net proceeds of $162,187,000 plus the existing capital of $500,000 (totaling $162,687,000) less the par value of 55,000,000 shares, or $5,500,000, resulting in additional paid-in capital of $157,187,000.

(6) Assumes that 8% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Kearny Financial Corp., concurrent with the offering. For an estimate of the impact of the loan on earnings, see Pro Forma Data on page __. Kearny Federal Savings Bank intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __. If the employee stock ownership plan is unable to purchase stock in the stock offering due to an oversubscription in the offering by eligible account holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights on page __.

(7) Assumes that an amount equal to 1.96% of the total number of shares outstanding after the offering, including the shares held by Kearny MHC, is purchased by the restricted stock plan following the stock offering. The stock purchased by the restricted stock plan is reflected as a reduction of stockholders' equity. See footnote (2) to the table under Pro Forma Data on page __.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Kearny
Financial Corp. are currently estimated to be between $117.3 million at the minimum and $159.1 million at the maximum of the offering range, respectively (or $183.2 million at the maximum, as adjusted, if the independent valuation is increased by 15%), based on the following assumptions:

o shares sold in the offering will be sold in either the subscription offering or the community offering, with no shares being sold in a syndicated community offering;

o an amount equal to the cost of purchasing 8% of the shares sold in the offering will be loaned to the employee stock ownership plan to fund its purchase at an assumed purchase price of $10.00 per share;

o an amount equal to 1.96% of the total number of outstanding shares, including the shares held by Kearny MHC, will be acquired by the restricted stock plan through open market purchases at an assumed purchase price of $10.00 per share; and

o expenses of the offering, including the fees and expenses of Sandler O'Neill & Partners, L.P., are estimated to be approximately $2.6 million at the minimum and $3.0 million at the maximum of the offering range ($3.3 million at the maximum, as adjusted).

         The following tables set forth Kearny Financial Corp.'s historical net income and stockholders' equity prior to the offering and pro forma net income and stockholders' equity giving effect to the offering. In preparing these tables and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.16% for the three months ended September 30, 2004 and at an average yield of 2.09% for the year ended June 30, 2004, respectively, which approximates the yield on a one-year U.S. Treasury bill on September 30, 2004 and June 30, 2004, respectively. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because we believe that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. The pro forma after-tax yield on the net proceeds is assumed to be 1.28% for the three months ended September 30, 2004 and 1.24% for the year ended June 30, 2004, respectively.

o We assumed that 8% of the shares sold in the offering were purchased in the offering by Kearny Federal Savings Bank's employee stock ownership plan at a price of $10.00 per share using funds borrowed from Kearny Financial Corp. We assumed that Kearny Federal Savings Bank would make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. We have assumed a 10-year amortization period for the loan. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan on page ____.

o We assumed that the stock option plan had been approved by stockholders of Kearny Financial Corp. and that Kearny Financial Corp. had reserved for future issuance upon the exercise of options to be granted under the plan an amount of stock equal to 4.9% of the total number of shares outstanding after the offering, including shares held by Kearny MHC, or 2,290,750, 2,695,000, 3,099,250 and 3,564,138 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range. We assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and that 30% of the options granted were non-qualified options for income tax purposes. We assumed that the options would vest at a rate of 20% per year and that compensation expense will be recognized on a straight-line basis over the 5-year vesting period. See Management - Potential Stock Benefit Plans - Stock Option Plan on page ____.

o We assumed that the restricted stock plan had been approved by stockholders of Kearny Financial Corp. and that the restricted stock plan had acquired an amount of stock equal to 1.96% of the total number of shares outstanding after the offering, including shares held by Kearny MHC, or 916,300, 1,078,000, 1,239,700 and 1,425,6555 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range at the beginning of the periods presented through open market purchases at a price of $10.00 per share using funds contributed to the restricted stock plan by Kearny Federal Savings Bank. We assumed that all shares held by the plan were granted to plan participants at the beginning of the period, that the shares would vest at a rate of 20% per year and that compensation expense will be recognized on a straight-line basis over the 5-year vesting period. See Management - Potential Stock Benefit Plans - Restricted Stock Plan on page ____.

o An effective tax rate of 40.85% is used in calculating the pro-forma net income because that is the marginal effective tax rate. The effective tax rates of 29.15% for the three months ended September 30, 2004 and 30.82% for the year ended June 30, 2004 as stated in Note 15 to the consolidated financial statements takes into account the effect of tax-exempt income from obligations of state and political subdivisions.


o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on September 30, 2004 and June 30, 2004, respectively, and no effect has been given to the assumed earnings effect of the transaction.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if Kearny Financial Corp. were liquidated. The pro forma data does not predict how much we will earn in the future. You should not use the following information to predict future results of operations.


         The tables on the following pages summarize historical and pro forma data of Kearny Financial Corp. at or for the three months ended September 30, 2004 and the year ended June 30, 2004, respectively, based on the assumptions set forth above and in the notes to the tables and should not be used as a basis for projections of market value of the stock following the stock offering. Pro forma stockholders' equity per share does not take into account the effect of intangible assets or the impact of the bad debt allowance if Kearny Financial Corp. were liquidated. Pro forma tangible stockholders' equity per share does take into account the effect of intangible assets.

                                                            At or For the Three Months Ended September 30, 2004
                                                       -----------------------------------------------------------------
                                                                                                           Maximum,
                                                         Minimum          Midpoint          Maximum       as adjusted
                                                       14,025,000        16,500,000       18,975,000       21,821,250
                                                       shares sold       shares sold      shares sold      shares sold
                                                        at $10.00         at $10.00        at $10.00       at $10.00
                                                        per share         per share        per share        per share
                                                        ---------         ---------        ---------        ---------
                                                         (Dollars in thousands, except share and per share amounts)

Gross proceeds .....................................   $    140,250     $    165,000     $    189,750     $    218,213
Less expenses ......................................         (2,585)          (2,813)          (3,041)          (3,303)
                                                       ------------     ------------     ------------     ------------
   Estimated net proceeds ..........................        137,665          162,187          186,709          214,910
Less ESOP funded by Kearny Financial Corp. .........        (11,220)         (13,200)         (15,180)         (17,457)
Less restricted stock plan adjustment ..............         (9,163)         (10,780)         (12,397)         (14,257)
                                                       ------------     ------------     ------------     ------------
   Estimated investable net proceeds ...............   $    117,282     $    138,207     $    159,132     $    183,196
                                                       ============     ============     ============     ============

Net Income:

   Historical ......................................   $      3,796     $      3,796     $      3,796     $      3,796
   Pro forma income on net proceeds ................            375              441              508              585
   Pro forma ESOP adjustment(1) ....................           (166)            (195)            (224)            (258)
   Pro forma option adjustment(2) ..................           (398)            (468)            (538)            (619)
   Pro forma restricted stock plan adjustment(3) ...           (271)            (319)            (367)            (422)
                                                       ------------     ------------     ------------     ------------
   Pro forma net income(1)(2)(3)(4) ................   $      3,336     $      3,255     $      3,175     $      3,082
                                                       ============     ============     ============     ============


Per share net income:

   Historical ......................................   $       0.08     $       0.07     $       0.06     $       0.05
   Pro forma income on net proceeds ................           0.01             0.01             0.01             0.01
   Pro forma ESOP adjustment(1) ....................          (0.00)           (0.00)           (0.00)           (0.00)
   Pro forma option adjustment(2) ..................          (0.01)           (0.01)           (0.01)           (0.01)
   Pro forma restricted stock plan adjustment(3) ...          (0.01)           (0.01)           (0.01)           (0.01)
                                                       ------------     ------------     ------------     ------------
   Pro forma net income per share ..................   $       0.07     $       0.06     $       0.05     $       0.04
                                                       ============     ============     ============     ============

Shares used in calculation of income per share(5) ..     45,642,025       53,696,500       61,750,975       71,013,621


Stockholders' equity:
   Historical ......................................   $    297,802     $    297,802     $    297,802     $    297,802
   Estimated net proceeds ..........................        137,665          162,187          186,709          214,910
   Less: Common Stock acquired by the ESOP(1) ......        (11,220)         (13,200)         (15,180)         (17,457)
   Less: Common Stock acquired by the restricted

            stock plan(3) ..........................         (9,163)         (10,780)         (12,397)         (14,257)
                                                       ------------     ------------     ------------     ------------
   Pro forma stockholders' equity(4) ...............   $    415,084     $    436,009     $    456,934     $    480,998
   Intangible assets ...............................         84,304           84,304           84,304           84,304
                                                       ------------     ------------     ------------     ------------
   Pro forma tangible stockholders' equity(4) ......   $    330,780     $    351,705     $    372,630     $    396,694
                                                       ============     ============     ============     ============


Stockholders' equity per share:
   Historical ......................................   $       6.37     $       5.41     $       4.71     $       4.09
   Estimated net proceeds ..........................           2.94             2.95             2.95             2.95
   Less: Common Stock acquired by the ESOP(1) ......          (0.24)           (0.24)           (0.24)           (0.24)
   Less: Common stock acquired by the restricted

            stock plan(3) ..........................          (0.20)           (0.20)           (0.20)           (0.20)
                                                       ------------     ------------     ------------     ------------
   Pro forma stockholders' equity per share ........   $       8.87     $       7.92     $       7.22     $       6.60
   Intangible assets ...............................           1.80             1.53             1.33             1.16
                                                       ------------     ------------     ------------     ------------
   Pro forma tangible stockholders' equity per share   $       7.07     $       6.39     $       5.89     $       5.44
                                                       ============     ============     ============     ============

Offering price as a percentage of pro forma
  stockholders' equity per share ...................         112.74%          126.26%          138.50%          151.52%
                                                       ============     ============     ============     ============
Offering price as a percentage of pro forma tangible
  stockholders' equity per share ...................         141.44%          156.49%          169.78%          183.82%
                                                       ============     ============     ============     ============
Offering price to pro forma net income per share ...         31.25x           35.71x           41.67x           50.00x
Shares used in calculation of stockholders' equity

  per share(5) .....................................     46,750,000       55,000,000       63,250,000       72,737,500


------------
(1) The pro forma net earnings assumes: (i) that Kearny Federal Savings Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the three months ended September 30, 2004 was made at the end of the period; and (ii) that 28,050, 33,000, 37,950 and 43,643 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the three months ended September 30, 2004, at an average fair value of $10.00 per share and were accounted for as a charge to expense. If the fair market value per share at the time shares are committed to be released is different than $10.00 per share, the related expense recognized will be different.

(2) The pro forma net income assumes that the options granted under the stock option plan have a value of $3.96 per option, which was determined using the Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share;
     (ii)  exercise  price is equal to the  trading  price on the date of grant;
     (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.57%; and risk-free interest rate of 4.27%. Because there is currently no market for Kearny Financial Corp.'s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of existing stockholders by approximately 4.67%. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.

(3) The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.92%, pro forma net income per share for the three months ended September 30, 2004 would be $0.08, $0.07, $0.06 and $0.05 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at September 30, 2004 would be $8.90, $7.97, $7.28 and $6.68 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. If the actual cost of the shares acquired by the restricted stock plan is different than $10.00 per share, the expense recognized will be different. There can be no assurance that stockholder approval of the restricted stock plan will be obtained or that the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan on page
     __.

(4) The retained earnings of Kearny Financial Corp. and Kearny Federal Savings Bank will continue to be substantially restricted after the stock offering. See Dividend Policy on page __ and Regulation - Regulation of Kearny Federal Savings Bank - Dividends and Other Capital Distribution Limitations on page __.

(5) For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. For purposes of calculating stockholders' equity per share, all employee stock ownership shares were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of Kearny Financial Corp. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

                                                                    At or For the Year Ended June 30, 2004
                                                      ----------------------------------------------------------------
                                                                                                            Maximum,
                                                         Minimum          Midpoint          Maximum       as adjusted
                                                       14,025,000        16,500,000       18,975,000       21,821,250
                                                       shares sold       shares sold      shares sold      shares sold
                                                        at $10.00         at $10.00        at $10.00       at $10.00
                                                        per share         per share        per share        per share
                                                       ---------         ---------        ---------        ---------
                                                         (Dollars in thousands, except share and per share amounts)

Gross proceeds .....................................   $    140,250     $    165,000     $    189,750     $    218,213
Less expenses ......................................         (2,585)          (2,813)          (3,041)          (3,303)
                                                       ------------     ------------     ------------     ------------
   Estimated net proceeds ..........................        137,665          162,187          186,709          214,910
Less ESOP funded by Kearny Financial Corp. .........        (11,220)         (13,200)         (15,180)         (17,457)
Less restricted stock plan adjustment ..............         (9,163)         (10,780)         (12,397)         (14,257)
                                                       ------------     ------------     ------------     ------------
   Estimated investable net proceeds ...............   $    117,282     $    138,207     $    159,132     $    183,196
                                                       ============     ============     ============     ============

Net Income:

   Historical ......................................   $     12,897     $     12,897     $     12,897     $     12,897
   Pro forma income on net proceeds ................          1,450            1,709            1,967            2,265
   Pro forma ESOP adjustment(1) ....................           (664)            (781)            (898)          (1,033)
   Pro forma option adjustment(2) ..................         (1,592)          (1,873)          (2,154)          (2,477)
   Pro forma restricted stock plan adjustment(3) ...         (1,084)          (1,275)          (1,467)          (1,687)
                                                       ------------     ------------     ------------     ------------
   Pro forma net income(1)(2)(3)(4) ................   $     11,007     $     10,677     $     10,345     $      9,965
                                                       ============     ============     ============     ============


Per share net income:

   Historical ......................................   $       0.27     $       0.23     $       0.20     $       0.17
   Pro forma income on net proceeds ................           0.03             0.03             0.03             0.03
   Pro forma ESOP adjustment(1) ....................          (0.01)           (0.01)           (0.01)           (0.01)
   Pro forma option adjustment(2) ..................          (0.03)           (0.03)           (0.03)           (0.03)
   Pro forma restricted stock plan adjustment(3) ...          (0.02)           (0.02)           (0.02)           (0.02)
                                                       ------------     ------------     ------------     ------------
   Pro forma net income per share ..................   $       0.24     $       0.20     $       0.17     $       0.14
                                                       ============     ============     ============     ============

Shares used in calculation of income per share(5) ..     45,684,100       53,746,000       61,807,900       71,079,085


Stockholders' equity:
   Historical ......................................   $    293,505     $    293,505     $    293,505     $    293,505
   Estimated net proceeds ..........................        137,665          162,187          186,709          214,910
   Less: Common Stock acquired by the ESOP(1) ......        (11,220)         (13,200)         (15,180)         (17,457)
   Less: Common Stock acquired by the restricted

            stock plan(3) ..........................         (9,163)         (10,780)         (12,397)         (14,257)
                                                       ------------     ------------     ------------     ------------
   Pro forma stockholders' equity(4) ...............        410,787          431,712          452,637          476,701
   Intangible assets ...............................         84,463           84,463           84,463           84,463
                                                       ------------     ------------     ------------     ------------
   Pro forma tangible stockholders' equity(4) ......   $    326,324     $    347,249     $    368,174     $    392,238
                                                       ============     ============     ============     ============


Stockholders' equity per share:
   Historical ......................................   $       6.28     $       5.34     $       4.64     $       4.04
   Estimated net proceeds ..........................           2.94             2.95             2.95             2.95
   Less: Common Stock acquired by the ESOP(1) ......          (0.24)           (0.24)           (0.24)           (0.24)
   Less: Common stock acquired by the restricted

            stock plan(3) ..........................          (0.20)           (0.20)           (0.20)           (0.20)
                                                       ------------     ------------     ------------     ------------
   Pro forma stockholders' equity per share ........           8.78             7.85             7.15             6.55
   Intangible assets ...............................           1.81             1.54             1.34             1.16
                                                       ------------     ------------     ------------     ------------
   Pro forma tangible stockholders' equity per share   $       6.97     $       6.31     $       5.81     $       5.39
                                                       ============     ============     ============     ============

Offering price as a percentage of pro forma
  stockholders' equity per share ...................         113.90%          127.39%          139.86%          152.67%
                                                       ============     ============     ============     ============
Offering price as a percentage of pro forma tangible
  stockholders' equity per share ...................         143.47%          158.48%          172.12%          185.53%
                                                       ============     ============     ============     ============
Offering price to pro forma net income per share ...         35.71x           43.48x           50.00x           55.56x
Shares used in calculation of stockholders' equity

  per share(5) .....................................     46,750,000       55,000,000       63,250,000       72,737,500


----------------
(1) The pro forma net earnings assumes: (i) that Kearny Federal Savings Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the year ended June 30, 2004 was made at the end of the period; and (ii) that 112,200, 132,000, 151,800 and 174,570 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended June 30, 2004, at an average fair value of $10.00 per share and were accounted for as a charge to expense. If the fair market value per share at the time shares are committed to be released is different than $10.00 per share, the related expense recognized will be different.

(2) The pro forma net income assumes that the options granted under the stock option plan have a value of $3.96 per option, which was determined using the Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share;
     (ii)  exercise  price is equal to the  trading  price on the date of grant;
     (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.57%; and risk-free interest rate of 4.27%. Because there is currently no market for Kearny Financial Corp.'s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of existing stockholders by approximately 4.67%. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.

(3) The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.92%, pro forma net income per share for the year ended June 30, 2004 would be $0.27, $0.23, $0.20 and $0.17 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at June 30, 2004 would be $8.81, $7.89, $7.21 and $6.62 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. If the actual cost of the shares acquired by the restricted stock plan is different than $10.00 per share, the expense recognized will be different. There can be no assurance that stockholder approval of the restricted stock plan will be obtained or that the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan on page __.

(4) The retained earnings of Kearny Financial Corp. and Kearny Federal Savings Bank will continue to be substantially restricted after the stock offering. See Dividend Policy on page __ and Regulation - Regulation of Kearny Federal Savings Bank - Dividends and Other Capital Distribution Limitations on page __.

(5) For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. For purposes of calculating stockholders' equity per share, all employee stock ownership shares were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of Kearny Financial Corp. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents Kearny Federal Savings Bank's historical and pro forma capital position relative to its regulatory capital requirements as of September 30, 2004. Pro forma capital levels assume receipt by Kearny Federal Savings Bank of 50% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data on pages ____________. The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Kearny Federal Savings Bank, see Regulation - Regulation of Kearny Federal Savings Bank - Regulatory Capital Requirements on page __.

                                                                              Pro Forma at September 30, 2004
                                                                     -------------------------------------------------------------
                                                                                    Minimum                        Midpoint
                                                    Actual, at               14,025,000 shares sold         16,500,000 shares sold
                                                September 30, 2004             at $10.00 per share            at $10.00 per share
                                          ------------------------------ ------------------------------ --------------------------
                                                           Percentage                      Percentage                 Percentage
                                              Amount      of Assets(2)       Amount       of Assets(2)      Amount   of Assets(2)
                                              ------      ------------       ------       ------------      ------   ------------
                                                                         (Dollars in thousands)

GAAP Capital(3).........................     $296,271          15.57%       $344,721          17.57%       $353,385      17.91%

Tangible Capital........................     $201,420          11.15%       $249,870          13.40%       $258,534      13.78%
Tangible Capital Requirement............       27,085           1.50          27,980           1.50          28,140       1.50
                                              -------          -----         -------          -----         -------      -----
Excess..................................     $174,335           9.65%       $221,890          11.90%       $230,394      12.28%
                                              =======          =====         =======          =====         =======      =====

Core Capital............................     $201,420          11.15%       $249,870          13.40%       $258,534      13.78%
Core Capital Requirement(4).............       54,170           3.00          55,960           3.00          56,280       3.00
                                              -------          -----         -------          -----         -------      -----
Excess..................................     $147,250           8.15%       $193,910          10.40%       $202,254      10.78%
                                              =======          =====         =======          =====         =======      =====

Total Risk-Based Capital(5)(6)..........     $213,667          33.18%       $262,117          39.96%       $270,781      41.15%
Risk-Based Capital Requirement..........       51,522           8.00          52,477           8.00          52,647       8.00
                                              -------          -----         -------          -----         -------      -----
Excess..................................     $162,145          25.18%       $209,640          31.96%       $218,134      33.15%
                                              =======          =====         =======          =====         =======      =====

Reconciliation of capital infused into
     Kearny Federal Savings Bank:
Net proceeds infused....................                                    $ 68,833                       $ 81,094
Less:
   Common stock acquired by
      employee stock ownership plan.....                                      11,220                         13,200
   Common stock acquired by
      restricted stock plan.............                                       9,163                         10,780
                                                                             -------                        -------
Pro forma increase in GAAP and
   regulatory capital...................                                    $ 48,450                       $ 57,114
                                                                             =======                        =======


                                                        Pro Forma at September 30, 2004
                                           ----------------------------------------------------------
                                                     Maximum                  Maximum, as adjusted
                                              18,975,000 shares sold         21,821,250 shares sold
                                                at $10.00 per share          at $10.00 per share(1)
                                          ------------------------------  -------------------------
                                                            Percentage                     Percentage
                                              Amount       of Assets(2)       Amount      of Assets(2)
                                              ------       ------------       ------      ------------

GAAP Capital(3).........................      $362,049         18.25%        $372,012         18.64%

Tangible Capital........................      $267,198         14.16%        $277,161         14.60%
Tangible Capital Requirement............        28,300          1.50           28,483          1.50
                                               -------         -----          -------         -----
Excess..................................      $238,898         12.66%        $248,678         13.10%
                                               =======         =====          =======         =====

Core Capital............................      $267,198         14.16%        $277,161         14.60%
Core Capital Requirement(4).............        56,599          3.00           56,966          3.00
                                               -------         -----          -------         -----
Excess..................................      $210,599         11.16%        $220,195         11.60%
                                               =======         =====          =======         =====

Total Risk-Based Capital(5)(6)..........      $279,445         42.33%        $289,408         43.67%
Risk-Based Capital Requirement..........        52,818          8.00           53,014          8.00
                                               -------         -----          -------         -----
Excess..................................      $226,627         34.33%        $236,394         35.67%
                                               =======         =====          =======         =====

Reconciliation of capital infused into
     Kearny Federal Savings Bank:
Net proceeds infused....................      $ 93,355                       $107,455
Less:
   Common stock acquired by
      employee stock ownership plan.....        15,180                         17,457
   Common stock acquired by
      restricted stock plan.............        12,397                         14,257
                                               -------                        -------
Pro forma increase in GAAP and
   regulatory capital...................      $ 65,778                       $ 75,741
                                               =======                        =======

-------------
(1) As adjusted to give effect to an increase in the number of shares issued which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of
     risk-weighted   assets.
(3) Generally accepted accounting principles, referred to as "GAAP," capital includes goodwill, intangible assets and unrealized gain (loss) on available-for-sale securities, net, which are not included in regulatory capital.
(4) The current Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See Regulation - Regulation of Kearny Federal Savings Bank - Regulatory Capital Requirements on page __.
(5)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  20%
     risk-weighting.
(6) The difference between core capital and risk-based capital is attributable to the addition of accumulated other comprehensive income of $7.0 million and the addition of general loan loss reserves of $5.3 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This discussion and analysis reflects Kearny Financial Corp.'s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Kearny Financial Corp.'s consolidated financial statements and accompanying notes to consolidated financial statements beginning on page F-1 of this document, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the consolidated financial condition and results of operations of Kearny Financial Corp. and its direct and indirect subsidiaries.

Overview

         Financial Condition and Results of Operations. Kearny Financial Corp.'s results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds.

         Our interest-earning assets consist primarily of mortgage-backed securities and investment securities, which comprised 64.5% of our total assets at June 30, 2004 while our loan portfolio comprised 26.1% of our total assets. This was a change from 50.4% and 25.5%, respectively, at June 30, 2003. The largest change in our interest-earning assets between June 30, 2003 and June 30, 2004 was a $286.2 million, or 87.9%, decrease in cash and cash equivalents and corresponding increases in the investment securities held to maturity and the mortgage-backed securities held to maturity portfolios of $148.5 million and $89.7 million, respectively. The shift from cash and cash equivalents into securities was the result of management's decision to move assets from interest-bearing deposits and securities purchased under agreements to resell into higher yielding mortgage-backed and investment securities.


         Our interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of New York. At June 30, 2004, our total deposits were $1.54 billion, compared to $1.61 billion at June 30, 2003, and our Federal Home Loan Bank of New York borrowings were $94.2 million compared to $75.7 million a year earlier. The primary factor for the decrease in deposits was the runoff of certificates of deposit due to lower interest rates paid as well as a movement by customers to alternative investment opportunities in the marketplace. Federal Home Loan Bank advances increased in order to fund the purchase of investment securities and mortgage-backed securities.


         Our net interest income decreased by 10.0%, to $46.6 million for the year ended June 30, 2004 from $51.8 million for the year ended June 30, 2003. The net interest rate spread increased slightly to 2.37% for the year ended June 30, 2004 from 2.36% for 2003 as the decreases in the average cost of interest-bearing liabilities and the average yield on interest-earning assets, which resulted primarily from lower market interest rates prevailing during the period, were nearly the same. Total interest income decreased 18.5% due to a 4.6% decrease in average balance of interest-earning assets and a 75 basis point decrease in the average yield thereof, while total interest expense decreased 28.2%, primarily as a result of the 76 basis point decrease in the average cost of interest-bearing liabilities.

         Our results of operations also depend on our provision for loan losses, non-interest income and non-interest expense. Non-interest income includes service fees and charges, including income generated by Kearny Federal Savings Bank's ATM network, and income on bank owned life insurance. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest expense decreased significantly for 2004 compared to 2003, from $44.4 million for 2003 to $29.5 million for 2004, primarily as a result of a $14.3 million decrease in merger related expenses in connection with our acquisitions of Pulaski Savings Bank and West Essex Bank. These expenses consisted mainly of the payout of employment contracts, unexercised stock options, supplemental benefit plans and incentive stock awards.

         Net income for the year ended June 30, 2004 was $12.9 million, an increase of $8.8 million, or 218.1%, from $4.1 million for 2003. The increase in net income resulted primarily from the 33.6%, or $14.9 million decrease in non-interest expense, which as discussed above was primarily due to significantly lower merger related expenses recorded in 2004 as compared to 2003, partially offset by the 10.0%, or $5.2 million, decrease in net interest income, which as discussed above is attributable in part to the 4.6%, or $87.3 million, decrease in average balance of interest-earning assets.


         During the three months ended September 30, 2004, net income was $3.8 million, as compared to $2.2 million during the three months ended September 30, 2003. The increase resulted primarily from an increase in net interest income as the interest rate spread and net interest margin for the three month period in 2004 improved by 59 basis points and 57 basis points, respectively, as compared to the same period in 2003.

         Our total assets decreased by $32.3 million, or 1.7%, to $1.90 billion at September 30, 2004 from $1.94 billion at June 30, 2004, primarily due to a $26.7 million net outflow of deposits and $10.1 million decrease in Federal Home Loan Bank advances. The primary cause of the decrease in deposits was the runoff of certificates of deposit due to lower interest rates paid as well as a movement by customers to alternative investment opportunities in the marketplace. A $46.5 million decrease in mortgage-backed securities as a result of monthly principal payments was partially offset by increases of $9.4 million in loans receivable, net and $9.9 million in investment securities. We used the cash flow from the principal payments on mortgage-backed securities to fund the aforementioned deposit outflow, reduce Federal Home Loan Bank advances, fund loans receivable and purchase investment securities.

         Stockholders' equity increased $4.3 million, or 1.5%, to $297.8 million at September 30, 2004, from $293.5 million at June 30, 2004. The increase primarily reflects net income of $3.8 million for the three months ended
September 30, 2004, along with an increase in accumulated other comprehensive income of $501,000 resulting from an increase in the unrealized gain on available for sale securities.

         Recent Acquisitions. During recent years, we have implemented an expansion strategy fueled primarily by acquisitions, and have experienced significant growth with total assets growing from $793.2 million at June 30, 1998 to $1.90 billion at September 30, 2004, securities growing from $596.9 million at June 30, 1998 to $1.21 billion at September 30, 2004, loans receivable, net growing from $152.1 million at June 30, 1998 to $515.2 million at September 30, 2004 and total deposits growing from $608.9 million at June 30, 1998 to $1.51 billion at September 30, 2004. At June 30, 1998, we had five branch offices and 75 employees, and at September 30, 2004 we had 25 branch offices and 273 employees.

         We completed our first whole bank acquisition in March 1999 with the acquisition of 1st Bergen Bancorp and the merger of South Bergen Savings Bank into Kearny Federal Savings Bank, adding $274.3 million in assets and four branch offices, giving Kearny Federal Savings Bank a total of nine branch offices following completion of this merger. In October 2002, Kearny Financial Corp. acquired Pulaski Bancorp, Inc., and Pulaski Savings Bank was merged into Kearny Federal Savings Bank. This transaction added $286.7 million in assets and seven branch offices. Additionally, we completed one deposit assumption in 1999 and opened a de novo branch in 2002. Our third whole bank acquisition was completed in July 2003 with Kearny Financial Corp.'s acquisition of West Essex Bancorp, Inc. and the merger of West Essex Bank into Kearny Federal Savings Bank, adding $369.3 million in assets and eight branch offices, bringing Kearny Federal Savings Bank's total offices to twenty-five.


         The acquisitions of Pulaski Bancorp, Inc. and West Essex Bancorp, Inc. involved institutions that were in the mutual holding company form of organization, with the minority of stock held by public stockholders and the majority of stock held by the mutual holding company. Accordingly, (i) the merger of the mutual holding companies utilized the pooling-of-interests method accounting, (ii) the acquisition of the mid-tier stock holding company's minority shareholder interests was accounted for as the acquisition of non-controlling minority interests, and (iii) the merger of the mid-tier holding companies was accounted for as a combination of entities under common control. The amounts paid to minority shareholders of Pulaski Bancorp, Inc. and West Essex Bancorp, Inc. in excess of their interests in such companies were recorded as goodwill. For additional information, see Note 2 "Business Combinations" of the Notes to the Consolidated Financial Statements.


         We intend to continue to grow. In addition to building our core banking business through internal growth, we will also actively consider expansion opportunities such as the acquisition of branches and

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

other financial institutions. We do not, however, have any current understandings, agreements or arrangements for expansion by the acquisition of any branches or other financial institutions. Furthermore, there can be no assurance that we will continue to experience such rapid growth, or any growth, in the future. We may have difficulty finding suitable sites for de novo branches and identifying and successfully acquiring branches or other financial institutions.

         Business Strategy. Our current business strategy is to seek to grow and improve our profitability by:

          o increasing the volume of our loan originations and the size of our loan portfolio relative to our securities portfolio;

          o increasing the origination of multi-family and commercial real estate loans, construction loans and commercial business loans;

          o building our core banking business through internal growth and de novo branching, as well as actively considering expansion opportunities such as the acquisition of branches and other financial institutions;

          o developing a sales culture by training and encouraging our branch personnel to promote our existing products and services to our customers; and

          o    maintaining high asset quality.

         Our deposits have traditionally exceeded our loan originations, and we have invested these deposits primarily in mortgage-backed securities and investment securities. Following our acquisition of South Bergen Savings Bank in 1999, we began focusing on growing the size of our loan portfolio. Prior to that time, our operations were more focused on obtaining deposits from the communities in which we operated our five branch offices in Bergen and Hudson counties and investing those funds in mortgage-backed and other securities. A primary focus of our current business strategy will be to increase our volume of loan originations and the size of our loan portfolio. There can be no assurance, however, that we will be successful in this effort.

         In an effort to develop our commercial business, we have recently added four experienced business development officers who will focus on commercial loan originations, and we will soon offer internet banking and cash management services to our commercial customers. Our residential loan originations have traditionally been largely advertising driven, but we plan to add regional loan originators throughout our branch network who will seek to build our residential loan portfolio.

Critical Accounting Policies

         Our accounting policies are integral to understanding the results reported and are described in detail in Note 1 of our consolidated financial statements beginning on page F-1 of this document. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities, the evaluation of securities impairment and the impairment testing of goodwill.

         Allowance for Loan Losses. The allowance for loan losses represents our best estimate of losses known and inherent in our loan portfolio that are both probable and reasonable to estimate. In determining the amount of the allowance for loan losses, we consider the losses inherent in our loan portfolio and changes in the nature and volume of our loan activities, along with general economic and real estate market conditions. We use a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Our system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment.

         Although specific and general loan loss allowances are established in accordance with management's best estimate, actual losses are dependent upon future events and, as such, further provisions for loan losses may be necessary in order to increase the level of the allowance for loan losses. For example, our evaluation of the allowance includes consideration of current economic conditions, and a change in economic conditions could reduce the ability of our borrowers to make timely repayments of their loans. This could result in increased delinquencies and increased non-performing loans, and thus a need to make increased provisions to the allowance for loan losses, which would be a charge to income during the period the provision is made, resulting in a reduction to our earnings. A change in economic conditions could also adversely affect the value of the properties collateralizing our real estate loans, resulting in increased charge-offs against the allowance and reduced recoveries, and thus a need to make increased provisions to the allowance for loan losses. Furthermore, a change in the composition of our loan portfolio or growth of our loan portfolio could result in the need for additional provisions.

         Historically, we believe our estimates and assumptions in evaluating the allowance for loan losses and setting the provision have been fairly accurate. The decrease in the ratio of the allowance for loan losses to non-performing loans to 213.65% at September 30, 2004 from 220.96% at June 30, 2004 is a result of a $148,000 increase in non-performing loans. The increase in the ratio of the allowance for loan losses to non-performing loans to 220.96% at June 30, 2004 from 177.64% at June 30, 2003 is a result of a $588,000 decrease in non-performing loans.

         Prepayment  Risks  Associated  with  Mortgage-backed   Securities.   At
September 30, 2004, June 30, 2004 and June 30, 2003, net premiums of approximately $3.3 million, $3.6 million and $3.7 million, respectively, were included in the carrying amounts of our mortgage-backed securities. We amortize the premium included in the carrying amount over the average life of the security. The mortgage-backed securities we hold in our portfolio are subject to prepayment risk because changes in interest rates can affect the expected life of these mortgage-backed securities. This means the level of prepayments must be estimated in order to estimate the average life of mortgage-backed securities.

         We evaluate the estimated average life of mortgage-backed securities on a monthly basis and adjust the amortization speed to reflect any change in the average life. Amortizing the premium faster results in a reduction of the yield on the securities, whereas slowing the amortization increases the yield.

A reduction in the yield decreases our interest income on mortgage-backed securities, while an increase in the yield increases our interest income on mortgage-backed securities.

         The assessment of the prepayment risks related to mortgage-backed securities is highly dependent upon the prediction of trends in market interest rates. A reduction in interest rates generally results in increased prepayments of mortgage-backed securities, as borrowers refinance their debt in order to reduce their borrowing cost. Correspondingly, an increase in interest rates should result in decreased prepayments and fewer refinancings. Because changes in interest rates can affect the average life of mortgage-backed securities, this makes the estimation of the prepayment risk difficult. We address this difficulty by adjusting the amortization speed monthly to reflect the current average life.


         Impairment Testing of Goodwill. Goodwill, representing the excess of amounts paid over the fair value of net assets of the institutions acquired in purchase transactions, is recorded at its fair value at the date of acquisition. Through June 30, 2002, we amortized goodwill using the straight line method over 15 years. Effective July 1, 2002, we adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," under which we no longer amortize goodwill, but test it annually for impairment. Impairment exists when the carrying value of goodwill exceeds its implied fair value. We would also test goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.


         At September 30, 2004, June 30, 2004 and June 30, 2003, we reported goodwill of $82.3 million, $82.3 million and $31.7 million, respectively. The increase from 2003 to 2004 resulted from our acquisition of West Essex Bank in which $50.5 million, the amount paid to minority stockholders of West Essex Bancorp, Inc. in excess of their interest in the fair value of net assets of West Essex Bancorp, Inc., was recorded as goodwill.

         We have tested our goodwill and concluded that no impairment charges were required to be recorded in the years ended June 30, 2004 and 2003. No impairment test has been conducted since the test as of June 30, 2004, however, as of September 30, 2004, we were not aware of any factors that would indicate an impairment. Although the value of the goodwill was determined not to be impaired at the date of the testing, the value of the goodwill can change in the future. The value of the goodwill would be expected to decrease if there was a significant decrease in the franchise value of Kearny Federal Savings Bank. If an impairment loss is determined in the future, the loss will be reflected as an expense for the period in which the impairment was determined, meaning that our net income for that period would be reduced by the amount of the impairment loss. Since beginning testing for impairment under SFAS 142 effective July 1, 2002, we have not had any impairment loss, thus we believe that historically, our estimates and assumptions in evaluating the value of the goodwill have been accurate.

         Other-than-Temporary Impairment of Securities. We evaluate on a monthly basis whether any securities are other-than-temporarily impaired. In making this determination, we consider the extent and duration of the impairment, the nature and financial health of the issuer, our ability and intent to hold securities for a period of time sufficient to allow for any anticipated recovery in market value and other factors relevant to specific securities, such as the credit risk of the issuer and whether a guarantee or insurance applies to the security. This evaluation method has not changed during the three fiscal years ended June 30, 2004 or the three month period ended September 30, 2004. If a security is determined to be other-than-temporarily impaired, an impairment loss is charged to income during the period the impairment loss is found to exist, resulting in a reduction to our earnings for that period.

         As of September 30, 2004 and June 30, 2004, we concluded that any unrealized losses in the securities available for sale, mortgage-backed securities held to maturity and investment securities held to maturity portfolios were temporary in nature because they were primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, we have the intent and ability to hold these investments for the time necessary to recover the amortized cost. Future events that would materially change this conclusion and require an impairment loss to be charged to operations include a change in the credit quality of the issuers. We believe that historically, our estimates and assumptions in evaluating whether any securities are other-than-temporarily impaired have been accurate.

         Effective June 30, 2004, we adopted Emerging Issues Task Force ("EITF") Issuance No. 03-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments," which requires quantitative and qualitative disclosures for investment securities that are impaired at the balance sheet date, but for which other-than-temporary impairment has not been recognized. Under EITF 03-1, individual securities are considered impaired when fair value is less than amortized cost. Adoption of EITF 03-01 has not changed our policies for determining whether any securities are other-than-temporarily impaired.

Comparison of Financial Condition at September 30, 2004 and June 30, 2004

         Our total assets decreased by $32.3 million, or 1.7%, to $1.90 billion at September 30, 2004 from $1.94 billion at June 30, 2004, primarily due to a $26.7 million net outflow of deposits and $10.1 million decrease in Federal Home Loan Bank advances. Mortgage-backed securities held to maturity decreased $46.5 million, partially offset by growth of $9.4 million in loans receivable, net and $9.9 million in investment securities held to maturity.


         Mortgage-backed securities decreased $46.5 million, or 6.0%, to $724.9 million at September 30, 2004, from $771.4 million at June 30, 2004 as a result of monthly principal payments. We used this cash flow to fund the aforementioned deposit outflow, reduce Federal Home Loan Bank advances, fund loans receivable and purchase investment securities held to maturity.

         Loans receivable, net of deferred fees and the allowance for loan losses, increased $9.4 million, or 1.9%, to $515.2 million at September 30, 2004, from $505.8 million at June 30, 2004. The increase came primarily in one-to-four family mortgage loans, partially offset by decreases in commercial business loans and construction loans.

         Investment securities held to maturity increased $9.9 million, or 2.3%, to $445.8 million at September 30, 2004, from $435.9 million at June 30, 2004. The increase came exclusively in the tax-exempt category as we purchased municipal securities during the three-month period.

         Deposits, which decreased $26.7 million, or 1.7%, to $1.51 billion at September 30, 2004, from $1.54 billion at June 30, 2004 were the most significant cause of the decrease in total liabilities. The primary factor for this decrease was the runoff of certificates of deposit due to lower interest rates paid as well as a movement by customers to alternative investment opportunities in the marketplace.

         Federal Home Loan Bank advances decreased $10.1 million, or 10.7%, to $84.1 million at September 30, 2004, from $94.2 million at June 30, 2004 primarily resulting from an adavance that matured in July of 2004 that was not renewed.

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

         Stockholders' equity increased $4.3 million, or 1.5%, to $297.8 million at September 30, 2004, from $293.5 million at June 30, 2004. The increase primarily reflects net income of $3.8 million for the three months ended
September 30, 2004, along with an increase in accumulated other comprehensive income of $501,000 resulting from an increase in the unrealized gain on available for sale securities.

Comparison of Operating Results for the Three Months Ended September 30, 2004 and 2003

         General. Net income for the three months ended September 30, 2004 was $3.8 million, an increase of $1.6 million, or 72.7%, from $2.2 million for the three months ended September 30, 2003. The increase in net income resulted primarily from an increase in net interest income.

         Net Interest Income. Net interest income increased by $2.3 million, or 21.9%, to $12.8 million for the three months ended September 30, 2004 from $10.5 million for the three months ended September 30, 2003. The net interest rate spread increased to 2.65% for the three months ended September 30, 2004 from 2.06% for the three months ended September 30, 2003. The net interest margin increased 57 basis points to 2.87% for the three months ended September 30, 2004 compared with 2.30% for the three months ended September 30, 2003.


         The net interest spread primarily improved due to a 43 basis point decrease in the cost of average interest-bearing liabilities to 1.82% for the three months ending September 30, 2004, from 2.25% for the three months ending September 30, 2003. The net interest spread also improved due to a 16 basis point increase in the yield on average interest-earning assets to 4.47% for the three months ending September 30, 2004, from 4.31% for the three months ending September 30, 2003.


         The increase in the net interest margin is largely reflective of the increase in the ratio of average interest-earning assets to average interest-bearing liabilities to 114.31% for the three months ended September 30, 2004, from 112.13% for the three months ended September 30, 2003.


         Interest Income. Total interest income increased $251,000, or 1.3%, to $19.9 million for the three months ended September 30, 2004, from $19.7 million for the three months ended September 30, 2003. Average interest-earning assets decreased $41.9 million, or 2.3%, to $1.78 billion for the three months ended September 30, 2004, from $1.82 billion for the three months ended September 30, 2003. However, the aforementioned 16 basis points increase in yield offset the decline in average interest-earning assets, leading to the increase in interest income. We attribute the increase in interest income primarily to the reinvestment of cash and cash equivalents in higher yielding loans receivable, investment securities held to maturity and mortgage-backed securities held to maturity.


         Interest income on loans receivable decreased $527,000, or 6.9%, to $7.1 million for the three months ended September 30, 2004, from $7.7 million for the three months ended September 30, 2003. The average balance of loans receivable increased $12.5 million, or 2.5%, to $510.7 million for the three months ended September 30, 2004, from $498.2 million for the three months ended September 30, 2003. However, a decrease in the average yield on loans receivable to 5.59% for the three months ended September 30, 2004, from 6.15% for the three months ended September 30, 2003, offset the increase in the average balance of loans outstanding. An increased marketing effort contributed to the increase in average loans receivable. The lower yield reflects generally lower interest rates on originations and downward rate adjustments on adjustable rate and floating rate loans.


         Interest income on investment securities, including both taxable and tax-exempt issues, increased $783,000, or 24.3%, to $4.0 million for the three months ended September 30, 2004 from $3.2 million for the three months ended September 30, 2003. The increase resulted from an increase of $103.5 million, or 27.3%, in the average balance of investment securities to $482.0 million for the three months ended September 30, 2004 from $378.5 million for the three months ended September 30, 2003. However, a decrease in the average yield on investment securities to 3.33% for the three months ended September 30, 2004, from 3.41% for the three months ended September 30, 2003, partially offset the increase in the average balance of investment securities. The increased average balance reflects the reinvestment of cash flows from mortgage-backed securities held to maturity as well as the redeployment of cash and cash equivalents. The lower yield resulted from principal repayments on older higher yielding securities while new purchases occurred in a lower interest rate environment.


         Interest income on mortgage-backed securities held to maturity increased $673,000, or 8.4%, to $8.6 million for the three months ended September 30, 2004 from $8.0 million for the three months ended September 30, 2003. This was a result of a $95.3 million, or 14.4%, increase in the average balance of mortgage-backed securities held to maturity to $755.0 million for the three months ended September 30, 2004 from $659.7 million for the three months ended September 30, 2003. The increase in the average balance more than offset the decrease in the average yield to 4.58% for the three months ended September 30, 2004 from 4.84% for the three months ended September 30, 2003. The increase in the average balance of mortgage-backed securities held to maturity resulted from the redeployment of cash and cash equivalents. The decrease in yield resulted from principal repayments received on older higher yielding securities while new purchases occurred in a lower interest rate environment.

         Interest income on other interest-earning assets decreased $678,000, or 85.5%, to $115,000 for the three months ended September 30, 2004 from $793,000 for the three months ended September 30, 2003. This was a result of a $200.0 million, or 100%, decrease in the average balance of securities purchased under agreements to resell and a $53.3 million, or 60.7%, decrease in the average balance of other interest-earning assets to $34.6 million for the three months ended September 30, 2004 from $87.9 million for the three months ended September 30, 2003. There was a 21 basis point increase in the average yield on other interest-earning assets to 1.33% for the three months ended September 30, 2004, from 1.12% for the three months ended September 30, 2003. The substantial decrease in the average balances was due to the use of assets in these categories to invest in higher yielding securities. We attribute the improvement in yield to the dividend paid on Federal Home Loan Bank stock relative to short term market interest rates.


         Interest Expense. Total interest expense decreased $2.1 million, or 22.4%, to $7.1 million for the three months ended September 30, 2004 from $9.2 million for the three months ended September 30, 2003. The decrease resulted primarily from a decrease in the average cost of interest-bearing liabilities to 1.82% for the three months ended September 30, 2004 from 2.25% for the three months ended September 30, 2003. The average balance of interest-bearing liabilities declined to $1.56 billion for the three months ended September 30, 2004 as compared to $1.63 billion for the three months ended September 30, 2003. Average cost decreased due to lower market interest rates prevailing during the period.


         Interest expense on deposits decreased $2.0 million, or 24.7%, to $6.1 million for the three months ended September 30, 2004 from $8.1 million for the three months ended September 30, 2003. Interest expense on deposits declined primarily due to a decrease in the average cost of interest-bearing deposits to 1.66% for the three months ended September 30, 2004 from 2.09% for the three months ended September 30, 2003 and a decrease in deposits. The average cost of certificates of deposit declined to 2.11% from 2.49%, the average cost of savings and club accounts declined to 1.03% from 1.54% and the average cost of interest-bearing demand accounts increased from 0.71% to 0.72%. The average balance of interest-bearing deposits decreased $78.4 million, or 5.1%, to $1.47 billion for the three months ended September 30, 2004 from $1.55 billion for the three months ended September 30, 2003. Average certificates of deposit declined to $884.7 million from $984.7 million, average savings and club accounts increased to $481.7 million from $458.6 million and average interest-bearing demand accounts decreased to $106.6 million from $108.0 million. We believe this shift in deposit composition reflects a movement to alternative investment opportunities in the marketplace as well as a shift to liquidity, while awaiting possible future interest rate increases. We expect this shift in deposit composition may continue to the extent that interest rates continue to remain low. In our current estimation, we do not expect that the potential deposit run-off, as a result of depositors moving to alternative investment opportunities and shifting their assets into more liquid deposit categories while awaiting possible future interest rate increases, will have a material effect on our liquidity.


         Interest expense on Federal Home Loan Bank advances decreased $75,000, or 7.0%, to $991,000 for the three months ended September 30, 2004 from $1.1 million for the three months ended September 30, 2003. The average balance increased $10.7 million, or 14.1%, to $86.1 million for the three months ended September 30, 2004 from $75.4 million for the three months ended September 30, 2003. However, a decrease in the average cost to 4.60% for the three months ended September 30, 2004 from 5.65% for the three months ended September 30, 2003 offset the increase in the average balance. The increase in the average balance resulted from additional borrowings, but at a lower cost due to their relatively short remaining term to maturity, in a continuing low interest rate environment.

         Provision for Loan Losses. We charge to operations provisions for loan losses at a level required to reflect credit losses in the loan portfolio that are both probable and reasonable to estimate. Management, in determining the allowance for loan losses, considers the losses inherent in the loan portfolio and changes in the nature and volume of our loan activities, along with general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We establish a specific loan loss allowance for an impaired loan based on delinquency status, size of loan, type of collateral and/or appraisal of the underlying collateral and financial condition of the borrower. We base general loan loss allowances upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment.


         There was a $151,000 provision for loan losses made during the three months ended September 30, 2004. Total loans increased to $519.7 million at September 30, 2004 from $510.2 million at June 30, 2004. Non-performing loans were $2.5 million, or 0.48%, of total loans at September 30, 2004, as compared to $2.3 million, or 0.46%, of total loans at June 30, 2004. The allowance for loan losses as a percentage of gross loans outstanding was 1.02% at September 30, 2004 and 1.01% at June 30, 2004, reflecting balances of $5.3 million and $5.1 million, respectively.


         Management assesses the allowance for loan losses monthly. While management uses available information to recognize losses on loans, additional loan loss provisions may be necessary in the future based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. We maintained the allowance for loan losses as of September 30, 2004 at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable.

         Non-Interest Income. Non-interest income increased $56,000, or 12.8%, to $494,000 for the three months ended September 30, 2004 compared to $438,000 for the three months ended September 30, 2003. The increase was primarily the result of a gain from the sale of a trust preferred security during the three months ended September 30, 2004, offset by a reduction in fees and service charge income due to the lower average balance of deposits for the three months ended September 30, 2004 as compared to the 2003 period.

         At September 30, 2004, we had a $3.9 million investment in bank owned life insurance. The returns on the investment of the cash value of the policy generate non-interest income. We acquired this investment in connection with our acquisition of West Essex Bank in 2003; it covers the former president and chief executive officer and former chief lending officer of West Essex Bank.

         During the three months ending September 30, 2004, we recognized a $71,000 gain, included in non-interest income, from the sale of a security in our available for sale portfolio. There was no such gain recorded in the three months ending September 30, 2003.


         Non-Interest Expense. Excluding merger related expenses, non-interest expense increased $638,000, or 8.9%, to $7.8 million for the three months ended September 30, 2004, from $7.2 million for the three months ended September 30, 2003. The increase consisted primarily of a $458,000 increase in salaries and employee benefits.


         The merger related expenses of $592,000 recorded during the three months ended September 30, 2003, consisted primarily of fees due to attorneys and financial advisors.


         Salaries and employee benefits increased $458,000, or 10.9%, to $4.7 million for the three months ended September 30, 2004, compared to $4.2 million for the three months ended September 30, 2003. The increase was the result of normal salary increases, increased benefit costs and hiring of additional staff, including four business development officers. We anticipate higher benefits costs during the remainder of fiscal 2005, as we expect to contribute significantly more to fund the employee pension plan.

         All other elements of non-interest expense totaled $3.1 million for the three months ended September 30, 2004; an increase of $180,000, or 6.1%, from the $3.0 million total for the three months ended September 30, 2003. This increase primarily reflects normal increases in the cost of office occupancy and equipment.


         Management expects increased expenses in the future because of the establishment of the employee stock ownership plan and the potential stock benefit plans, as well as increased costs associated with being a public company such as periodic reporting, annual meetings, retention of a transfer agent and professional fees.


         Furthermore, non-interest expense for the three months ended September 30, 2004 does not reflect the impact of our new 53,000 square feet administrative building in Fairfield, New Jersey. We estimate the total cost of this building will be $13.5 million, including furniture, fixtures and equipment; capitalizing the cost of the building, net of land, with amortization taking place over forty years. Additionally, we estimate the annual operating expense of this new building, excluding depreciation, will be approximately $450,000. We expect to open a de novo branch office in Lacey, New Jersey in the first quarter of 2005, with a total cost of approximately $2.3 million. During 2005, we also plan to replace three office locations with new buildings, at an estimated cost of approximately $1.9 million per branch. Furthermore, in December of 2004, we acquired a 3.7 acre parcel of land in West Caldwell, New Jersey for approximately

$2.3 million. We intend to construct a branch office at this location and subdivide and lease to third parties the portion of land not used for the branch building. Expenses related to the planned expansion of our operations through de novo branching and the acquisition of branches or other financial institutions could affect earnings in future periods.


         Provision for Income Taxes. The provision for income taxes increased $604,000, or 63.0%, to $1.6 million for the three months ended September 30, 2004 from $958,000 for the three months ended September 30, 2003. The effective income tax rates were 29.2% for the three months ended September 30, 2004 as compared to 30.0% for the three months ended September 30, 2003. We attribute the increase in income tax expense to an increase in pre-tax income, which increased $2.2 million, or 67.8%, to $5.4 million for the three months ended September 30, 2004, from $3.2 million for the three months ended September 30, 2003.

Comparison of Financial Condition at June 30, 2004 and June 30, 2003

         Our total assets decreased by $60.0 million, or 3.0%, to $1.94 billion at June 30, 2004 from $2.0 billion at June 30, 2003, primarily due to a $76.2 million net outflow of deposits, partially offset by an $18.5 million increase in Federal Home Loan Bank advances.

         The decrease in total assets was most pronounced in cash and cash equivalents, which decreased $286.2 million, or 87.9%, to $39.5 million at June 30, 2004 from $325.7 million at June 30, 2003, in order to offset the aforementioned deposit outflow and to fund increases in the securities portfolios. The securities portfolios, including both securities available for sale and securities held to maturity, increased $242.0 million, or 24.0%, to $1.25 billion at June 30, 2004, from $1.01 billion at June 30, 2003. Investment securities held to maturity increased $148.6 million, or 51.7%, to $435.9 million at June 30, 2004, from $287.3 million at June 30, 2003. Mortgage-backed securities held to maturity increased $89.8 million, or 13.2%, to $771.4 million at June 30, 2004, from $681.6 million at June 30, 2003. In both cases, the increases were the result of investing funds previously held in cash equivalents in order to increase overall yield. We would not expect further similarly large investments of the funds currently held in cash equivalents into the securities portfolio since a sufficient amount of cash equivalents is necessary to maintain sufficient liquidity.

         Loans receivable decreased marginally to $505.8 million at June 30, 2004, from $509.2 million at June 30, 2003. One-to -four family residential mortgage loans decreased by $8.2 million to $358.2 million from $366.4 million, as repayments exceeded originations and purchases during the year ended June 30, 2004. Multi-family and commercial real estate mortgage loans increased by $12.3 million to $83.4 million, reflecting our strategy to build this part of our loan portfolio.

         The West Essex Bancorp, Inc. merger was consummated on July 1, 2003. As a result, goodwill increased $50.6 million, or 159.6%, to $82.3 million at June 30, 2004, from $31.7 million at June 30, 2003. The $67.9 million deposit for acquisition of West Essex Bancorp, Inc. at June 30, 2003 was paid to West Essex stockholders.


         Premises and equipment increased by $6.8 million, or 34.0%, to $26.6 million from $19.9 million. This increase resulted mainly from a $5.9 million increase in construction in progress in connection with the construction of our new 53,000 square feet administrative building in Fairfield, New Jersey. We began moving management staff and administrative operations into parts of this building in October 2004 and completed the move-in phase in December 2004.

         Total deposits decreased by $76.2 million, or 4.7%, to $1.54 billion at June 30, 2004, from $1.61 billion at June 30, 2003. The primary factor for this decrease was the runoff of certificates of deposit due to lower interest rates paid.

         Federal Home Loan Bank advances increased $18.5 million, or 24.4%, to $94.2 million at June 30, 2004 from $75.7 million at June 30, 2003. The increase in Federal Home Loan Bank advances was used to fund the purchase of investment securities and mortgage-backed securities held-to-maturity. New advances drawn were fixed rate borrowings with maturities of less than one year.

         Stockholders' equity decreased $2.2 million, or 0.7%, to $293.5 million at June 30, 2004 from $295.7 million at June 30, 2003, primarily reflecting a $17.3 million reduction related to the purchase, on July 1, 2003, of 100% of the outstanding minority owned shares of West Essex Bancorp, Inc., partially offset by net income of $12.9 million for the twelve months ended June 30, 2004, along with an increase in accumulated other comprehensive income of $2.3 million reflecting an increase in the unrealized gain on available for sale securities.

Comparison of Operating Results for the Years Ended June 30, 2004 and June 30, 2003

         General. Net income for the year ended June 30, 2004 was $12.9 million, an increase of $8.8 million, or 218.1%, from $4.1 million for 2003. The increase in net income resulted primarily from a decrease in non-interest expense primarily due to significantly lower merger related expenses recorded in 2004 as compared to 2003, partially offset by a decrease in net interest income.

         Net Interest Income. Net interest income decreased by $5.2 million, or 10.0%, to $46.6 million for the year ended June 30, 2004 from $51.8 million for the year ended June 30, 2003. The net interest rate spread increased slightly to 2.37% for the year ended June 30, 2004 from 2.36% for 2003. The net interest margin decreased 16 basis points to 2.59% for the year ended June 30, 2004 compared with 2.75% for the year ended June 30, 2003. The net interest rate spread changed little as the 76 basis point reduction in the cost of interest-bearing liabilities was closely matched by the 75 basis point decline in the average yield on interest-earning assets. The decrease in the net interest margin is largely reflective of the decrease in the ratio of interest-earning assets to interest-bearing liabilities to 112.46% for the year ended June 30, 2004, from 116.54% for the year ended June 30, 2003.

         Interest Income. Total interest income decreased $17.8 million, or 18.5%, to $78.7 million for the year ended June 30, 2004, from $96.5 million for the year ended June 30, 2003, due to decreases in average interest-earning assets, which declined $87.3 million, or 4.6%, to $1.79 billion from $1.88 billion, and average yield, which declined to 4.38% from 5.13%.

         Interest income on loans receivable decreased $7.8 million, or 21.3%, to $28.9 million for the year ended June 30, 2004, from $36.7 million for the year ended June 30, 2003. The primary factor for the decrease in interest income on loans was a decrease in the average yield on loans to 5.79% for the year ended June 30, 2004, from 6.71% for the year ended June 30, 2003 which was accompanied by a $47.0 million decrease in the average balance of loans receivable from $546.5 million for the year ended June 30, 2003, to $499.5 million for the year ended June 30, 2004. The decreased average balance reflects the high pace of refinancing and prepayment activity which resulted from the low interest rate environment and which exceeded origination volume. The lower yield reflects generally lower interest rates on originations and downward rate adjustments on adjustable rate and floating rate loans.

         Interest income on investment securities, including both taxable and tax-exempt issues, increased $5.3 million, or 58.2%, to $14.4 million for the year ended June 30, 2004 from $9.1 million for the year ended June 30, 2003. The increase resulted from an increase of $171.6 million, or 67.6%, in the average balance of investment securities to $425.3 million during the year ended June 30, 2004 from $253.7 million during the year ended June 30, 2003, partially offset by a decrease in the average yield on investment securities to 3.39% during the year ended June 30, 2004 from 3.60% during the year ended June 30,
2003. The lower yield reflects generally lower interest rates available on securities purchased during the current year. The increased average balance reflects the reinvestment of cash flows from repayments of loans and mortgage-backed securities held to maturity, reflecting management's decision to shift assets from those vulnerable to high prepayments, as well as the redeployment of cash and cash equivalents, reflecting management's decision to move assets from low yielding interest-bearing deposits and securities purchased under agreements to resell into higher yielding securities.

         Interest income on mortgage-backed securities decreased $13.8 million, or 28.9%, to $34.0 million for the year ended June 30, 2004 from $47.8 million for the year ended June 30, 2003. This was a result of a $162.9 million, or 18.6%, decrease in the average balance of mortgage-backed securities to $713.4 million during the year ended June 30, 2004 from $876.3 million during the year ended June 30, 2003, along with a decrease in the average yield to 4.76% during the year ended June 30, 2004 from 5.45% during the year ended June 30, 2003. The decrease in the average balance of mortgage-backed securities was due to high repayment levels due to accelerated prepayments and refinancing of the underlying mortgage loans, with a significant portion of the cash flows being reinvested in investment securities. The decline in yield resulted from principal repayments received on older higher yielding securities while new purchases were made in a lower interest rate environment.


         Interest income on securities purchased under agreements to resell and other interest-earning assets decreased $1.6 million, or 55.2%, to $1.3 million for the year ended June 30, 2004 from $2.9 million for the year ended June 30, 2003. This was a result of a $49.0 million, or 23.9%, decrease in the average balance of these assets to $156.3 million during the year ended June 30, 2004 from $205.3 million during the year ended June 30, 2003, along with a decrease in the average yield to 0.85% during the year ended June 30, 2004 from 1.42% during the year ended June 30, 2003. The decrease in the average balance was due to the use of assets in these categories to invest in higher yielding securities and to fund deposit outflows. The decline in yield resulted from lower short-term market interest rates.


         Interest Expense. Total interest expense decreased $12.6 million, or 28.2%, to $32.1 million for the year ended June 30, 2004 from $44.7 million for the year ended June 30, 2003, primarily as a result of a decrease in the average cost of interest-bearing liabilities to 2.01% during the year ended June 30, 2004 from 2.77% during the year ended June 30, 2003. The average balance of interest-bearing liabilities declined slightly to $1.60 billion during the year ended June 30, 2004 as compared to $1.61 billion during the year ended June 30, 2003. Average cost decreased due to lower market interest rates prevailing during the period.

         Interest expense on deposits decreased $11.8 million, or 29.6%, to $28.1 million for the year ended June 30, 2004 from $39.9 million for the year ended June 30, 2003, primarily due to a decrease in the average cost of interest-bearing deposits to 1.85% during the year ended June 30, 2004 from 2.63% during the year ended June 30, 2003. The average cost of certificates of deposit declined to 2.25% from 3.22%, the average cost of savings and club accounts declined to 1.23% from 1.58%, and the average cost of interest-bearing demand accounts declined to 0.80% from 1.09%. The average balance of interest-bearing deposits remained relatively stable overall at $1.52 billion, although a shift from certificates of deposit to savings and club and demand accounts took place. Certificates of deposit declined to $963.1 million from $1.0 billion, savings and club accounts increased to $448.5 million from $417.8 million, and interest-bearing demand accounts increased to $109.8 million from $98.9 million. This shift in deposit composition reflects the impact of the lower interest rate environment.

         Interest expense on Federal Home Loan Bank advances decreased $769,000, or 16.1%, to $4.0 million for the year ended June 30, 2004 from $4.8 million for the year ended June 30, 2003, as a result of a decrease in the average balance to $74.3 million during the year ended June 30, 2004 from $95.9 million during the year ended June 30, 2003, which more than offset an increase in the average cost to 5.40% during the year ended June 30, 2004 from 4.99% during the year ended June 30, 2003. Both the decline in average balance and the increase in average cost were the result of the repayment of lower cost short-term debt during 2004.

         Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect credit losses in the loan portfolio that are both probable and reasonable to estimate. Management, in determining the allowance for loan losses, considers the losses inherent in the loan portfolio and changes in the nature and volume of our loan activities, along with the general economic and real estate market conditions. We utilize a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. A specific loan loss allowance is established for an impaired loan based on delinquency status, size of loan, type of collateral and/or appraisal of the underlying collateral and financial condition of the borrower. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment.

         There was no provision for loan losses made during the years ended June 30, 2004 and 2003. During the year ended June 30, 2004, total loans decreased slightly to $510.2 million at June 30, 2004 from $512.4 million at June 30, 2003. Non-performing loans were $2.3 million, or 0.46%, of total loans at June 30, 2004, as compared to $2.9 million, or 0.57%, of total loans at June 30, 2003. The allowance for loan losses as a percentage of gross loans outstanding was 1.01% at both June 30, 2004 and 2003, reflecting balances of $5.1 million and $5.2 million, respectively. The increase in the ratio of the allowance for loan losses to non-performing loans to 220.96% at June 30, 2004 from 177.64% at June 30, 2003 is a result of a $588,000 decrease in non-performing loans from $2.9 million at June 30, 2003 to $2.3 million at June 30, 2004.

         Management assesses the allowance for loan losses monthly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of June 30, 2004 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable.

         Non-Interest Income. Non-interest income decreased $287,000, or 15.5%, to $1.6 million for the year ended June 30, 2004 compared to $1.8 million for the year ended June 30, 2003. The decrease was primarily a result of a reduction in fees and service charge income due to the deposit outflow experienced during the year.

         At June 30, 2004, we had a $3.8 million investment in bank owned life insurance. The returns on the investment of the cash value of the policy generate non-interest income. This investment was acquired in our acquisition of West Essex Bank in 2003 and covers the former president and chief executive officer and former chief lending officer of West Essex Bank.

         Non-Interest Expense. Non-interest expense decreased $14.9 million, or 33.6%, to $29.5 million for the year ended June 30, 2004, from $44.4 million for the year ended June 30, 2003. The decrease was primarily a result of decreases of $14.3 million in merger related expenses and $440,000 in salaries and employee benefits.

         Merger related expenses decreased $14.3 million to $592,000 for the year ended June 30, 2004, from $14.9 million for the year ended June 30, 2003. Included in the amount recorded during the year ended June 30, 2003 are $12.3 million in expenses related to the payout of employment contracts, unexercised stock options, supplemental benefit plans and incentive stock awards as a result of both the Pulaski and West Essex mergers. The expenses recorded for the year ended June 30, 2004, and the remaining expenses for the year ended June 30, 2003, consisted primarily of fees due to attorneys and financial advisors for their work related to the mergers.

         Salaries and employee benefits decreased $440,000, or 2.6%, to $16.5 million for the year ended June 30, 2004, compared to $17.0 million for the year ended June 30, 2003. The decrease was the result of the elimination of several management and non-management positions related to the merger with West Essex, the impact of which more than offset normal increases in salary and benefit levels.

         All other elements of non-interest expense totaled $12.4 million for the year ended June 30, 2004, a decrease of $111,000, or 0.9%, from the $12.5 million total for the year ended June 30, 2003. This decrease reflects costs savings realized as a result of the West Essex merger, partially offset by normal increases in these elements.

         Management expects increased expenses in the future as a result of the establishment of the employee stock ownership plan and the potential stock benefit plans, as well as increased costs associated with being a public company such as periodic reporting, annual meetings, retention of a transfer agent, and professional fees.


         Furthermore, non-interest expense for the year ended June 30, 2004 does not reflect the impact of our new 53,000 square feet administrative building in Fairfield, New Jersey. We began moving management staff and administrative operations into parts of this building in October 2004 and completed the move-in phase in December 2004. The total cost of this building is expected to be approximately $13.5 million, which cost will be capitalized and amortized over a forty-year period. Additionally, it is estimated that the annual operating expense of this new building, excluding depreciation, will be approximately $450,000. We expect to open a de novo branch office in Lacey, New Jersey in the first quarter of 2005, with a total cost of approximately $2.3 million. During 2005, we also plan to replace three office locations with new buildings, at an estimated cost of approximately $1.9 million per branch. Furthermore, in December of 2004, we acquired a 3.7 acre parcel of land in West Caldwell, New Jersey for approximately $2.3 million. We intend to construct a branch office at this location and subdivide and lease to third parties the portion of land not used for the branch building. Expenses related to the planned expansion of our operations through de novo branching and the acquisition of branches or other financial institutions could also impact earnings in future periods.


         Provision for Income Taxes. The provision for income taxes increased $508,000 to $5.7 million for the year ended June 30, 2004 from $5.2 million for the year ended June 30, 2003. The effective income tax rates were 30.8% for the year ended June 30, 2004 as compared to 56.4% for the year ended

June 30, 2003. The income tax expense for the year ended June 30, 2003 was higher than usual due to the presence of non-deductible merger related costs and excess compensation expenses, partially offset by a tax benefit related to a former employee benefit plan. The impact of these items was to increase income tax expense for the year ended June 30, 2003 by approximately $1.9 million. Excluding these items, the effective tax rate for the year ended June 30, 2003 would have been 36.2%.

Comparison of Financial Condition at June 30, 2003 and June 30, 2002

         Our total assets increased by $90.8 million, or 4.8%, to $2.0 billion at June 30, 2003 from $1.9 billion at June 30, 2002. The increase was reflected in cash and cash equivalents, partially offset by an overall decrease in our securities and loan portfolios, and was funded by growth in deposits.

         Cash and cash equivalents increased by $228.7 million, or 235.8%, to $325.7 million at June 30, 2003 from $97.0 million at June 30, 2002, as heavy prepayments of mortgage-backed securities and loans receivable were experienced and a significant portion of these funds received were maintained in cash equivalents pending reinvestment in the securities portfolios.

         Our securities portfolios, including both available for sale securities and held to maturity securities, decreased by $140.9 million, or 12.3%, to $1.01 billion at June 30, 2003 from $1.15 billion at June 30, 2002. Mortgage-backed securities held to maturity decreased $286.9 million, or 29.6%, to $681.6 million from $968.5 million due to higher prepayments in the declining interest rate environment. Investment securities held to maturity increased $147.9 million, or 106.1%, to $287.3 million from $139.4 million as the funds received from mortgage-backed security repayments and prepayments were partially reinvested in this portfolio as part of a strategy to shift assets away from securities experiencing high prepayments. Securities available for sale decreased marginally to $37.8 million at June 30, 2003, from $39.7 million at June 30, 2002.

         Loans decreased by $81.9 million, or 13.9%, to $509.2 million at June 30, 2003 from $591.1 million at June 30, 2002. The decrease in loans primarily resulted from higher than normal loan repayments due to the low market interest rate environment in 2002 and the first half of 2003. The decrease in the loan portfolio was largely experienced in the one-to-four family mortgage loan area, which decreased $92.6 million to $366.4 million at June 30, 2003, from $459.0 million at June 30, 2002, reflecting the high pace of refinancing and prepayment activity which resulted from the low interest rate environment and which exceeded origination volume. Other loan types changed as follows: multi-family and commercial real estate loans increased by $11.7 million to $71.1 million as part of our strategy to build this part of our loan portfolio, commercial business loans decreased by $4.4 million to $2.4 million, consumer loans increased by $1.3 million to $61.4 million and construction loans increased by $2.2 million to $11.2 million.

         At June 30, 2003, we had an outstanding $67.9 million deposit set aside for the buyout of the minority stockholders of West Essex Bancorp, Inc., which was utilized when the West Essex merger transaction was consummated on July 1, 2003. No similar asset existed at June 30, 2002.

         Total deposits increased by $134.0 million, or 9.1%, to $1.61 billion at June 30, 2003 from $1.48 billion at June 30, 2002. The majority of this growth was in certificates of deposit and savings accounts, which increased $56.0 million, or 5.9%, and $67.5 million, or 17.2%, respectively, during the fiscal year ended June 30, 2003. The increase was largely a result of the opening of the Wyckoff branch in May 2002. The increased deposit growth was used to purchase securities and repay Federal Home Loan Bank advances.

         Federal Home Loan Bank advances decreased $36.4 million, or 32.5%, to $75.7 million at June 30, 2003 from $112.1 million at June 30, 2002, as maturing advances were repaid and not renewed using a portion of the funds provided by deposit growth.

         Equity decreased $6.8 million, or 2.2%, to $295.7 million at June 30, 2003, from $302.5 million at June 30, 2002, primarily as a result of a $10.3 million reduction related to the purchase, on October 18, 2002, of 100% of the outstanding minority owned shares of Pulaski Bancorp, Inc. and $1.3 million in unrealized losses on available for sale securities, partially offset by net income of $4.1 million.

Comparison of Operating Results for the Years Ended June 30, 2003 and June 30, 2002

         General. Net income for the year ended June 30, 2003 was $4.1 million, a decrease of $12.4 million, or 75.4%, from $16.5 million for the year ended June 30, 2002. The decrease in net income was due to a $15.3 million increase in non-interest expense, primarily attributable to approximately $12.9 million of expenses related to the West Essex merger and approximately $2.0 million of expenses related to the Pulaski merger, partially offset by a $2.7 million decrease in income taxes.

         Net Interest Income. Net interest income increased by $78,000, or 0.2 %, to $51.8 million for the year ended June 30, 2003, from $51.7 million for the year ended June 30, 2002. The net interest rate spread increased slightly to 2.36% for the year ended June 30, 2003 from 2.35% for the year ended June 30, 2002, while the net interest margin decreased during the period to 2.75% from 2.95%. The net interest rate spread changed little as the 94 basis point reduction in the cost of interest-bearing liabilities was closely matched by the 93 basis point decline in the average yield on interest-earning assets. The decrease in the net interest margin is largely reflective of the decrease in the ratio of interest-earning assets to interest-bearing liabilities to 116.54% for the year ended June 30, 2003, from 119.58% for the year ended June 30, 2002.

         Interest Income. Total interest income decreased by $9.7 million, or 9.1%, to $96.5 million for the year ended June 30, 2003 from $106.2 million for the year ended June 30, 2002. The primary factor for the decrease in interest income was a decrease in the average yield of interest-earning assets from 6.06% for the year ended June 30, 2002 to 5.13% for the year ended June 30, 2003. Partially offsetting the decreased yield was a $129.0 million, or 7.4%, increase in the average balance of interest-earning assets. Average yield decreased due to lower market interest rates prevailing during the period. The increase in average assets was funded by an overall increase in average deposits.

         Interest income on loans receivable decreased $6.6 million, or 15.2%, to $36.7 million for the year ended June 30, 2003, from $43.3 million for the year ended June 30, 2002. The primary factors for the decrease in loan interest income were a decrease of $56.6 million in the average balance of loans receivable along with a decrease in the average yield on loans receivable to 6.71% from 7.17%. The decrease in average loans was the result of the higher than normal loan repayments which resulted from the low interest rate environment and which exceeded origination volume. The decrease in the average yield on loans receivable reflected decreased market rates of interest on originations as well as downward interest rate adjustments on floating rate and adjustable rate loans.

         Interest income on investment securities, including both taxable and tax-exempt issues, decreased $794,000, or 8.0%, to $9.1 million for the year ended June 30, 2003, from $9.9 million for the year ended June 30, 2002. The decrease resulted from a decrease in the average yield on investment securities to 3.60% during the year ended June 30, 2003, from 5.25% during the year ended June 30, 2002, which was partially offset by an increase of $64.6 million, or 34.2%, in the average balance of investment securities to $253.7 million during the year ended June 30, 2003, from $189.1 million during the year ended June 30, 2002. The lower yield reflects $108.7 million of maturities and calls of higher yielding issues, as well as the generally lower interest rates available on the securities purchased during the year ended June 30, 2003. The increased average balance reflects the reinvestment of a portion of the cash flow from repayments of loans and mortgage-backed securities held to maturity.

         Interest income on mortgage-backed securities decreased $2.4 million, or 4.8%, to $47.8 million for the year ended June 30, 2003 from $50.2 million for the year ended June 30, 2002. This decrease was a result of a decrease in the average yield to 5.45% during the year ended June 30, 2003, from 5.93% during the year ended June 30, 2002, partially offset by an increase of $28.7 million, or 3.4%, in the average balance of mortgage-backed securities to $876.3 million during the year ended June 30, 2003, from $847.6 million during the year ended June 30, 2002. The decline in yield resulted from principal repayments received on older higher yielding securities while new purchases were made in a lower interest rate environment. The change in average balance was not considered significant.


         Interest income on securities purchased under agreements to resell and other interest-earning assets increased $170,000, or 6.2%, to $2.92 million for the year ended June 30, 2003, from $2.75 million for the year ended June 30, 2002. This was a result of a $92.3 million, or 81.7%, increase in the average balance of these assets to $205.3 million during the year ended June 30, 2003, from $113.0 million during the year ended June 30, 2002, partially offset by a decrease in the average yield to 1.42% during the year ended June 30, 2003, from 2.44% during the year ended June 30, 2002. The increase in the average balance was due to the accumulation of assets in these categories which resulted from heavy repayments on the securities portfolios. The decline in yield resulted from lower short-term market interest rates.

         Interest Expense. Total interest expense decreased $9.7 million, or 17.8%, to $44.7 million for the year ended June 30, 2003 from $54.4 million for the year ended June 30, 2002, primarily as a result of a decrease in the average cost of interest-bearing liabilities to 2.77% during the year ended June 30, 2003, from 3.71% during the year ended June 30, 2002, partially offset by a $149.0, or 10.2%, increase in the average balance of interest-bearing liabilities to $1.61 billion during the year ended June 30, 2003, as compared to $1.47 billion during the year ended June 30, 2002. Average cost decreased due to lower market interest rates prevailing during the period. The growth in average interest-bearing liabilities is attributed to the growth of the deposit base.


         Interest expense on deposits decreased $9.2 million, or 18.7%, to $39.9 million for the year ended June 30, 2003, from $49.1 million for the year ended June 30, 2002. The decrease in interest expense on deposits primarily resulted from a decrease in the average cost to 2.63% for the year ended June 30, 2003, from 3.61% for the year ended June 30, 2002, partially offset by a $160.6 million, or 11.8 %, increase in the average balance of interest-bearing deposits to $1.52 billion during the year ended June 30, 2003, as compared to $1.36 billion during the year ended June 30, 2002. The decreased average cost was a result of the decline in market interest rates from 2002 to 2003. The increase in the average balance of interest-bearing deposits was the result of both interest credited to accounts and growth of the deposit base. Certificates of deposit increased to $1.0 billion from $924.0 million, savings and club accounts increased to $417.8 million from $340.7 million, and interest-bearing demand accounts increased to $98.9 million from $93.6 million.

         Interest expense on Federal Home Loan Bank advances decreased $587,000, or 10.9%, to $4.8 million for the year ended June 30, 2003, from $5.4 million for the year ended June 30, 2002, primarily as a result of a decrease in the average balance of outstanding advances to $95.9 million for the year ended

June 30, 2003, from $107.5 million for the year ended June 30, 2002. The average cost remained relatively unchanged at 4.99% and 5.00%, respectively.

         Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect credit losses in the loan portfolio that are both probable and reasonable to estimate. Management, in determining the allowance for loan losses, considers the losses inherent in the loan portfolio and changes in the nature and volume of our loan activities, along with the general economic and real estate market conditions. We utilize a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. A specific loan loss allowance is established for an impaired loan based on delinquency status, size of loan, type of collateral and/or appraisal of the underlying collateral and financial condition of the borrower. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment.

         There was no provision for losses for the year ended June 30, 2003, as compared to $3,000 for the year ended June 30, 2002. The overall loan portfolio reflected an $81.8 million, or 13.8%, decrease in total loans. The allowance for loan losses as a percentage of gross loans outstanding increased to 1.01% at June 30, 2003, from 0.87% at June 30, 2002, reflecting balances of $5.2 million and $5.2 million, respectively. Non-performing loans as a percentage of gross loans increased only slightly to 0.57% at June 30, 2003, as compared to 0.55% at June 30, 2002.

         Non-Interest Income. Non-interest income increased $82,000, or 4.6%, to $1.85 million for the year ended June 30, 2003, as compared to $1.77 million for the year ended June 30, 2002. This minimal increase in non-interest income for 2003, as compared to 2002, was consistent with management's expectations.

         Non-Interest Expense. Non-interest expense increased $15.3 million, or 52.6%, to $44.4 million for the year ended June 30, 2003, from $29.1 million for the year ended June 30, 2002. The increase was primarily a result of a $14.3 million increase in merger related expenses, partially offset by a $2.3 million decrease in goodwill and intangible asset amortization.

         Merger related expenses increased $14.3 million to $14.9 million for the year ended June 30, 2003, from $619,000 for the year ended June 30, 2002. Included in the amount recorded during the year ended June 30, 2003, are $12.3 million in expenses related to the payout of employment contracts, unexercised stock options, supplemental benefit plans and incentive stock awards as a result of both the Pulaski and West Essex mergers. The remaining expenses recorded for the year ended June 30, 2003, and for the year ended June 30, 2002, consisted primarily of fees due attorneys and financial advisors for their work related to the mergers.

         Goodwill and intangible asset amortization decreased to $636,000 for the year ended June 30, 2003, from $2.9 million for the year ended June 30, 2002, due to the adoption, effective July 1, 2003, of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 eliminated the amortization of goodwill and, accordingly, no goodwill related amortization expense was recognized during the year ended June 30, 2003. Goodwill amortization totaled $2.3 million during the year ended June 30, 2002.

         All other elements of non-interest expense totaled $28.8 million for the year ended June 30, 2003, an increase of $3.3 million, or 12.9%, over the $25.5 million amount for the year ended June 30, 2002.

The increases in these elements are attributable to the growth of the institution and were reflected in salary and employee benefits, net occupancy expenses, equipment, advertising, and miscellaneous expenses.

         Provision for Income Taxes. The provision for income taxes decreased $2.7 million to $5.2 million for the year ended June 30, 2003, from $7.9 million for the year ended June 30, 2002. The effective income tax rates were 56.4% for the year ended June 30, 2003, as compared to 32.5% for the year ended June 30, 2002. The income tax expense for the year ended June 30, 2003, was higher than usual due to the presence of non-deductible merger related costs and excess compensation expenses, partially offset by a tax benefit related to a former employee benefit plan. The impact of these items was to increase income tax expense for the year ended June 30, 2003, by approximately $1.9 million. Excluding these items, the effective tax rate for the year ended June 30, 2003, would have been 36.2%. The effective tax rate for the year ended June 30, 2003, was expected to be higher than in the preceding year due to the effect of a change in the New Jersey statutory tax rate whereby the statutory tax rate was increased from 3% to 9% effective January 1, 2002.

         Average Balance Sheet. The following table sets forth certain information relating to Kearny Financial Corp. at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily, weekly and monthly balances. Management does not believe that the use of other than daily balances has caused any material differences in the information presented in the table.

                              At September 30,                          For the Three Months Ended September 30,
                          -------------------------  -----------------------------------------------------------------------------
                                    2004                              2004                                    2003
                          -------------------------  --------------------------------------- -------------------------------------
                              Actual     Actual        Average                   Average       Average                   Average
                             Balance   Yield/Cost      Balance     Interest    Yield/Cost      Balance      Interest    Yield/Cost
                             -------   ----------      -------     --------    ----------      -------      --------    ----------
                                                              (Dollars in thousands)
Interest-earning
assets:
 Loans receivable,
   net(1)..............    $  515,196     5.63%     $ 510,730     $ 7,132          5.59%    $ 498,160     $ 7,659          6.15%
 Mortgage-backed
   securities
   held to maturity....       724,876     4.83        754,994       8,649          4.58       659,658       7,976          4.84
Investment
securities:(2)
   Tax-exempt..........       172,419     3.84        167,206       1,608          3.85       125,304       1,284          4.10
   Taxable.............       314,685     3.05        314,754       2,403          3.05       253,147       1,944          3.07
 Securities purchased
   under agreements
   to resell...........             -        -              -           -             -       200,000         546          1.09
 Other interest-earning
   assets(3)...........        30,318     1.85         34,585         115          1.33        87,891         247          1.12
                           ----------              ----------     -------                  ----------     -------
  Total interest-earning
    assets.............     1,757,494     4.60      1,782,269      19,907          4.47     1,824,160      19,656          4.31
                                                                  -------                                 -------
Non-interest-earning
  assets...............       146,715                 141,747                                 140,155
                           ----------              ----------                              ----------
  Total assets.........    $1,904,209              $1,924,016                              $1,964,315
                           ==========              ==========                              ==========

Interest-bearing
liabilities:
 Interest-bearing
   demand..............    $  106,444     0.75      $ 106,638    $    192          0.72     $ 108,047    $    193          0.71
 Savings and club......       484,117     1.00        481,667       1,246          1.03       458,645       1,769          1.54
 Certificates of
   deposit.............       869,184     2.11        884,725       4,674          2.11       984,699       6,130          2.49
 Federal Home Loan
   Bank advances.......        84,100     4.62         86,103         991          4.60        75,436       1,066          5.65
                           ----------              ----------     -------                  ----------      ------
  Total interest-
    bearing
    liabilities........     1,543,845     1.80      1,559,133       7,103          1.82     1,626,827       9,158          2.25
                                                                   ------                                  ------
Non-interest-bearing
  liabilities..........        62,562                  70,552                                  57,545
                           ----------              ----------                              ----------
 Total liabilities.....     1,606,407               1,629,685                               1,684,372
Stockholders' equity...       297,802                 294,331                                 279,943
                           ----------              ----------                              ----------
 Total liabilities
   and stockholders'
   equity..............    $1,904,209              $1,924,016                              $1,964,315
                           ==========              ==========                              ==========
Net interest income....                                           $12,804                                 $10,498
                                                                  =======                                 =======
Interest rate
  spread(4)............                   2.80%                                    2.65%                                   2.06%
                                         =====                                    =====                                  ======
Net yield on interest-
  earning  assets(5)...                                                            2.87%                                   2.30%
                                                                                  =====                                   =====
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities..........           1.14x                   1.14x                                   1.12x
                                ======                  ======                                  ======

-----------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2)  Includes both available for sale and held to maturity securities.
(3) Includes interest-bearing deposits at other banks, federal funds purchased and Federal Home Loan Bank of New York capital stock.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Average Balance Sheet. The following table sets forth certain information relating to Kearny Financial Corp. at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily, weekly and monthly balances. Management does not believe that the use of other than daily balances has caused any material differences in the information presented in the table.


                                                                      For the Year Ended June 30,
                         At June 30,     ------------------------------------------------------------------------------------------
                            2004                      2004                         2003                         2002
                   --------------------- -----------------------------  --------------------------  ------------------------------
                               Actual                        Average                      Average                         Average
                       Actual  Yield/      Average            Yield/    Average           Yield/    Average                Yield/
                       Balance Cost        Balance Interest    Cost     Balance  Interest  Cost     Balance    Interest     Cost
                      -------  ------      ------- -------- ---------   -------  -------- -------   -------    --------  ---------
                                                                        (Dollars in thousands)
Interest-
earning assets:
 Loans
   receivable,
   net(1)..........   $505,794  5.60%  $   499,510  $28,919    5.79%    $546,521  $36,673  6.71%  $ 603,131   $43,258     7.17%
 Mortgage-backed
   securities
   held to
   maturity........    771,353  4.86       713,422   33,980    4.76      876,348   47,764  5.45     847,646    50,225     5.93
Investment
securities:(2)
   Tax-exempt......    161,469  3.89       141,630    5,702    4.03       98,626    4,346  4.41      64,767     3,066     4.73
   Taxable.........    315,965  3.03       283,708    8,724    3.07      155,051    4,787  3.09     124,323     6,861     5.52
 Securities
   purchased under
   agreements to
   resell..........         --    --        95,385      982    1.03      118,077    1,577  1.34      36,538       938     2.57
 Other interest-
   earning
   assets(3).......     29,872  1.13        60,885      347    0.57       87,238    1,345  1.54      76,415     1,814     2.37
                   -----------         -----------  -------           ----------   ------        ----------  --------
  Total interest-
    earning assets.  1,784,453  4.60     1,794,540   78,654    4.38    1,881,861   96,492  5.13   1,752,820   106,162     6.06
                                                     ------                       ------                      -------
Non-interest-
  earning assets...    152,065             144,698                        83,357                     61,711
                     ---------           ---------                    ----------                 ----------
  Total assets..... $1,936,518          $1,939,238                    $1,965,218                 $1,814,531
                     =========           =========                     =========                  =========
Interest-bearing
liabilities:
 Interest-bearing
   demand.......... $  103,648  0.75   $   109,830      882    0.80   $   98,926    1,074  1.09      93,638     1,289     1.38
 Savings and club..    481,466  1.00       448,509    5,508    1.23      417,780    6,604  1.58     340,655     7,873     2.31
 Certificates of
   deposit.........    897,019  1.92       963,089   21,692    2.25    1,002,229   32,230  3.22     924,011    39,907     4.32
 Federal Home Loan
  Bank advances....     94,234  4.21        74,340    4,018    5.40       95,853    4,787  4.99     107,459     5,374     5.00
                    ----------           ---------   ------           ----------  -------         ---------   -------
  Total interest-
    bearing
    liabilities....  1,576,367  1.70     1,595,768   32,100    2.01    1,614,788   44,695  2.77   1,465,763    54,443     3.71
                                                     ------                        ------                      ------
Non-interest-
  bearing
  liabilities......     66,646              57,846                        56,217                     51,560
                    ----------           ---------                    ----------                 ----------
 Total liabilities.  1,643,013           1,653,614                     1,671,005                  1,517,323
Stockholders'
  equity...........    293,505             285,624                       294,213                    297,208
                     ---------           ---------                    ----------                  ---------
 Total liabilities
   and stockholders'
   equity.......... $1,936,518          $1,939,238                    $1,965,218                 $1,814,531
                     =========           =========                     =========                  =========
Net interest
  income...........                                 $46,554                       $51,797                     $51,719
                                                     ======                        ======                      ======
Interest rate
  spread(4)........             2.90%                          2.37%                       2.36%                          2.35%
                                ====                           ====                        ====                           ====
Net yield on
  interest-
  earning
  assets(5)........                                            2.59%                       2.75%                          2.95%
                                                               ====                        ====                           ====
Ratio of average
  interest-earning
  assets to
  average
  interest-bearing
  liabilities......       1.13x               1.12x                         1.17x                      1.20x
                        ======              ======                         =====                      =====

-----------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2)  Includes both available for sale and held to maturity securities.
(3) Includes interest-bearing deposits at other banks federal funds purchased and Federal Home Loan Bank of New York capital stock.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table reflects the sensitivity of Kearny Financial Corp.'s interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and
(3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                             Three Months
                                          Ended September 30,              Year Ended June 30,               Year Ended June 30,
                                    -------------------------------  -------------------------------- ------------------------------
                                              2004 vs. 2003                    2004 vs. 2003                    2003 vs. 2002
                                    -------------------------------  -------------------------------- ------------------------------
                                          Increase (Decrease)                Increase (Decrease)           Increase (Decrease)
                                                 Due to                           Due to                           Due to
                                    -------------------------------  ------------------------------ --------------------------------
                                    Volume        Rate         Net     Volume    Rate         Net     Volume     Rate         Net
                                    ------       ------       -----    ------   ------       -----    ------    ------       ----
                                                                               (In thousands)
Interest and dividend income:
 Loans receivable ............... $    188    $   (715)   $   (527) $ (2,989) $ (4,765)   $ (7,754) $ (3,911) $ (2,674)   $ (6,585)
 Mortgage-backed securities
   held to maturity .............    1,115        (442)        673    (8,201)   (5,583)    (13,784)    1,674    (4,135)     (2,461)
 Investment securities:
   Tax-exempt ...................      407         (83)        324     1,758      (402)      1,356     1,500      (220)      1,280
   Taxable ......................      472         (13)        459     3,968       (31)      3,937     1,427    (3,501)     (2,074)
 Securities purchased under
   agreements to resell..........     (273)       (273)       (546)     (270)     (325)       (595)    1,266      (627)        639
 Other interest-earning assets ..     (171)         39        (132)     (323)     (675)       (998)      230      (699)       (469)
                                  --------    --------    --------  --------  --------    --------  --------  --------    --------
  Total interest-earning assets . $  1,738    $ (1,487)   $    251  $ (6,057) $(11,781)   $(17,838) $  2,186  $(11,856)   $ (9,670)
                                  ========    ========    ========  ========  ========    ========  ========  ========    ========

Interest expense:
 Interest-bearing demand ........ $     (3)   $      2    $     (1) $    112  $   (304)   $   (192) $     69  $   (284)   $   (215)
 Savings and club ...............       85        (608)       (523)      456    (1,552)     (1,096)    1,546    (2,815)     (1,269)
 Certificates of deposit ........     (582)       (874)     (1,456)   (1,210)   (9,328)    (10,538)    3,157   (10,834)     (7,677)
 Advances from Federal
   Home Loan Bank ...............      139        (214)        (75)   (1,138)      369        (769)     (576)      (11)       (587)
                                  --------    --------    --------  --------  --------    --------  --------  --------    --------
   Total interest-bearing
     liabilities ................ $   (361)   $ (1,694)   $ (2,055) $ (1,780) $(10,815)   $(12,595) $  4,196  $(13,944)   $ (9,748)
                                  ========    ========    ========  ========  ========    ========  ========  ========    ========

Change in net interest income ... $  2,099    $    207    $  2,306  $ (4,277) $   (966)   $ (5,243) $ (2,010) $  2,088    $     78
                                  ========    ========    ========  ========  ========    ========  ========  ========    ========

                                       55

Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the majority of our assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, management expects that changes in interest rates may have a significant, adverse impact on our net interest income.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as loans and securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets are generally fixed for a contractual period of time. We, like many savings institutions, have liabilities that generally have shorter contractual maturities than our assets, such as certificates of deposit, or have no stated maturity, such as savings and money market deposits. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, which consist primarily of long-term, fixed-rate securities, may not increase as rapidly as the interest paid on our liabilities.

         We are vulnerable to volatility in our earnings as a result of an increase in interest rates because the majority of our interest-earning assets consist of long-term, fixed rate assets. At September 30, 2004, 84.9% of our loans with contractual maturities of greater than one year had fixed rates of interest, and 79.1% of our total loans had contractual maturities of ten or more years. At September 30, 2004, we held $724.9 million of mortgage-backed securities, representing 38.1% of our assets. We invest generally in fixed-rate securities and substantially all of our mortgage-backed securities at September 30, 2004 had contractual maturities of ten or more years. In an increasing rate environment, our cost of funds is expected to increase more rapidly than the interest earned on our loan portfolio and securities portfolio because our primary source of funds is deposits with generally shorter maturities than the maturities on our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets will be detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios may be less than the increase in the rates we would pay on deposits and borrowings.

         In a period of falling interest rates, prepayments of loans and mortgage-backed securities generally will increase as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because in a falling rate environment we are generally not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. A falling rate environment would result in a decrease in rates we pay on deposits and borrowings, but the decrease in the cost of our funds may not be as great as the decrease in the yields on our mortgage-backed securities and loan portfolios. This could cause a narrowing of our net interest rate spread and could cause a decrease in our earnings.

         The Board of Directors has established an Interest Rate Risk Management Committee, comprised of Directors Hopkins, Regan, Aanensen, Mazza and Parow, which is responsible for monitoring interest rate risk. Our Chief Financial Officer also participates in this committee as a management liaison. The committee meets quarterly to address management of our assets and liabilities, including review of our short term liquidity position; loan and deposit pricing and production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to our interest rate risk policy and strategies as it considers necessary and appropriate.


         Quantitative Analysis. The following tables present Kearny Federal Savings Bank's net portfolio value as of September 30, 2004 and June 30, 2004, respectively. The net portfolio values shown in these tables was calculated by the Office of Thrift Supervision, based on information provided by Kearny Federal Savings Bank.



                              At September 30, 2004
                  --------------------------------------------------------------

                                                       Net Portfolio Value
                   Net Portfolio Value           as % of Present Value of Assets
                   -------------------           -------------------------------
  Changes in                                        Net Portfolio    Basis Point
   Rates(1)        $ Amount   $ Change   % Change    Value Ratio        Change
   --------        --------   --------   --------    -----------        ------
                 (Dollars in thousands)
+300 bp            166,167   -136,551       -45%          9.46%         -635 bp
+200 bp            212,904    -89,814       -30%         11.76%         -405 bp
+100 bp            258,914    -43,804       -14%         13.89%         -191 bp
   0 bp            302,718                               15.81%
-100 bp            330,752     28,034        +9%         16.95%         +114 bp

----------------
(1) The -200bp and -300bp scenarios are not shown due to the low prevailing interest rate environment.

         This analysis also indicated that as of September 30, 2004 an immediate and permanent 2.0% increase in interest rates would cause an approximately 14% decrease in our net interest income.



                                     At June 30, 2004
                    ------------------------------------------------------------
                                                      Net Portfolio Value
                       Net Portfolio Value       as % of Present Value of Assets
                    -------------------------    -------------------------------
  Changes in                                       Net Portfolio     Basis Point
   Rates(1)        $ Amount   $ Change  % Change    Value Ratio        Change
   --------        --------   --------  --------    -----------        ------
                 (Dollars in thousands)
+300 bp            135,922   -145,263      -52%          7.70%         -687 bp
+200 bp            184,947    -96,238      -34%         10.16%         -441 bp
+100 bp            232,894    -48,291      -17%         12.42%         -215 bp
      0 bp         281,185                              14.57%
- 100  bp          315,088     33,903      +12%         15.98%         +141 bp


---------------
(1) The -200bp and -300bp scenarios are not shown due to the low prevailing interest rate environment.


         This analysis also indicated that as of June 30, 2004 an immediate and permanent 2.0% increase in interest rates would cause an approximately 15% decrease in our net interest income.


         Future interest rates or their effect on net portfolio value or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities, such as demand deposits and savings accounts, may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         Notwithstanding the discussion above, the quantitative interest rate analysis presented above indicates that a rapid increase in interest rates would adversely affect our net interest margin and earnings.


Liquidity and Commitments

         We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

         Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. The largest use of cash by investing activities during the year ended June 30, 2004 was to fund the purchase of $425.1 million of mortgage-backed securities. At June 30, 2004, our cash and cash equivalents totaled $39.5 million, as compared to $325.7 million at June 30, 2003. Heavy prepayments of mortgage-backed securities and loans receivable were experienced during the year ended June 30, 2003 and a significant portion of these funds received were maintained in cash equivalents pending reinvestment in the securities portfolios. Cash and cash equivalents increased by 235.8%, to $325.7 million at June 30, 2003 from $97.0 million at June 30, 2002. The decrease in cash and cash equivalents during 2004 also offset a decrease in cash provided by financing activities as total deposits declined during 2004 by $76.2 million compared to an increase in total deposits during 2003 of $134.0 million.

         Our primary sources of funds are deposits, amortization, prepayments and maturities of mortgage-backed securities and outstanding loans, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. agency securities. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At September 30, 2004, the total approved loan origination commitments outstanding amounted to $11.7 million and commitments to purchase participation interests in loans totaled $607,000. At the same date, unused lines of credit were $28.7 million and construction loans in process were $5.6 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2004, totaled $668.7 million. Although the average cost of deposits decreased throughout 2004, management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Kearny Federal Savings Bank. At September 30, 2004, the total collateralized borrowing limit was $97.8 million, of which we had $84.1 million outstanding, giving us the ability at September 30, 2004, to borrow an additional $13.7 million from the Federal Home Loan Bank of New York as a funding source to meet commitments and for liquidity purposes.


         If the need for additional borrowing arises, we have the option of pledging additional collateral to significantly increase our collateralized borrowing limit and enable us to obtain advances up to a total borrowing limit of 25% of our assets. For example, in the event that we are unable or unwilling to pay market rates on the significant amount of certificates of deposit maturing in one year or less, we could obtain replacement funding by pledging additional collateral, thus securing a greater borrowing limit and generating the ability to borrow additional funds from the Federal Home Loan Bank. At September 30, 2004, our total Federal Home Loan Bank borrowing limit was $476.1 million and we had the ability to pledge additional collateral to increase our collateralized borrowing limit from $97.8 million to the full $476.1 million limit. At September 30, 2004, we had $1.21 billion of securities we could pledge as collateral in order to obtain secured borrowings, of which $97.8 million was pledged.


         As noted above, loan prepayments are greatly influenced by general interest rates. At September 30, 2004, 82.8% of our loan portfolio consisted of fixed rate loans with maturities of greater than one year. If a rising interest rate environment were to occur, our liquidity would be affected because we would expect that the rate of prepayments on fixed rate loans would decrease, thus decreasing the amount of funds coming from prepayments and reducing our liquidity.


         The  following  table   discloses  our   contractual   obligations  and
commitments as of September 30, 2004.



                                                           Less Than                                      After
                                              Total          1 Year       1-3 Years      4-5 Years       5 Years
                                             -------       ---------      ---------      ---------      --------
                                                                       (In thousands)

Federal Home Loan Bank advances...........   $84,100         $22,556         $6,217       $45,327        $10,000
                                             -------         -------         ------       -------        -------
    Total.................................   $84,100         $22,556         $6,217       $45,327        $10,000
                                             =======         =======         ======       =======        =======


                                             Total
                                            Amounts       Less Than                                       Over
                                           Committed        1 Year        1-3 Years     4-5 Years       5 Years
                                           ---------       --------       ---------     ---------      --------
                                                                       (In thousands)
Lines of credit(1)........................   $28,668         $     -         $5,118       $     -        $23,550
Construction loans in process.............     2,862           2,862              -             -              -
Other commitments to extend credit(1).....     9,449           9,449              -             -              -
                                             -------         -------         ------       -------        -------
    Total.................................   $40,979         $12,311         $5,118       $     -        $23,550
                                             =======         =======         ======       =======        =======

----------------
(1)  Represents amounts committed to customers.

         Our material capital expenditure plans include the completion of our new administrative building in Fairfield, New Jersey with anticipated post-September 30, 2004 expenditures of $3.3 million. The total cost of this building is expected to be approximately $13.5 million, which cost will be capitalized and amortized over a forty-year period. Our capital expenditure plans also include the Lacey, New Jersey de novo branch office, expected to open in the first quarter of 2005. The total cost of the Lacey office is estimated to be approximately $2.3 million. Additional capital expenditure plans relate to renovations and significant improvements to seven branch offices, which includes the replacement of three office locations with new buildings. We expect to complete such renovations, improvements and construction by the end of calendar year 2005, and we anticipate approximately $7.1 million in funds will be required for the plans related to these seven offices. Furthermore, in December of 2004, we acquired a 3.7 acre parcel of land in West Caldwell, New Jersey. We intend to construct a branch office at this location and subdivide and lease to third parties the portion of land not used for the branch building.


         The general business purpose of these expenditures is to maintain and improve Kearny Federal Savings Bank's facilities. We anticipate that cash flows from our normal operations will be a sufficient source of funds for these expenditure plans.

Off-Balance Sheet Arrangements


         We are a party to financial instruments with off-balance-sheet risk in the normal course of our business of investing in loans and securities as well as in the normal course of maintaining and improving Kearny Federal Savings Bank's facilities. These financial instruments include significant purchase commitments, such as commitments related to capital expenditure plans and commitments to purchase investment securities or mortgage-backed securities, and commitments to extend credit to meet the financing needs of our customers. At September 30, 2004, we had no significant off-balance sheet commitments to purchase securities and our significant purchase commitments as of September 30, 2004 related to capital expenditure plans consisted of anticipated post-September 30, 2004 expenditures of approximately $3.3 million in connection with the completion of our new administrative building in Fairfield, New Jersey.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments. At September 30, 2004, the total approved loan origination commitments outstanding amounted to $11.7 million and commitments to purchase participation interests in loans totaled $607,000. At the same date, unused lines of credit were $28.7 million and construction loans in process were $5.6 million. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For additional information regarding our outstanding lending commitments at September 30, 2004, see Note 16 of the Notes to the Consolidated Financial Statements beginning on page F-1.


Capital

         Consistent with its goals to operate a sound and profitable financial organization, Kearny Federal Savings Bank actively seeks to maintain a well capitalized institution in accordance with regulatory standards. As of September 30, 2004, Kearny Federal Savings Bank exceeded all capital requirements of the Office of Thrift Supervision. Kearny Federal Savings Bank's regulatory capital ratios at September 30, 2004 were as follows: core capital 11.15%; Tier I risk-based capital 31.27%; and total risk-based capital 33.18%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Impact of Inflation

         The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of non-interest expense. Expense items such as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

         In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results.


         In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This statement revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees, and its related implementation guidance. Under SFAS No. 123 (revised 2004), a public entity such as Kearny
Financial Corp. will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the reward (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For public entities, such as Kearny Financial Corp., that do not or will not file as small business issuers, SFAS No. 123 (revised 2004) is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.

         The aforementioned pronouncements related to stock-based payments have no effect on Kearny Financial Corp.'s historical consolidated financial statements as we do not currently have any stock-based payment plans. However, the stock-based payment plans contemplated within this document, consisting of the stock option and restricted stock award plans, will be subject to the provisions of SFAS No. 123 (revised 2004). While the actual costs of our stock-based payment plans will be based on grant-date fair value, which cannot be determined at this time, additional information on such future costs can be found in the section of this document entitled Pro Forma Data, which appears on pages __ through __.


         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133, "Implementation
Issues," that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on our financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on our reported equity.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose: the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; the maximum potential amount of future payments under the guarantee; the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on our financial position or results of operations.

         In December 2003, the FASB issued a revision to Interpretation 46, "Consolidation of Variable Interest Entities," which established standards for identifying a variable interest entity ("VIE") and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not had and is not expected to have a material effect on our financial position or results of operations.

                             BUSINESS OF KEARNY MHC

         Kearny MHC is a federal mutual holding company and is subject to regulation by the Office of Thrift Supervision. Kearny MHC currently owns 100% of the outstanding common stock of Kearny Financial Corp. So long as Kearny MHC is in existence, it will at all times own a majority of the outstanding common stock of Kearny Financial Corp.

         The primary business activity of Kearny MHC going forward will continue to be owning a majority of Kearny Financial Corp.'s common stock. Kearny MHC, however, is authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities. Kearny MHC does not maintain offices separate from those of Kearny Federal Savings Bank or employ any persons other than certain of Kearny Federal Savings Bank's officers. Officers of Kearny MHC are not separately compensated for their service.

                       BUSINESS OF KEARNY FINANCIAL CORP.

         Kearny Financial Corp. is a federal mutual holding company subsidiary and is subject to regulation by the Office of Thrift Supervision. It was organized for the purpose of being a holding company for Kearny Federal Savings Bank.

         Kearny Financial Corp.'s primary activity is and will continue to be holding all of the stock of Kearny Federal Savings Bank. Kearny Financial Corp. intends to invest the proceeds of the offering as discussed under Use of Proceeds on page __. Kearny Financial Corp. does not maintain offices separate from those of Kearny Federal Savings Bank or employ any persons other than certain of Kearny Federal Savings Bank's officers. Officers of Kearny Financial Corp. are not separately compensated for their service.

                     BUSINESS OF KEARNY FEDERAL SAVINGS BANK

General

         Kearny Federal Savings Bank is a federally-chartered stock savings bank. We were originally founded in 1884 as a New Jersey mutual building and loan association under the name "Kearny Building and Loan Association." We obtained federal insurance of accounts in 1939 and received our federal charter in 1941. We changed our name from Kearny Federal Savings and Loan Association to Kearny Federal Savings Bank in 1995. Kearny Federal Savings Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. Kearny Federal Savings Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         Our primary business is attracting retail deposits from the general public and using those deposits, together with funds generated from operations, principal repayments on securities and loans and borrowed funds, for our investing and lending activities. We invest in mortgage-backed securities, U.S. government obligations, obligations of state and political subdivisions and other securities. Our loan portfolio consists of one- to four-family residential mortgage loans, multi-family and commercial mortgage loans, construction loans, commercial business loans, home equity loans and lines of credit, and other consumer loans. Our interest-earning assets consist primarily of mortgage-backed securities and investment securities, which comprised 63.6% of our total assets while our loan portfolio comprised 27.1% of our total assets at September 30, 2004. We intend to increase the balance of our loan portfolio relative to the size of our securities portfolio, however, such a change will take time and, in the near future, our assets will continue to consist primarily of securities.

         Market Area. We currently operate from our main office in Kearny, New Jersey, and twenty-four branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. We also consider Monmouth County, New Jersey to be part of our market area.

         Our lending is concentrated in the nine New Jersey counties named above, and our predominant sources of deposits are the communities in which our offices are located as well as the neighboring communities.

         Our primary market area is largely urban and suburban with a broad economic base as is typical with counties in the New York metropolitan area.
Service jobs represent the largest employment sector followed by wholesale/retail trade. Unemployment rates in our primary market area counties, as of June 2004, ranged from a low of 3.4% to a high of 6.8% compared to the New Jersey statewide average of 4.7%. Essex, Hudson, Passaic and Union counties had unemployment rates above the statewide measure and Bergen, Middlesex, Morris and Ocean counties had unemployment rates below the statewide measure. Morris, Bergen, Middlesex and Union counties had median household incomes of approximately $87,000, $74,000, $68,000 and $62,000, respectively, compared to the New Jersey median of $61,000, while Essex, Hudson, Ocean and Passaic counties had median household incomes ranging from $44,000 to $54,000.

         Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could decrease.

         Competition. We operate in a market area with a high concentration of banking and financial institutions, and we face substantial competition in attracting deposits and in originating loans. A number of our competitors are significantly larger institutions with greater financial and managerial resources and lending limits. Our ability to compete successfully is a significant factor affecting our growth potential and profitability.

         Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking and finance companies for real estate loans and with commercial banks and savings institutions for consumer loans, and we face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities. Based on Federal Deposit Insurance Corporation data as of June 30, 2004 (the most current available information), our deposit market share in New Jersey was only 0.7% at June 30, 2004, a reduction from 0.8% at June 30, 2003, and the largest deposit share in any county in which we have branches was 2.5% at June 30, 2004 in Bergen County, down from 2.8% at June 30, 2003. There are large competitors operating throughout our total market area, including Bank of America, Commerce Bank, Wachovia Bank and PNC Bank, and we also face strong competition from other community-based financial institutions.

Lending Activities

         General. We have traditionally focused on the origination of one- to four-family loans, which comprise a significant majority of the total loan portfolio. We also provide financing on multi-family dwellings, mixed-use properties and other commercial real estate. Consumer lending is our next largest category of lending, primarily composed of home equity loans and lines of credit. We also originate construction loans and commercial business loans, generally secured by real estate.

Loan Portfolio Composition. The following table analyzes the composition of our loan portfolio by loan category at the dates indicated.


                      At September 30,                                            At June 30,
                      -----------------    ---------------------------------------------------------------------------------------
                            2004                 2004              2003              2002             2001              2000
                      -----------------    ----------------   -----------------------------------   --------------   ---------------
                      Amount    Percent    Amount   Percent   Amount  Percent   Amount    Percent   Amount Percent   Amount  Percent
                      ------    -------    ------   -------   ------  -------   ------    -------   ------ -------   ------  -------
                                                                                (In thousands)
Type of Loans:
--------------

Real estate mortgage -
   one-to-four family. $370,883   71.37% $358,241    70.22% $366,391    71.50% $458,969    77.24% $468,846   77.42% $464,999  78.07%
Real estate mortgage -
  multi-family and
  commercial..........   82,945   15.96    83,426    16.35    71,099    13.88    59,418    10.00    57,013    9.42    50,536   8.48
Commercial business...    3,877    0.75     5,161     1.01     2,353     0.46     6,704     1.13     4,325    0.71       537   0.09
Consumer:
   Home equity loans..   38,494    7.41    37,381     7.33    37,315     7.28    36,750     6.19    39,492    6.52    34,840   5.85
   Home equity lines
     of credit........   15,615    3.00    15,677     3.07    19,905     3.89    19,183     3.23    12,641    2.09    10,340   1.74
   Passbook or
     certificate......    2,667    0.51     2,746     0.54     2,895     0.56     3,044     0.51     3,539    0.59     3,456   0.58
   Other..............      319    0.06       336     0.07     1,273     0.25     1,111     0.18     1,405    0.23     1,787   0.30
Construction..........    4,881    0.94     7,212     1.41    11,183     2.18     9,030     1.52    18,299    3.02    29,125   4.89
                       -------- -------  --------   ------- --------  -------  --------   ------  --------  ------  -------- ------
     Total loans......  519,681  100.00%  510,180   100.00%  512,414   100.00%  594,209   100.00%  605,560  100.00%  595,620 100.00%
                       -------- =======  --------   ======  --------  =======  --------   ======  --------  ======  -------- ======
Less:
   Allowance for loan
      losses..........    5,290             5,144              5,180              5,170              5,167             5,093
   Deferred loan (costs)
      and fees, net...     (805)             (758)            (1,927)            (2,103)            (1,789)           (1,423)
                       --------          --------           --------           --------           --------          --------
                          4,485             4,386              3,253              3,067              3,378             3,670
                       --------          --------           --------           --------           --------          --------
     Total loans, net. $515,196          $505,794           $509,161           $591,142           $602,182          $591,950
                       ========          ========           ========           ========           ========          ========


         Loan Maturity Schedule. The following tables set forth the maturity of our loan portfolio at September 30, 2004 and June 30, 2004, respectively. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. Loans are stated in the following tables at contractual maturity and actual maturities could differ due to prepayments.



                                                            At September 30, 2004
                   -------------------------------------------------------------------------------------------------------------
                   Real estate      Real estate                             Home
                     mortgage         mortgage -                Home      equity     Passbook
                   one-to-four    multi-family   Commercial   equity     lines of       or
                     family       and commercial   business    loans      credit   certificate    Other   Construction   Total
                   ---------     --------------  -----------  ------     --------  ------------   -----   -------------  -----
                                                                      (In thousands)
Amounts Due:
Within 1 Year......  $    245       $ 1,390      $3,763     $   111     $   245       $2,232       $136       $4,881    $ 13,003
                     --------       -------      ------     -------     -------       ------       ----       ------    --------

After 1 year:
  1 to 3 years.....     3,601           755          70       4,586         303          386         72            -       9,773
  3 to 5 years.....     6,824         4,706          44       3,034         648           15         14            -      15,285
  5 to 10 years....    46,461        10,762           -      12,339         892           15          -            -      70,469
  10 to 15 years...   135,101        25,099           -      17,567       6,492           19          -            -     184,278
  Over 15 years....   178,651        40,233           -         857       7,035            -         97            -     226,873
                     --------       -------      ------     -------     -------       ------       ----       ------    --------

Total due after
  one year.........   370,638        81,555         114      38,383      15,370          435        183            -     506,678
                     --------       -------      ------     -------     -------       ------       ----       ------    --------
Total amount due...  $370,883       $82,945      $3,877     $38,494     $15,615       $2,667       $319       $4,881    $519,681
                     ========       =======      ======     =======     =======       ======       ====       ======    ========




                                                                 At June 30, 2004
                   -------------------------------------------------------------------------------------------------------------
                   Real estate      Real estate                             Home
                     mortgage         mortgage -                Home      equity     Passbook
                   one-to-four    multi-family   Commercial   equity     lines of       or
                     family       and commercial   business    loans      credit   certificate    Other   Construction   Total
                   ---------     --------------  -----------  ------     --------  ------------   -----   -------------  -----
                                                                  (In thousands)

Amounts Due:
Within 1 Year......  $    256       $ 1,156     $ 5,041    $     67     $   358       $2,486      $ 133       $7,212     $16,709
                     --------       -------      ------     -------     -------       ------       ----       ------    --------

After 1 year:
  1 to 3 years.....     1,242           842          75       1,064         158          124         67            -       3,572
  3 to 5 years.....     6,280           999           -       5,566         155           94         38            -      13,132
  5 to 10 years....    40,770        11,002          45      10,328         972            -          -            -      63,117
  10 to 15 years...   129,883        24,663           -      16,912       5,708           42          -            -     177,208
  Over 15 years....   179,810        44,764           -       3,444       8,326            -         98            -     236,442
                     --------       -------      ------     -------     -------       ------       ----       ------    --------

Total due after
  one year.........   357,985        82,270         120      37,314      15,319          260        203            -     493,471
                     --------       -------      ------     -------     -------       ------       ----       ------    --------

Total amount due...  $358,241       $83,426      $5,161     $37,381     $15,677       $2,746       $336       $7,212    $510,180
                     ========       =======      ======     =======     =======       ======       ====       ======    ========


         The following table sets forth the dollar amount of all loans at September 30, 2004 that are due after September 30, 2005.


                                                  Floating or
                                   Fixed Rates  Adjustable Rates         Total
                                   -----------  ----------------         -----
                                                (In thousands)
Real estate mortgage -
  one-to-four family............      $336,929        $33,709         $370,638
Real estate mortgage -                  53,299         28,256           81,555
  multi-family and commercial...
Commercial business.............           100             14              114
Consumer:
   Home equity loans............        38,383              -           38,383
   Home equity lines of credit..         1,305         14,065           15,370
   Passbook or certificate......             -            435              435
   Other........................           172             11              183
   Construction.................             -              -                -
                                      --------        -------         --------
       Total....................      $430,188        $76,490         $506,678
                                      ========        =======         ========


         The following table sets forth the dollar amount of all loans at June 30, 2004 that are due after June 30, 2005.


                                                   Floating or
                                    Fixed Rates  Adjustable Rates        Total
                                    ------------ ---------------         -----
                                                 (In thousands)
Real estate mortgage -
  one-to-four family............      $313,757        $44,228         $357,985
Real estate mortgage -
  multi-family and commercial...        45,667         36,603           82,270
Commercial business.............           105             15              120
Consumer:
   Home equity loans............        37,314              -           37,314
   Home equity lines of credit..         1,093         14,226           15,319
   Passbook or certificate......             -            260              260
   Other........................           190             13              203
   Construction.................             -              -                -
                                      --------        -------         --------
       Total....................      $398,126        $95,345         $493,471
                                      ========        =======         ========


         One- to Four-Family Mortgage Loans. Our primary lending activity consists of the origination of one- to four-family first mortgage loans, nearly all of which are secured by property located in New Jersey.

         We will originate a one- to four-family mortgage loan on an owner occupied property with principal amounts up to 95% of the lesser of the appraised value or the purchase price of the property, with private mortgage insurance required for loans with a loan to value ratio exceeding 80%. The loan to value limit on a non-owner occupied property is 75%. Loans in excess of $750,000 are handled on a case by case basis and are subject to lower loan to value limits, generally no more than 50%.

         Our fixed rate and adjustable rate residential mortgage loans on owner occupied properties have terms of ten to thirty years. Residential mortgage loans on non-owner occupied properties have terms up to fifteen years for fixed rate loans and terms up to twenty years for adjustable rate loans. We also offer ten-year balloon mortgages with a thirty year amortization schedule on owner occupied properties and a twenty year amortization schedule on non-owner occupied properties.

         Our adjustable rate loan products provide for an interest rate that is tied to the one-year Constant Maturity U.S. Treasury index and have terms of up to thirty years with initial fixed rate periods of one, three, five, seven, or ten years according to the terms of the loan and annual rate adjustment thereafter. We also offer an adjustable rate loan with a term up to thirty years with a rate that adjusts every five years to the five-year Constant Maturity U.S. Treasury index. There is a 200 basis point limit on the rate adjustment in any adjustment period, and the rate adjustment limit over the life of the loan is 600 basis points. We emphasize the origination of adjustable rate loans, however, as a result of the low interest rate environment of the last several years, customer demand has recently been primarily for fixed rate loans.

         We offer a first time home buyer program for persons who have not previously owned real estate and are purchasing a one- to four-family property in Bergen, Passaic, Morris, Essex, Hudson, Middlesex, Monmouth, Ocean and Union Counties, New Jersey for use as a primary residence. This program is also available outside these areas only to persons who are existing deposit or loan customers of Kearny Federal Savings Bank and/or members of their immediate families. The financial incentives offered under this program are a one-quarter of one percent rate reduction on all first mortgage loan types and the refund of the application fee at closing.

         The fixed rate mortgage loans that we originate generally meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation. However, as our focus is on growing the size of the loan portfolio, we generally do not sell loans in the secondary market and do not currently anticipate that we will commence doing so in any large capacity. There were no residential mortgage loan sales during the last three fiscal years.

         Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We require title insurance policies on all first mortgage real estate loans originated. Homeowners, liability, fire and, if applicable, flood insurance policies are also required.

         Multi-family and Commercial Real Estate Mortgage Loans. We also originate mortgage loans on multi-family and commercial real estate properties, including loans on apartment buildings, retail/service properties, and other income-producing properties, including mixed-use properties combining residential and commercial space. Going forward, we intend to increase the size of this portfolio.

         We generally require no less than a 30% down payment or equity position for mortgage loans on multi-family and commercial real estate properties, and we require personal guarantees on all such loans. Currently, these loans are made with a maturity of up to 15 years. We also offer a five year balloon loan with a twenty year amortization schedule. All of our multi-family and commercial real estate mortgage loans are on properties within New Jersey.

         Multi-family and commercial real estate mortgage loans generally are considered to entail significantly greater risk than that which is involved with one- to four-family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the borrower and the real estate securing the loan as collateral. These risks can be significantly affected by economic conditions. In addition, multi-family and commercial real estate mortgage loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. Multi-family and commercial real estate lending also generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.

         Commercial Business Loans. We also originate commercial term loans and lines of credit to a variety of professionals, sole proprietorships and small businesses in our market area. These loans are generally secured by real estate, and we require personal guarantees on all commercial loans. Marketable securities are also accepted as collateral on lines of credit, but with a loan to value limit of 50%. The loan to value limit on secured commercial lines of credit and term loans is otherwise generally limited to 70%. We also make unsecured commercial loans in the form of overdraft checking authorization up to $25,000 and unsecured lines of credit up to $25,000.

         Our commercial term loans generally have terms up to fifteen years and are mostly fixed rate loans. Our commercial lines of credit have terms up to two years and are mostly adjustable rate loans. We also offer a one-year interest only commercial line of credit with balloon payment.

         Unlike single-family residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. Commercial business loans, therefore, have greater credit risk than residential mortgage loans. In addition, commercial loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. Commercial lending also generally requires substantially greater evaluation and oversight efforts compared to residential or non-residential real estate lending.

         Home Equity Loans and Lines of Credit. Our home equity loans are fixed rate loans for terms of generally up to fifteen years. We also offer fixed and adjustable rate home equity lines of credit with terms up to fifteen years. We still have in this portfolio a substantial amount of twenty-year home equity loans originated by Pulaski Savings Bank, which we acquired in 2002. Collateral value is determined through a property value analysis report (FHLMC Form 704) by a state certified or licensed independent appraiser, and in some cases, by a full appraisal performed by a state certified or licensed independent appraiser. Home equity loans and lines of credit do not require title insurance but do require homeowner, liability, fire and, if applicable, flood insurance policies.

         Home equity loans and fixed rate home equity lines of credit are primarily originated in our market area and are generally made in amounts of up to 80% of value on term loans and up to 75% of value on home equity adjustable rate lines of credit. We originate home equity loans secured by either a first lien or a second lien on the property.

         Other Consumer Loans. In addition to home equity loans and lines of credit, our consumer loan portfolio at September 30, 2004 also included savings secured (passbook) loans and unsecured personal overdraft loans. We will generally lend up to 90% of the account balance on a savings secured loan.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans that are unsecured. Consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment and any additional verifiable secondary income.

         We previously made student education loans. We sold this portfolio to Sallie Mae during the year ended June 30, 2003. Additionally, in our acquisitions of Pulaski Savings Bank and West Essex Bank, we acquired small portfolios of automobile loans and personal overdraft accounts. The balance of automobile loans and unsecured personal loans remaining at September 30, 2004 was $31,000 and $132,000, respectively. Kearny Federal Savings Bank began offering unsecured personal overdraft loans of up to $2,500 to its customers in September 2004.

         Construction Lending. Our construction lending includes loans to individuals for construction of one- to four-family residences or for major renovations or improvements to an existing dwelling. Our construction lending also includes loans to builders and developers for multi-unit buildings or multi-house projects. All of our construction lending is in New Jersey.

         Construction borrowers must hold title to the land free and clear of any liens. Financing for construction loans is limited to 80% of the anticipated appraised value of the completed property. Disbursements are made in accordance with inspection reports by our approved appraisal firms. Terms of financing are limited to one year with an interest rate tied to the prime rate and may include a premium of one or more points. In some cases, we convert a construction loan to a permanent mortgage loan upon completion of construction.

         We have no formal limits as to the number of projects a builder has under construction or development, and make a case by case determination on loans to builders and developers who have multiple projects under development. Loans to builders and developers must be approved by the Board of Directors before the borrower's application can be accepted. We generally do not make construction loans to builders on a speculative basis, without a contract in place. Financing is only provided for up to two houses at a time in a multi-house project, requiring a contract on one of the two houses before financing for the next house may be obtained.

         Construction lending is generally considered to involve a higher degree of credit risk than mortgage lending. If the estimate of construction cost proves to be inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover all of the unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of September 30, 2004, our loans to one borrower limit was approximately $32.0 million.

         At September 30, 2004, our largest single borrower had an aggregate loan balance of approximately $9.8 million, representing two mortgage loans secured by commercial real estate, one commercial line of credit secured by real estate, and one residential mortgage loan. Our second largest single borrower had an aggregate loan balance of approximately $6.4 million, representing three loans secured by commercial real estate and one commercial line of credit secured by real estate. Our third largest borrower had an aggregate loan balance of approximately $4.0 million, representing two loans secured by commercial real estate. At September 30, 2004, all of these lending relationships were current and performing in accordance with the terms of their loan agreements.

         Loan Originations, Purchases, Sales, Solicitation and Processing. The following table shows total loans originated, purchased and repaid during the periods indicated. During the periods indicated, we did not sell any loans other than the sale of the student loan portfolio to Sallie Mae during the year ended June 30, 2003.

                                                             For the Three
                                                             Months Ended
                                                             September 30,                 For the Year Ended June 30,
                                                             -------------                 ---------------------------
                                                          2004          2003           2004          2003            2002
                                                          ----          ----           ----          ----            ----
                                                                                  (In thousands)
Loan originations and purchases:
  Loan originations:
    Real estate mortgage - one-to-four family......     $27,778        $19,903       $ 69,550      $ 87,545        $119,373
    Real estate mortgage -
      multi-family and commercial..................         924         13,567         26,052        17,227          14,564
    Commercial business............................         145          1,436          5,631         1,714           3,700
    Construction...................................       1,040          1,943          6,864         7,662          11,631
  Consumer:
    Home equity loans and lines of credit..........       7,122          6,894         31,656        45,328          35,165
    Passbook or certificate........................         437            435          1,830         2,693           3,186
    Other..........................................          68             64            266           101              89
                                                       --------       --------       --------      --------        --------
  Total loan originations..........................      37,514         44,242        141,849       162,270         187,708
                                                       --------       --------       --------      --------        --------
  Loan purchases:
    Real estate mortgage - one-to-four family......           -              -         14,262             -           5,328
    Real estate mortgage -
      multi-family and commercial..................           -            407            762         5,687           4,256
                                                       --------       --------       --------      --------        --------
  Total loan purchases.............................           -            407         15,024         5,687           9,584
                                                       --------       --------       --------      --------        --------
  Loans sold (student loan portfolio)..............           -              -              -          (338)              -
  Loan principal repayments........................     (28,659)       (60,363)      (157,906)     (249,414)       (208,643)
                                                       --------       --------       --------      --------        --------
  Total loans sold and principal repayments........     (28,659)       (60,363)      (157,906)     (249,752)       (208,643)
                                                       --------       --------       --------      --------        --------
Increase (decrease) due to other items.............         547         (2,589)        (2,334)         (186)            311
                                                       --------       --------       --------      --------        --------
Net (decrease) in loan portfolio...................    $  9,402       $(18,303)      $ (3,367)     $(81,981)       $(11,040)
                                                       ========       ========       ========      ========        ========

         Our customary sources of loan applications include repeat customers, referrals from realtors and other professionals and "walk-in" customers. Our residential loan originations are largely advertising driven. On the commercial lending side, we have recently hired four experienced business development officers who focus on commercial loan originations and we expect to further increase staffing in this area.

         We primarily originate our own loans and retain them in our portfolio. As part of our loan growth strategy, we generally do not sell loans in the secondary market and do not currently anticipate that we will commence doing so in any large capacity. There were no whole loan sales during the three years ended June 30, 2004 other than the sale of the student loan portfolio. Gross loan originations totaled $141.8 million for the year ended June 30, 2004. Principal repayments exceeded loan originations by approximately $16.1 million for the fiscal year ended June 30, 2004.


         During the years ended June 30, 2004, 2003 and 2002, we purchased $14.3 million, $0 and $5.3 million of one- to four-family mortgage loans, consisting mostly of fifteen and twenty year fixed rate loans with servicing retained by the seller. These loans were purchased with recourse for a limited period of time. In accordance with the terms of the loan purchase agreements for loan purchases in the years ended June 30, 2004 and 2003, any loan purchased that became delinquent for a period of 60 days within six months from the date of the purchase of the loan was permitted to be returned to and repurchased by the selling bank with a refund to Kearny Federal Savings Bank of the unamortized portion of the premium paid for that loan. As of September 30, 2004, the recourse period has expired for these loan purchases.

         We will continue to actively consider the purchase of loans as opportunities present themselves. Additionally, we have in the past purchased first mortgage loans on a forward commitment basis from a New Jersey located mortgage broker and may in the future enter into such arrangements with such broker or with other parties on a forward commitment basis.

         In addition to purchasing one- to four-family loans, we also occasionally purchase participations in loans originated by other banks and also through the Thrift Institutions Community Investment Corporation of New Jersey ("TICIC"). At September 30, 2004, our TICIC participations included multi-family and commercial real estate properties. The aggregate balance of TICIC participations at September 30, 2004 was $9.8 million and the average balance on a single participation was approximately $257,000. At September 30, 2004, we had a total of five non-TICIC participations with an aggregate balance of $8.8 million, consisting of loans on commercial real estate properties, including a medical center, a self storage facility, a shopping plaza and commercial buildings with a combination of retail and office space.

         Loan Approval Procedures and Authority. Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors. Our Senior Vice President/Chief Lending Officer may approve loans up to $500,000. Assistant vice presidents of Kearny Federal Savings Bank in the following positions may approve loans as follows: mortgage loan managers, mortgage loans up to $250,000; consumer loan managers, consumer loans up to $100,000; and consumer loan underwriters, consumer loans up to $50,000. In addition to these principal amount limits, there are established limits for the different levels of approval authority as to minimum credit scores and maximum loan to value ratios and debt ratios. Members of the Loan Committee, comprised of four senior officers: our President and Chief Executive Officer, Senior Vice President/Chief Financial Officer, Senior Vice President/Treasurer and Senior Vice President/Chief Lending Officer, each have individual authorization to approve loans up to $500,000. Loans between $500,000 and $750,000 must be approved by at least two members of the Loan Committee. Non-conforming mortgage loans and loans over $750,000 require the approval of the Board of Directors.

Asset Quality

         Loan Delinquencies and Collection Procedures. The borrower is notified by both mail and telephone when a loan is thirty days past due. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is ninety days delinquent, it is our general practice to refer it to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold or otherwise disposed of. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At September 30, 2004, we held real estate owned totaling $209,000, consisting of two parcels of vacant land.

         Loans are reviewed on a regular basis and are placed on non-accrual status when they are more than ninety days delinquent, with the exception of a passbook loan, the outstanding balance of which is collected from the related passbook account along with accrued interest and a penalty when the loan is 120 days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At September 30, 2004, we had approximately $2.5 million of loans that were held on a non-accrual basis.

         Non-Performing Assets. The following table provides information regarding our non-performing loans and other non-performing assets. As of each of the dates indicated, we did not have any troubled debt restructurings. At September 30, 2004, the allowance for loan losses totaled $5.3 million, non-performing loans totaled $2.5 million, and the ratio of allowance for loan losses to non-performing loans was 213.65%.


                                                         At
                                                    September 30,                                 At June 30,
                                                    -------------     -----------------------------------------------------------
                                                        2004            2004         2003          2002        2001         2000
                                                        ----           ------       ------        ------      ------       -----
                                                                              (Dollars in thousands)
Loans accounted for on a non-accrual basis:
  Real estate mortgage - one-to-four family              $1,141          $771       $1,571        $1,152      $1,957       $2,255
  Real estate mortgage - multi-family and
     commercial..............................             1,121         1,414          621           897         454          627
  Commercial business........................                33            39            -             -           -            -
  Consumer:
     Home equity loans.......................                 -            65          178            91          92          119
     Home equity lines of credit.............                 -             -            -             -          13          158
     Other...................................                 -             -            -            21           -            -
  Construction...............................               158             -            -             -           -            -
                                                         ------        ------       ------        ------      ------       ------
      Total..................................             2,453         2,289        2,370         2,161       2,516        3,159
                                                         ------        ------       ------        ------      ------       ------
Accruing loans which are contractually
      past due 90 days or more:
  Real estate mortgage - one-to-four family                   -             -          423           427           -            -
  Real estate mortgage - multi-family and                     -
     commercial..............................                               -            -           168         381            -
  Commercial business........................                 -             -           23            23           -            -
  Consumer:
     Home equity loans and lines of credit...                 -             -            -             1           -            1
     Passbook or certificate.................                19            39           98             -          49           68
     Other...................................                 4             -            2            39          55           46
  Construction...............................                 -             -            -           469         218            -
                                                         ------        ------       ------        ------      ------       ------
      Total..................................                23            39          546         1,127         703          115
                                                         ------        ------       ------        ------      ------       ------
Total non-performing loans...................            $2,476        $2,328       $2,916        $3,288      $3,219       $3,274
                                                         ======        ======       ======        ======      ======       ======
Real estate owned............................            $  209        $  209       $  209        $  209      $  361       $  185
                                                         ======        ======       ======        ======      ======       ======
Other non-performing assets..................            $    -        $    -       $    -        $    -      $    -       $    -
                                                         ======        ======       ======        ======      ======       ======
Total non-performing assets..................            $2,685        $2,537       $3,125        $3,497      $3,580       $3,459
                                                         ======        ======       ======        ======      ======       ======
Total non-performing loans to total loans....              0.48%         0.46%        0.57%         0.55%       0.53%        0.55%
                                                         ======        ======       ======        ======      ======       ======
Total non-performing loans to total assets...              0.13%         0.12%        0.15%         0.17%       0.18%        0.19%
                                                         ======        ======       ======        ======      ======       ======
Total non-performing assets to total assets..              0.14%         0.13%        0.16%         0.18%       0.20%        0.21%
                                                         ======        ======       ======        ======      ======       ======

         During the three months ended September 30, 2004, gross interest income of $44,000 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and $8,000 of interest on such loans was included in income for the three months ended September 30, 2004. During the year ended June 30, 2004, gross interest income of $177,000 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and $118,000 of interest on such loans was included in income for the year ended June 30, 2004.

         Classified Assets. Management, in compliance with Office of Thrift Supervision guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets, or portions thereof, classified as "loss" are considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but which have credit deficiencies or potential weaknesses are required to be designated "special mention" by management.

         Management's classification of assets is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. An independent loan review firm performs a review of our residential and commercial loan portfolios, and we downgrade our classifications to match those of this reviewing firm if there is disagreement between our assessment and the independent assessment. The following table discloses our classification of assets and designation of certain loans as special mention as of September 30, 2004. At September 30, 2004, all of the classified assets and special mention designated assets were loans, and approximately 36.3%, or $3.0 million, of the classified and special mention loans at such date were loans originated through the Thrift Institutions Community Investment Corporation of New Jersey ("TICIC").


                             At
                         September 30,               At June 30,
                      -------------------       -------------------
                       2004         2004         2003         2002
                      ------       ------       ------       ------
                                     (In thousands)

Special Mention...    $  521       $  734       $1,011       $1,688
Substandard ......     5,885        6,264        5,129        6,159
Doubtful .........     1,915        1,149          590          586
Loss .............         -            -            -            -
                      ------       ------       ------       ------
  Total ..........    $8,321       $8,147       $6,730       $8,433
                      ======       ======       ======       ======

         At September 30, 2004, none of the loans classified as "special mention" and approximately $1.8 million of loans classified as "substandard" are included under non-performing assets, as shown in the table on page __. At September 30, 2004, $483,000 of the loans classified as "doubtful" are included under non-performing assets, as shown in the table on page __.

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

         Management, in determining the allowance for loan losses, considers the losses inherent in the loan portfolio and changes in the nature and volume of our loan activities, along with general economic and real estate market conditions. We utilize a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio by type of loan.

         A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

         We maintain a loan review system which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loan, type of collateral and financial condition of the borrower. Large groups of smaller balance homogeneous loans, such as residential real estate and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment.

         Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment.

         The estimation of the allowance for loan losses is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

         The following table sets forth information with respect to our allowance for loan losses at the dates indicated.


                                        For the Three Months
                                         Ended September 30,                                   For the Year Ended June 30,
                                        ---------------------          ----------------------------------------------------------
                                           2004           2003          2004           2003         2002        2001        2000
                                          ------         ------        ------         ------       ------      ------      -----
                                                                                 (In thousands)

Allowance balance
   (at beginning of period)..........     $  5,144       $  5,180      $  5,180       $  5,170     $  5,167    $  5,093    $  5,353
                                          --------       ---------     --------       --------     --------    --------    --------
Provision for loan losses............          151              -             -              -            3         162         102
                                          --------       ---------     --------       --------     --------    --------    --------
Charge-offs:
  Real estate mortgage -
     one-to-four family..............            -              -            12              -            -          96         273
  Commercial business................            5              -            24              -            -           -          89
                                          --------       ---------     --------       --------     --------    --------    --------
      Total charge-offs..............            5              -            36              -            -          96         362
                                          --------       ---------     --------       --------     --------    --------    --------
Recoveries:
  Real estate mortgage -
   one-to-four family................            -              -             -             10            -           8           -
                                          --------       ---------     --------       --------     --------    --------    --------
      Total recoveries...............            -              -             -             10            -           8           -
                                          --------       ---------     --------       --------     --------    --------    --------
Net (charge-offs) recoveries.........           (5)             -           (36)            10            -         (88)       (362)
                                          --------       ---------     --------       --------     --------    --------    --------
Allowance balance (at end of period).     $  5,290       $  5,180      $  5,144       $  5,180     $  5,170    $  5,167    $  5,093
                                          ========       ========      ========       ========     ========    ========    ========

Total loans outstanding..............     $519,681       $494,261      $510,180       $512,414     $594,209    $605,560    $595,620
                                          ========       ========      ========       ========     ========    ========    ========
Average loans outstanding............     $510,730       $498,160      $499,510       $546,521     $603,131    $612,474    $568,212
                                          ========       ========      ========       ========     ========    ========    ========
Allowance for loan losses as a percent
   of total loans outstanding........         1.02%          1.05%         1.01%          1.01%        0.87%       0.85%       0.86%
                                          ========       ========      ========       ========     ========    ========    ========
Net loans charged off as a percent of
   average loans outstanding.........         0.00%          0.00%         0.01%          0.00%        0.00%       0.01%       0.06%
                                          ========       ========      ========       ========     ========    ========    ========
Allowance for loan losses
   to non-performing loans...........       213.65%        198.62%       220.96%        177.64%      157.24%     160.52%     155.56%
                                          ========       ========      ========       ========     ========    ========    ========

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                   At
                              September 30,                                                                     At June 30,
                         ------------------ ---------------------------------------------------------------------------------------
                                  2004             2004              2003             2002              2001             2000
                         ------------------ -------------------  ---------------- --------------  ----------------   --------------
                                  Percent             Percent           Percent          Percent           Percent          Percent
                                  of Loans           of Loans           of Loans         of Loans          of Loans         of Loans
                                  to Total           to Total           to Total         to Total          to Total         to Total
                          Amount   Loans    Amount     Loans   Amount    Loans   Amount   Loans    Amount   Loans    Amount  Loans
                          ------  -------   ------    -------  ------   -------  ------  -------   ------  -------   ------ ------
                                                (Dollars in thousands)
At end of period
   allocated to:
Real estate mortgage -
   one-to-four family... $1,497    71.37%  $1,422     70.22%   $1,980    71.50% $2,966    77.24%  $2,944    77.42%  $3,042   78.07%
Real estate mortgage -
   multi-family and
   commercial...........  3,517    15.96    3,358     16.35     2,198    13.88   1,184    10.00      725     9.42      871    8.48
Commercial business.....     39     0.75       57      1.01        59     0.46      70     1.13       78     0.71       60    0.09
Consumer:
  Home equity loans.....    115     7.41      131      7.33       214     7.28     188     6.19      207     6.52      295    5.85
  Home equity lines
     of credit..........     45     3.00       52      3.07       218     3.89     261     3.23      169     2.09      142    1.74
  Passbook or
     certificate........      -     0.51        -      0.54         -     0.56       -     0.51        -     0.59        -    0.58
  Other.................      2     0.06        4      0.07        10     0.25      17     0.18       11     0.23       65    0.30
Construction............     75     0.94      120      1.41       501     2.18     484     1.52    1,033     3.02      618    4.89
                         ------   ------   ------    ------    ------   ------  ------   ------   ------   ------   ------  ------
     Total allowance.... $5,290   100.00%  $5,144    100.00%   $5,180   100.00% $5,170   100.00%  $5,167   100.00%  $5,093  100.00%
                         ======   ======   ======    ======    ======   ======  ======   ======   ======   ======   ======  ======

                                       79

Securities Portfolio

         General. Our deposits have traditionally exceeded our loan originations, and we have invested these deposits primarily in mortgage-backed securities and investment securities. Our mortgage-backed securities and investment securities comprised 63.6% of our total assets at September 30, 2004. We intend to increase the balance of our loan portfolio relative to the size of our securities portfolio, however, such a change will take time and in the near future, our assets will continue to be primarily in securities.

         Our investment policy, which is approved by the Board of Directors, is designed to foster earnings and manage cash flows within prudent interest rate risk and credit risk guidelines. Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. Our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President, Treasurer and Chief Accounting Officer are designated by the Board of Directors as the officers responsible for securities investment transactions and all transactions require the approval of at least two of these designated officers. The Interest Rate Risk Management Committee, currently composed of
Directors Hopkins, Regan, Aanensen, Mazza and Parow, with our Senior Vice President and Chief Financial Officer participating as a management liaison, is responsible for the administration of the securities portfolio. This committee meets quarterly to review the securities portfolio. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to the investment policy and strategies as it considers necessary and appropriate.

         All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, volatility, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered.

         Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized under the investment policy approved by our Board of Directors include U.S. government and government agency obligations, municipal securities (consisting of bank qualified municipal bond obligations of state and local governments) and mortgage-backed securities of various U.S. government agencies or government-sponsored entities. On a short-term basis, our investment policy authorizes investment in securities purchased under agreements to resell, federal funds, certificates of deposits of insured banks and savings institutions and Federal Home Loan Bank term deposits.

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available-for-sale," based on management's intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

         We do not currently use or maintain a trading account. Securities not classified as "held to maturity" are classified as "available-for-sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

         At September 30, 2004, our mortgage-backed securities portfolio included securities issued by the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, and our investment securities portfolio included U.S. government obligations and obligations of states and political subdivisions.

         At September 30, 2004, we also held the following securities: shares of common stock of the Federal Home Loan Mortgage Corporation with a carrying value of $16.4 million; mutual fund shares issued by Dryden Government Income Fund, Inc. and AMF Adjustable Mortgage Rate Fund with an aggregate carrying value of $14.0 million; and trust preferred securities with an aggregate carrying value of $10.9 million. Currently, our policy does not permit new investments in corporate equity securities beyond what we currently hold, and we do not invest in mortgage-related securities of private corporate issuers that are not issued by U.S. government agencies or government-sponsored entities.

         Excluding securities issued by the U.S. government or its agencies, at September 30, 2004 our securities portfolio contained mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation with an aggregate book value in excess of 10% of our equity. The aggregate book value at September 30, 2004 of mortgage-backed securities in our portfolio issued by the Federal National Mortgage Association also exceeded 10% of our equity. The aggregate book value and aggregate market value for mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation that we held at September 30, 2004 totaled $294.5 million and $296.8 million, respectively. The aggregate book value and aggregate market value for mortgage-backed securities issued by the Federal National Mortgage Association that we held at September 30, 2004 totaled $345.4 million and $350.7 million, respectively. At September 30, 2004, all of the securities we hold issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association were classified as held to maturity.

         We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, we do not purchase securities which are not rated investment grade.

         Actual maturities of the securities held by us may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties. At September 30, 2004, we had $355.6 million of callable securities in our portfolio.

         Mortgage-backed Securities. We invest in mortgage-backed securities issued by U.S. government agencies or government-sponsored entities, such as Government National Mortgage Association, the Federal Home Loan Mortgage
Corporation and the Federal National Mortgage Association. Mortgage-backed securities are pass-through securities typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed security thus approximates the life of the underlying mortgages. We focus primarily on mortgage-backed securities secured by one- to four-family mortgages. The mortgage originators use intermediaries (generally government agencies and government-sponsored enterprises, but also a variety of private corporate issuers) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates.

         We do not currently invest in mortgage-backed securities of private issuers or collateralized mortgage obligations. Securities issued or sponsored by U.S. government agencies and government-sponsored entities are guaranteed as to the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the mortgage loans underlying such securities as a result of their payment guarantees or credit enhancements which offer nominal credit risk to the security holder.

         The following table sets forth the carrying value of our securities portfolio at the dates indicated.


                                                 At                                             At
                                            September 30,                                     June 30,
                                            -------------        ------------------------------------------------------------------
                                                2004             2004            2003            2002          2001          2000
                                                ----             ----            ----            ----          ----          ----

                                                                                   (In thousands)
Securities Available for Sale:
-----------------------------
Mutual funds.................................  $   14,025     $   13,899      $   14,196      $   13,682     $ 13,203      $ 12,577
Common stock.................................      16,381         15,894          12,748          15,367       17,576        10,169
U.S. government obligations..................           -              -               -               -          980         2,917
Trust preferred securities due
    after ten years..........................      10,929         11,771          10,896          10,630       10,608        10,503
                                               ----------     ----------      ----------      ----------     --------      --------
      Total securities available for sale....      41,335         41,564          37,840          39,679       42,367        36,166
                                               ----------     ----------      ----------      ----------     --------      --------
Investment Securities Held to Maturity:
---------------------------------------
U.S. government obligations..................     273,350        274,401         169,968          60,225      145,080       420,826
Obligations of states and political
    subdivisions.............................     172,419        161,469         117,353          79,221       48,875        49,400
                                               ----------     ----------      ----------      ----------     --------      --------
      Total investment securities
           held to maturity..................     445,769        435,870         287,321         139,446      193,955       470,226
                                               ----------     ----------      ----------      ----------     --------      --------
Mortgage-Backed Securities Held to Maturity:
-------------------------------------------
Government National Mortgage Association.....      84,995         94,499         150,699         178,220      198,528       231,389
Federal Home Loan Mortgage Corporation.......     294,451        314,221         197,962         302,246      218,116       101,006
Federal National Mortgage Association........     345,430        362,633         331,061         454,552      215,330        95,489
Collateralized mortgage obligations
    issued by U.S. government agencies.......           -              -           1,894          33,494       56,999        56,679
Other........................................           -              -               3               4          231           408
                                               ----------     ----------      ----------      ----------     --------      --------
      Total mortgage-backed securities
          held to maturity...................     724,876        771,353         681,619         968,516      689,204       484,971
                                               ----------     ----------      ----------      ----------     --------      --------
 Total.......................................  $1,211,980     $1,248,787      $1,006,780      $1,147,641     $925,526      $991,363
                                               ==========     ==========      ==========      ==========     ========      ========

                                       82

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our securities portfolio at September 30, 2004. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.



                                                                    At September 30, 2004
                        ----------------------------------------------------------------------------------------------------------
                        One Year or Less    One to Five Years  Five to Ten Years  More than Ten Years  Total Investment Securities
                        ----------------    -----------------  ------------------ -------------------  ---------------------------
                       Carrying   Average   Carrying  Average Carrying  Average   Carrying Average    Carrying   Average   Market
                        Value      Yield      Value    Yield   Value     Yield     Value   Yield       Value      Yield    Value
                       -------    -------    -------  ------- -------   -------  -------   ------     -------    -------   ------
                                                                     (Dollars in thousands)

Mutual funds........... $14,025      3.31%  $      -        -% $     -         -% $      -      -% $   14,025     3.31% $   14,025
Common stock...........  16,381      1.80          -        -        -         -         -      -      16,381     1.80      16,381
Trust preferred
   securities
   due after ten years.       -         -          -        -        -         -    10,929   4.14      10,929     4.14      10,929
U.S. government
   obligations.........   7,000      1.60    249,262     3.18      494     10.60    16,595   1.85     273,350     3.07     271,418
Obligations of
   states and political
   subdivisions........   4,481      4.78     15,822     3.43   75,365      3.76    76,752   3.95     172,419     3.84     176,084
Government National
   Mortgage Association       2      7.93      1,100     7.52      736     11.55    83,157   4.45      84,995     4.55      87,376
Federal Home Loan
   Mortgage Corporation       1      9.00      3,828     5.51    2,474      5.19   288,148   4.76     294,451     4.77     296,808
Federal National
   Mortgage Association     880      5.99      1,909     6.22   18,884      5.57   323,757   4.89     345,430     4.94     350,747
                        -------             --------           ------              -------         ----------           ----------

  Total................ $42,770      2.66%  $271,921     3.27% $97,953      4.24% $799,338   4.64% $1,211,980     4.23% $1,223,768
                        =======             ========           =======            ========         ==========           ==========

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our securities portfolio at June 30, 2004. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.


                                                                       At June, 2004
                        -----------------------------------------------------------------------------------------------------------
                        One Year or Less    One to Five Years  Five to Ten Years  More than Ten Years  Total Investment Securities
                        ----------------    -----------------  ------------------ -------------------  ---------------------------
                        Carrying  Average   Carrying  Average Carrying  Average   Carrying Average    Carrying   Average   Market
                         Value     Yield      Value    Yield   Value     Yield     Value   Yield       Value      Yield    Value
                        --------  -------    -------  ------- -------   -------  -------   ------     -------    -------   ------
                                                                   (Dollars in thousands)

Mutual funds.............. $13,899    3.18%  $      -      -%  $     -       -%  $      -      -% $   13,899   3.18% $   13,899
Common stock..............  15,894    1.90          -      -         -       -          -      -      15,894   1.90      15,894
Trust preferred securities
   due after ten years....       -       -          -      -         -       -     11,771   3.94      11,771   3.94      11,771
U.S. government obligations      -       -    246,259   3.09    10,493    4.62     17,649   1.58     274,401   3.05     269,140
Obligations of states and
   political subdivisions.   5,386    4.75     13,606   3.87    65,990    3.73     76,487   3.96     161,469   3.89     159,635
Government National
   Mortgage Association...       4    7.52      1,072   7.43     1,006   10.84     92,417   4.51      94,499   4.61      95,519
Federal Home Loan
   Mortgage Corporation...       2    9.00      4,451   5.51     2,768    5.37    307,000   4.79     314,221   4.80     313,188
Federal National Mortgage
   Association............   1,299    6.50      2,079   6.24    19,391    5.58    339,864   4.94     362,633   4.98     364,004
                           -------           --------          -------           --------         ----------         ----------

  Total................... $36,484    2.97%  $267,467   3.21%  $99,648    4.30%  $845,188   4.66% $1,248,787   4.27% $1,243,050
                           =======    ====   ========   ====   =======    ====   ========   ====  ==========   ====  ==========

Sources of Funds

         General. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity and call of investment securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the Federal Home Loan Bank) are also used to supplement the amount of funds for lending and investment.

         Deposits. Our current deposit products include checking and savings accounts, certificates of deposit accounts ranging in terms from thirty days to five years, and individual retirement accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         Deposits are obtained primarily from within New Jersey. Traditional methods of advertising are used to attract new customers and deposits, including radio, print media, direct mail and inserts included with customer statements. We do not utilize the services of deposit brokers. Premiums or incentives for opening accounts are sometimes offered. We periodically select particular certificate of deposit maturities for promotion. We also offer a twenty-five basis point premium on certificate accounts with a term of at least one year to certificate of deposit account holders that have $200,000 or more on deposit with Kearny Federal Savings Bank. We also offer the opportunity one time during the term of the certificate to "bump up" the rate paid on all 17-month and 29-month certificates of deposit from the rate set on such certificate to the current rate being offering by Kearny Federal Savings Bank on certificates of that particular maturity.

         The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) our current cost of funds, yield on assets and asset/liability position; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the Federal Home Loan Bank. Interest rates are reviewed by senior management on a weekly basis and rates are set generally with the intent to be in the top five to ten percent of the competition.

         A large percentage of our deposits are in certificates of deposit, which totaled 57.5% of total deposits at September 30, 2004. Our liquidity could be reduced if a significant amount of certificates of deposit maturing within a short period of time were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. At September 30, 2004, $181.7 million, or 20.9%, of our certificates of deposit were "jumbo" certificates of $100,000 or more. Deposit inflows are significantly influenced by general interest rates and money market conditions. The inflow of jumbo certificates of deposit and the retention of such deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making jumbo certificates of deposit traditionally a more volatile source of funding than core deposits. In order to retain jumbo certificates of deposit, we may have to pay a premium rate, resulting in an increase in our cost of funds. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings which could increase our cost of funds and negatively impact our interest rate spread and our financial condition.

         The following tables set forth the distribution of average deposits for the periods indicated and the weighted average nominal interest rates for each period on each category of deposits presented.

                                                                 For the Three Months Ended September 30,
                                           -----------------------------------------------------------------------------------------
                                                                2004                                          2003
                                                                ----                                          ----
                                                                               Weighted                                   Weighted
                                                               Percent         Average                       Percent      Average
                                                               of Total        Nominal                       of Total     Nominal
                                                 Amount        Deposits         Rate           Amount        Deposits      Rate
                                                 ------        --------         ----           ------        --------      ----
                                                                          (Dollars in thousands)

 Non-interest-bearing demand...........      $   53,333           3.49%          0.00%      $   49,242         3.08%        0.00%
 Interest-bearing demand...............         106,638           6.99           0.72          108,047         6.75         0.71
 Savings and club......................         481,667          31.56           1.03          458,645        28.65         1.54
 Certificates of deposit...............         884,725          57.96           2.11          984,699        61.52         2.49
                                             ----------         ------                      ----------       ------

    Total deposits.....................      $1,526,363         100.00%         1.60%       $1,600,633       100.00%        2.02%
                                             ==========         ======                      ==========       ======

                                                                        For the Year Ended June 30,
                               -----------------------------------------------------------------------------------------------------
                                                  2004                             2003                               2002
                               ------------------------------------- ------------------------------- -------------------------------
                                                            Weighted                       Weighted                         Weighted
                                                Percent     Average              Percent   Average               Percent    Average
                                                of Total    Nominal              of Total  Nominal               of Total   Nominal
                                      Amount    Deposits     Rate      Amount    Deposits   Rate        Amount   Deposits    Rate
                                      ------    --------     ----      ------    --------   ----        ------   --------    ----
                                                                             (Dollars in thousands)

 Non-interest-bearing demand..    $    49,797      3.17%      -%    $   45,431     2.90%        -%   $   38,972       2.79%      -%
 Interest-bearing demand......        109,830      6.99    0.80         98,926     6.32      1.09        93,638       6.70    1.38
 Savings and club.............        448,509     28.55    1.23        417,780    26.71      1.58       340,655      24.38    2.31
 Certificates of deposit......        963,089     61.29    2.25      1,002,229    64.07      3.22       924,011      66.13    4.32
                                   ----------    ------             ----------   ------              ----------     ------

    Total deposits............     $1,571,225    100.00%   1.79%    $1,564,366   100.00%     2.55%   $1,397,276     100.00%   3.51%
                                   ==========    ======             ==========   ======              ==========     ======

         The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

                               At
                         September 30,                    At June 30,
                         -------------   ---------------------------------------
                              2004          2004              2003        2002
                             ------         ----              ----        ----
                                         (In thousands)

Interest Rate
0.00-1.99%.........         $545,134     $582,665         $ 510,306    $177,162
2.00-2.99%.........          200,490      173,505           175,775     286,074
3.00-3.99%.........           85,811      100,138           146,170     169,163
4.00-4.99%.........           25,723       25,956           145,290     200,885
5.00-5.99%.........           10,006       11,957            25,724      60,575
6.00-6.99%.........            1,937        2,716             7,504      60,614
7.00-7.99%.........               83           82               249         806
                            --------     --------        ----------    --------
  Total............         $869,184     $897,019        $1,011,018    $955,279
                            ========     ========        ==========    ========

         The   following   table  sets  forth  the  amount  and   maturities  of
certificates of deposit at September 30, 2004.

                                                                             Amount Due
                                    --------------------------------------------------------------------------------------------
                                    Within                                                                    After
Interest Rate                       1 year       1-2 years       2-3 years       3-4 years      4-5 years    5 years      Total
-------------                       ------       ---------       ---------       ---------      ---------    -------      -----
                                                                           (In thousands)
0.00-1.99%................        $534,014        $ 11,009         $     -         $     -        $     -       $111     $545,134
2.00-2.99%................          83,948         100,902          15,388             252              -          -      200,490
3.00-3.99%................          34,806          21,016          10,089          10,076          9,808         16       85,811
4.00-4.99%................          10,996             856           9,413           1,370          2,993         95       25,723
5.00-5.99%................           3,497           3,984           2,416             109              -          -       10,006
6.00-6.99%................           1,371             566               -               -              -          -        1,937
7.00-7.99%................              83               -               -               -              -          -           83
                                  --------        --------         -------         -------        -------       ----     --------
  Total...................        $668,715        $138,333         $37,306         $11,807        $12,801       $222     $869,184
                                  ========        ========         =======         =======        =======       ====     ========

         The   following   table  sets  forth  the  amount  and   maturities  of
certificates of deposit at June 30, 2004.

                                                                              Amount Due
                                --------------------------------------------------------------------------------------------------
                                    Within                                                                      After
Interest Rate                       1 year       1-2 years       2-3 years       3-4 years      4-5 years     5 years       Total
-------------                       ------       ---------       ---------       ---------      ---------     -------       -----
                                                                            (In thousands)
0.00-1.99%................        $572,063         $10,483         $     9         $     -        $     -    $    110     $582,665
2.00-2.99%................          54,767          96,413          22,061             260              4           -      173,505
3.00-3.99%................          62,690          17,120           1,308           7,585         11,411          24      100,138
4.00-4.99%................          13,491             908           5,406           6,000             57          94       25,956
5.00-5.99%................           4,733           3,311           2,840           1,073              -           -       11,957
6.00-6.99%................           2,114             602               -               -              -           -        2,716
7.00-7.99%................              82               -               -               -              -           -           82
                                  --------        --------         -------         -------        -------    --------     --------
  Total...................        $709,940        $128,837         $31,624         $14,918        $11,472    $    228     $897,019
                                  ========        ========         =======         =======        =======    ========     ========

                                       87

         The following tables show the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of the dates indicated.


                                                           At September 30, 2004
                                                           ---------------------
Maturity Period                                               (In thousands)
---------------
Within three months...................................            $ 51,028
Three through six months..............................              40,047
Six through twelve months.............................              46,326
Over twelve months....................................              44,272
                                                                  --------
                                                                  $181,673
                                                                  ========



                                                              At June 30, 2004
                                                              ----------------
Maturity Period                                                (In thousands)
---------------
Within three months...................................            $ 64,956
Three through six months..............................              34,882
Six through twelve months.............................              44,089
Over twelve months....................................              44,082
                                                                  --------
                                                                  $188,009
                                                                  ========

         Borrowings. To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the Federal Home Loan Bank. We make use of Federal Home Loan Bank advances as part of our interest rate risk management, primarily to extend the duration of funding to match the longer term fixed rate loans held in the loan portfolio as part of our growth strategy.


         Advances from the Federal Home Loan Bank are typically secured by the Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. Additional information regarding our Federal Home Loan Bank advances is included under Note 12 to the consolidated financial statements beginning on page F-1.

         Short-term Federal Home Loan Bank advances generally have original maturities of less than one year. The details of these short-term advances are presented below for the dates and periods indicated.


                                                At or For the Three Months                     At or For the
                                                    Ended September 30,                     Year Ended June 30,
                                                   ---------------------                    -------------------
                                                   2004       2003              2004           2003          2002
                                                   ----       ----              ----           ----          ----
                                                                   (Dollars in thousands)
Federal Home Loan Bank Advances:
Average balance outstanding................       $22,065   $      -           $ 1,151       $   274       $3,364
Maximum amount outstanding
   at any month-end during the period......       $20,000   $      -           $30,000       $10,000       $8,500
Balance outstanding at end of period.......       $20,000   $      -           $30,000       $     -       $    -
Weighted average interest rate
   during the period.......................          1.59%         -%             1.43%         1.37%        3.56%
Weighted average interest rate
   at end of period........................          1.78%         -%             1.43%            -%           -%

         At September 30, 2004, long-term Federal Home Loan Bank advances totaled $64.1 million. Advances consist of fixed-rate advances that will mature within one to seven years. The advances are collateralized by Federal Home Loan Bank stock and certain first mortgage loans and mortgage-backed securities. These advances had a weighted average interest rate of 5.50% at September 30, 2004. Unused overnight lines of credit at the Federal Home Loan Bank at September 30, 2004 were $100.0 million.

         As of September 30, 2004, long-term advances mature as follows:


Twelve Months Ending September 30,                 (In thousands)
---------------------------------
2005......................................              $2,556
2006......................................                 590
2007......................................               5,626
2008......................................              37,328
2009......................................               8,000
Thereafter................................              10,000
                                                       -------
       Total..............................             $64,100
                                                       =======


Subsidiary Activity

         Kearny Financial Corp. has no subsidiaries other than Kearny Federal Savings Bank. Kearny Federal Savings Bank has two subsidiaries: KFS Financial Services, Inc. and Kearny Federal Investment Corp.

         KFS Financial Services, Inc. was incorporated as a New Jersey corporation in 1994 under the name of South Bergen Financial Services, Inc., was acquired in Kearny's merger with South Bergen Savings Bank in 1999 and was renamed KFS Financial Services, Inc. in 2000. It is a service corporation subsidiary organized for the purpose of selling insurance products, including annuities, to bank customers and the general public through a third party networking arrangement. KFS Financial Services, Inc. is not a licensed insurance agency, and it may only offer insurance products through an agreement with a licensed insurance agency. KFS Financial Services, Inc. has entered into an agreement with Savings Bank Life Insurance of Massachusetts, a licensed insurance agency, through which it offers insurance products.

         Kearny Federal Investment Corp. was organized in June 2004 under New Jersey law as a New Jersey investment company primarily to hold investment securities. At September 30, 2004, it held assets totaling $545.9 million.

         At September 30, 2004, West Essex Insurance Agency, which was acquired in the West Essex Bank merger, also existed as a subsidiary of Kearny Federal Savings Bank. There was limited activity in this subsidiary following the merger of West Essex Bank into Kearny, and this subsidiary is expected to be dissolved.

Personnel

         As of  September  30,  2004,  we had  253  full-time  employees  and 20
part-time  employees.   The  employees  are  not  represented  by  a  collective
bargaining unit. We believe our relationship with our employees is good.

Properties and Equipment

         At September 30, 2004, our net investment in property and equipment totaled $28.4 million. We use Financial Services, Inc. ("FSI"), an outside service company headquartered in Glen Rock, New Jersey, for data processing.


         The following table sets forth the location of our main office and branch offices, the year each office was opened and the net book value of each office. The following table does not include our new 53,000 square feet administrative building in Fairfield, New Jersey. The total cost of this building is expected to be approximately $13.5 million, which cost will be capitalized and amortized over a forty-year period. The following table also does not include the Lacey, New Jersey de novo branch office, which is expected to open in the first quarter of 2005. The total cost of the Lacey office is estimated to be approximately $2.3 million. We plan during 2005 to replace three office locations with new buildings at or near their current locations, at an estimated cost of approximately $1.9 million per branch. Furthermore, in December of 2004, we acquired a 3.7 acre parcel of land in West Caldwell, New Jersey for approximately $2.3 million. We intend to construct a branch office at this location and subdivide and lease to third parties the portion of land not used for the branch building.


                                                            Year Facility       Leased or         Net Book Value at
Office Location                                                 Opened            Owned           September 30, 2004
---------------                                                 ------            -----           ------------------

Main Office                                                    1928(1)            Owned                 $570,417
614 Kearny Avenue
Kearny, New Jersey

Branch Offices:
Bayville(2)                                                      1973             Leased                 $44,100
425 Route 9 & Ocean Gate Drive
Bayville, New Jersey

Caldwell(3)                                                      1968             Owned                 $161,999
417 Bloomfield Avenue
Caldwell, New Jersey

East Rutherford(4)                                               1969             Owned                  $42,419
20 Willow Street
East Rutherford, New Jersey

Franklin Lakes(3)                                                1978             Leased                  $5,605
574 Franklin Avenue
Franklin Lakes, New Jersey

Harrison                                                         1995             Owned                 $317,874
534 Harrison Avenue
Harrison, New Jersey

Irvington(2)                                                     1962             Owned                  $37,649
860 18th Avenue
Irvington, New Jersey

Lyndhurst                                                        1970             Owned                 $135,164
307 Stuyvesant Avenue
Lyndhurst, New Jersey

Milltown(2)                                                      1989             Leased                 $15,221
270 Ryders Lane
Milltown, New Jersey


                                       90



                                                            Year Facility       Leased or         Net Book Value at
Office Location                                                 Opened            Owned           September 30, 2004
---------------                                                 ------            -----           ------------------

Montville(4)                                                     1996             Leased                 $33,101
339 Main Road
Montville, New Jersey

Northvale(3)                                                     1965             Owned                 $158,754
119 Paris Avenue
Northvale, New Jersey

North Arlington                                                  1952             Owned                  $56,063
80 Ridge Road
North Arlington, New Jersey

Old Bridge(2)                                                    2002             Owned                 $976,282
510 State Highway 34
Old Bridge Township, New Jersey

Old Tappan(3)                                                    1973             Owned                 $225,730
207 Old Tappan Road
Old Tappan, New Jersey

Pine Brook(3)                                                    1974             Owned                 $142,336
267 Changebridge Road
Pine Brook, New Jersey

Pleasantdale(3)                                                  1971             Owned                  $82,636
West Orange (Pleasantdale)
487 Pleasant Valley Way
West Orange, New Jersey

River Vale(3)                                                    1965             Owned                 $208,501
653 Westwood Avenue
River Vale, New Jersey

Rutherford                                                       1974             Owned                  $80,243
252 Park Avenue
Rutherford, New Jersey

Spotswood(2)                                                     1979             Owned                 $223,361
520 Main Street
Spotswood, New Jersey

Springfield(2)                                                   1991             Owned               $1,278,711
130 Mountain Avenue
Springfield, New Jersey

Toms River(2)                                                    1996             Owned                 $649,845
827 Fischer Boulevard
Toms River, New Jersey

Tory Corner(3)                                                   1975             Owned                  $79,050
West Orange (Tory Corner)
216 Main Street
West Orange, New Jersey

Wanaque(4)                                                       1996             Leased                 $20,382
4 Union Avenue
Haskell, New Jersey

                                       91



                                                            Year Facility       Leased or         Net Book Value at
Office Location                                                 Opened            Owned           September 30, 2004
---------------                                                 ------            -----           ------------------
Wood-Ridge(4)                                                    1957             Owned               $1,659,353
250 Valley Boulevard
Wood-Ridge, New Jersey

Wyckoff                                                          2002             Owned                 $2,167,536
661 Wyckoff Avenue
Wyckoff, New Jersey

-----------------
(1) The main office opened at this site in 1928 and was rebuilt on the same site in 1968.
(2) This branch was acquired in acquisition of Pulaski Savings Bank in October 2002.
(3) This branch was acquired in acquisition of West Essex Savings Bank in July 2003.
(4) This branch was acquired in acquisition of South Bergen Savings Bank in April 1999.

Legal Proceedings

         Kearny Federal Savings Bank, from time to time, is a party to routine litigation which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans, and other issues incident to our business. There were no lawsuits pending or known to be contemplated against Kearny Financial Corp. or Kearny Federal Savings Bank at June 30, 2004 that would have a material effect on our operations or income.

                                   REGULATION

         Kearny Federal Savings Bank and Kearny Financial Corp. operate in a highly regulated industry. This regulation establishes a comprehensive framework of activities in which a savings and loan holding company and federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors. Set forth below is a brief description of certain laws that relate to the regulation of Kearny Federal Savings Bank and Kearny Financial Corp. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

         Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution and its holding company, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material adverse impact on Kearny Financial Corp., Kearny Federal Savings Bank, and their operations. The adoption of regulations or the enactment of laws that restrict the operations of Kearny Federal Savings Bank and/or Kearny Financial Corp. or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of Kearny Federal Savings Bank's franchise, resulting in negative effects on the trading price of Kearny Financial Corp. common stock.

Regulation of Kearny Federal Savings Bank

         General. As a federally chartered, Federal Deposit Insurance Corporation-insured savings bank, Kearny Federal Savings Bank is subject to extensive regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements imposed by the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

         Kearny Federal Savings Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. The Office of Thrift Supervision regularly examines Kearny Federal Savings Bank and prepares reports to Kearny Federal Savings Bank's Board of Directors on deficiencies, if any, found in its operations. The Office of Thrift Supervision has substantial discretion to impose enforcement action on an institution that fails to comply with applicable regulatory requirements, particularly with respect to its capital requirements. In addition, the Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular federally chartered savings bank and, if action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances.

         Insurance of Deposit Accounts. The Federal Deposit Insurance Corporation administers two separate deposit insurance funds. Generally, the Bank Insurance Fund insures the deposits of commercial banks and the Savings Association Insurance Fund insures the deposits of savings institutions. Kearny Federal Savings Bank's deposits are insured by the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the Bank Insurance Fund or the Savings Association Insurance Fund or to fund the administration of the Federal Deposit Insurance Corporation. In addition, the Federal Deposit Insurance Corporation is authorized to levy emergency special assessments on Bank Insurance Fund and Savings Association Insurance Fund members. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest. The assessment rate for Kearny Federal Savings Bank is currently 0%.

         The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Kearny Federal Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

         The Federal Deposit Insurance Corporation may terminate an institution's deposit insurance upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Kearny Federal Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

         In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance
Corporation to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.


         Regulatory Capital Requirements. Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. At September 30, 2004, Kearny Federal Savings Bank was in compliance with the minimum capital standards and qualified as "well capitalized." For Kearny Federal Savings Bank's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance on page __ as well as
Note 14 to the consolidated financial statements. In assessing an institution's capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where necessary.


         In addition, the Office of Thrift Supervision may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the Office of Thrift Supervision may restrict its activities.

         For purposes of the Office of Thrift Supervision capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. Kearny Federal Savings Bank does not have any non-withdrawable  accounts  or pledged  deposits.  Tier 1 and core  capital  are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and non-mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible for national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments

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(other  than  those  deducted  from  core  and  tangible  capital)  and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.

         The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires that the Office of Thrift Supervision and other federal banking agencies revise their risk-based capital standards, with appropriate transition rules, to ensure that they take into account interest rate risk, or IRR, concentration of risk and the risks of non-traditional activities. The Office of Thrift Supervision adopted regulations, effective January 1, 1994, that set forth the methodology for calculating an IRR component to be incorporated into the Office of Thrift Supervision risk-based capital regulations. On May 10, 2002, the Office of Thrift Supervision adopted an amendment to its capital regulations which eliminated the IRR component of the risk-based capital requirement. Pursuant to the amendment, the Office of Thrift Supervision will continue to monitor the IRR of individual institutions through the Office of Thrift Supervision requirements for IRR management, the ability of the Office of Thrift Supervision to impose individual minimum capital requirements on institutions that exhibit a high degree of IRR, and the requirements of Thrift Bulletin 13a, which provides guidance on the management of IRR and the responsibility of boards of directors in that area.

         The Office of Thrift Supervision continues to monitor the IRR of individual institutions through analysis of the change in net portfolio value, or NPV. NPV is defined as the net present value of the expected future cash flows of an entity's assets and liabilities and, therefore, hypothetically represents the value of an institution's net worth. The Office of Thrift Supervision has also used this NPV analysis as part of its evaluation of certain applications or notices submitted by thrift institutions. The Office of Thrift Supervision, through its general oversight of the safety and soundness of savings associations, retains the right to impose minimum capital requirements on individual institutions to the extent the institution is not in compliance with certain written guidelines established by the Office of Thrift Supervision regarding NPV analysis. The Office of Thrift Supervision has not imposed any such requirements on Kearny Federal Savings Bank.

         Prompt  Corrective  Regulatory  Action.  Under  the  Office  of  Thrift
Supervision Prompt Corrective Action regulations, the Office of Thrift Supervision is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has a ratio of total capital to risk-weighted assets of less than 8.0%, a ratio of Tier 1 (core) capital to risk weighted assets of less than 4.0% or a ratio of Tier 1 capital to total assets that is less than 4.0% (3.0% or less for institutions with the highest examination rating) is considered to be undercapitalized. A savings institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulations also provide that a capital restoration  plan must be filed  with the  Office of Thrift  Supervision  within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," and compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory

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supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors. At September 30, 2004, Kearny Federal Savings Bank's ratio of total capital to risk-weighted assets was 33.18%, its ratio of Tier 1 (core) capital to risk weighted assets was 31.27% and its ratio of Tier 1 capital to adjusted total assets was 11.15%, and it qualified as "well capitalized."

         Dividend and Other Capital Distribution Limitations. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as Kearny Federal Savings Bank, must file an application or a notice with the Office of Thrift Supervision at least thirty days before making a capital distribution, such as paying a dividend to Kearny Financial Corp. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the Office of Thrift Supervision; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the Office of Thrift Supervision or applicable regulations.

         The Office of Thrift Supervision may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. Kearny Federal Savings Bank made a capital distribution to Kearny Financial Corp. to provide the cash paid in connection with the acquisition of West Essex Bank, and as a result it is likely that Kearny Federal Savings Bank will be required to file an application, rather than a notice, for any capital distributions for a period of time following the offering.

         Capital distributions by Kearny Financial Corp., as a savings and loan holding company, will not be subject to the Office of Thrift Supervision capital distribution rules. Because Kearny Financial Corp. will retain 50% of the net proceeds of the stock offering, the likelihood that Kearny Federal Savings Bank must file an application rather than a notice for capital distributions is not expected to affect the payment of cash dividends by Kearny Financial Corp. to its stockholders or the amount of such dividends.

         Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the Office of Thrift Supervision, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

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         In addition,  the Office of Thrift Supervision  adopted  regulations to require a savings bank that is given notice by the Office of Thrift Supervision that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the Office of Thrift Supervision. If, after being so notified, a savings bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the Office of Thrift Supervision may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a savings bank fails to comply with such an order, the Office of Thrift Supervision may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties. Kearny Federal Savings Bank has not received any notice from the Office of Thrift Supervision that it has failed to meet any standard prescribed by the guidelines.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender test or they become subject to the business activity restrictions and branching rules applicable to national banks.
 To qualify as a qualified thrift lender, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory qualified thrift lender test set forth in the Home Owners' Loan Act by maintaining at least 65% of its portfolio assets in qualified thrift investments (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans). For purposes of the statutory qualified thrift lender test, portfolio assets are defined as total assets minus goodwill and other intangible assets, the value of property used by the institution in conducting its business, and specified liquid assets up to 20% of total assets. A savings institution must maintain its status as a qualified thrift lender on a monthly basis in at least nine out of every twelve months. Kearny Federal Savings Bank met the qualified thrift lender test as of September 30, 2004 and in each of the last twelve months and, therefore, qualifies as a qualified thrift lender.

         A savings bank that fails the qualified thrift lender test and does not convert to a bank charter generally will be prohibited from: (1) engaging in any new activity not permissible for a national bank, (2) paying dividends not permissible under national bank regulations, and (3) establishing any new branch office in a location not permissible for a national bank in the institution's home state. In addition, if the institution does not requalify under the qualified thrift lender test within three years after failing the test, the institution would be prohibited from engaging in any activity not permissible for a national bank and would have to repay any outstanding advances from the Federal Home Loan Bank as promptly as possible.

         Transactions with Related Parties. Federal law limits Kearny Federal Savings Bank's authority to lend to, and engage in certain other transactions with (collectively, "covered transactions"), "affiliates" (e.g., any company that controls or is under common control with an institution, including Kearny Financial Corp., Kearny MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

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         The  Sarbanes-Oxley  Act of 2002  generally  prohibits  a company  from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Kearny Federal Savings Bank's authority to extend credit to executive officers, directors and 10% stockholders ("insiders"), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Kearny Federal Savings Bank may make to insiders based, in part, on
Kearny  Federal  Savings  Bank's  capital  position and requires  certain  board
approval  procedures  to  be  followed.   Such  loans  must  be  made  on  terms
substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

         Kearny Federal Savings Bank makes loans to its officers, directors and employees in the ordinary course of business. Such loans are on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with other persons. Such loans also do not include more than the normal risk of collectibility or present other unfavorable features.

         As of September 30, 2004, June 30, 2004 and June 30, 2003, loans made by Kearny Federal Savings Bank to senior officers, directors and their associates totaled approximately $1.6 million, $1.6 million and $2.5 million, respectively. During the year ended June 30, 2004, new loans to senior officers, directors and their associates totaled $0, repayments totaled approximately $100,000 and loans to individuals no longer associated with the Kearny Federal Savings Bank totaled approximately $774,000. During the three months ended September 30, 2004, new loans to senior officers, directors and their associates totaled $0 and repayments totaled approximately $25,000.

         Other than through loans with Kearny Federal Savings Bank made in the ordinary course of business on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons, no directors, officers or their immediate family members were engaged, directly or indirectly, in transactions with Kearny Financial Corp. or any subsidiary exceeding $60,000 during the three years ended June 30, 2004 or the three months ended September 30, 2004.

         Community Reinvestment Act. Under the Community Reinvestment Act, every insured depository institution, including Kearny Federal Savings Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the Office of Thrift Supervision to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Kearny Federal Savings Bank. An unsatisfactory Community Reinvestment Act examination rating may be used by the Office of Thrift Supervision as the basis for the denial of an application. Kearny Federal Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent Community Reinvestment Act examination by the Office of Thrift Supervision.

         Federal Home Loan Bank System. Kearny Federal Savings Bank is a member of the Federal Home Loan Bank of New York, which is one of twelve regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of

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consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the Federal Home Loan Bank.

         As a member, Kearny Federal Savings Bank is required to purchase and maintain stock in the Federal Home Loan Bank of New York in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of our outstanding Federal Home Loan Bank advances. We are in compliance with this requirement with an investment in Federal Home Loan Bank of New York stock at September 30, 2004 of $11.4 million. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. In addition, these requirements could result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. At September 30, 2004, Kearny Federal Savings Bank was in compliance with such requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.


         The USA Patriot Act. Kearny Federal Savings Bank is subject to Office of Thrift Supervision regulations implementing the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act. The USA Patriot Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act. As of September 30, 2004, management of Kearny Federal Savings Bank believes all required actions to be taken by Kearny Federal Savings Bank under the USA Patriot Act have been completed.


         Among other requirements, Title III of the USA Patriot Act and the related regulations of the Office of Thrift Supervision impose the following requirements with respect to financial institutions:

o    Establishment of anti-money  laundering  programs that include, at minimum:
     (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.


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o    Establishment of a program specifying  procedures for obtaining identifying
     information  from  customers  seeking  to  open  new  accounts,   including
     verifying the identity of customers within a reasonable period of time.

o Establishment of appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

o Prohibitions on establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and compliance with certain record keeping obligations with respect to correspondent accounts of foreign banks.

         Bank   regulators   are  directed  to  consider  a  holding   company's
effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Regulation of Kearny Financial Corp.

         General. Kearny Financial Corp. is a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act. It is required to file reports with the Office of Thrift Supervision and is subject to regulation and examination by the Office of Thrift Supervision. Kearny Financial Corp. must also obtain regulatory approval from the Office of Thrift Supervision before engaging in certain transactions, such as mergers with or acquisitions of other financial institutions. In addition, the Office of Thrift Supervision has enforcement authority over Kearny Financial Corp. and any non-savings institution subsidiaries. This permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Kearny Federal Savings Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Kearny Financial Corp.

         Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, or the Act, which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision of the Act directs that civil penalties levied by the Securities and Exchange

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Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The  Act  also  increases  the  oversight  of,  and  codifies   certain
requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to stockholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

         Activities Restrictions. As a savings and loan holding company and as a subsidiary holding company of a mutual holding company, Kearny Financial Corp. is subject to statutory and regulatory restrictions on its business activities. The non-banking activities of Kearny Financial Corp. and its non-savings institution subsidiaries are restricted to certain activities specified by Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, Kearny Financial Corp. must file with the Office of Thrift Supervision either a prior notice or (in the case of non-banking activities permissible for bank holding companies) an application regarding its planned activity or acquisition.

         Mergers and Acquisitions. Kearny Financial Corp. must obtain approval from the Office of Thrift Supervision before acquiring, directly or indirectly, more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating an application for Kearny Financial Corp. to acquire control of a savings institution, the Office of Thrift Supervision would consider the financial and managerial resources and future prospects of Kearny

Financial Corp. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

         Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will continue in place after the proposed offering. Kearny Financial Corp. is the stock holding company subsidiary of Kearny MHC. Kearny Financial Corp. is permitted to engage in activities that are permitted for Kearny MHC subject to the same restrictions and conditions.

         Waivers of Dividends by Kearny MHC. Office of Thrift Supervision regulations require Kearny MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Kearny Financial Corp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members;
(ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Kearny MHC will waive dividends paid by Kearny Financial Corp., if any.

         Conversion of Kearny MHC to Stock Form. Office of Thrift Supervision regulations permit Kearny MHC to convert from the mutual form of organization to the capital stock form of organization, commonly referred to as a second step conversion. In a second step conversion a new holding company would be formed as the successor to Kearny Financial Corp., Kearny MHC's corporate existence would end, and certain depositors of Kearny Federal Savings Bank would receive the right to subscribe for shares of the new holding company. In a second step conversion, each share of common stock held by stockholders other than Kearny MHC would be automatically converted into a number of shares of common stock of the new holding company determined pursuant to an exchange ratio that ensures that Kearny Financial Corp. stockholders own the same percentage of common stock in the new holding company as they owned in Kearny Financial Corp. immediately prior to the second step conversion. Under Office of Thrift Supervision regulations, Kearny Financial Corp. stockholders would not be diluted because of any dividends waived by Kearny MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Kearny MHC converts to stock form. The total number of shares held by Kearny Financial Corp. stockholders after a second step conversion also would be increased by any purchases by Kearny Financial Corp. stockholders in the stock offering of the new holding company conducted as part of the second step conversion.

         Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire "control" of a savings and loan holding company or savings association. An acquisition of "control" can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift

Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

         Kearny Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Kearny Financial Corp. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Kearny Financial Corp. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended, in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Internal Revenue Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         Kearny Financial Corp. may exclude from its income 100% of dividends received from Kearny Federal Savings Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         Kearny Financial Corp. and Kearny Federal Savings Bank have previously filed a consolidated federal tax return with Kearny MHC. Kearny MHC's consolidated federal income tax returns have not been audited by the IRS during the past five years. Following the stock offering, Kearny Financial Corp. and Kearny Federal Savings Bank will file a consolidated return and Kearny MHC will file a separate return.

State Taxation

         Kearny Financial Corp. and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments. In July 2002, New Jersey eliminated the 3% tax rate formerly applicable to thrift institutions located in New Jersey, and such institutions are now subject to the 9% tax rate applicable to New Jersey corporations. Such change was retroactive to January 1, 2002.

         The state income tax returns of Kearny Federal Savings Bank have not been audited during the past five years. For additional information, see Note 15 of the Notes to the Consolidated Financial Statements beginning on page F-1.

                                   MANAGEMENT

Directors and Executive Officers of Kearny Financial Corp. and Kearny Federal Savings Bank

         Kearny Financial Corp.'s and Kearny Federal Savings Bank's Boards of Directors are both composed of nine members, with each director serving for a term of three years. Kearny Financial Corp.'s and Kearny Federal Savings Bank's bylaws require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year.

         Kearny Financial Corp.'s and Kearny Federal Savings Bank's executive officers are appointed annually by the respective Boards of Directors and serve at the Board's discretion. However, several of Kearny Federal Savings Bank's officers do have employment agreements, as further described on page
----.

         The following table sets forth information with respect to the directors and executive officers of Kearny Financial Corp. and Kearny Federal Savings Bank.

                          Age at                                                       Current
                         June 30,                                       Director         Term
Name                       2004        Position                         Since(1)       Expires
----                      ------       --------                         --------       -------
Directors
John J. Mazur, Jr.          50         Chairman                           1996           2004
John N. Hopkins             57         Director, President and Chief      2001           2006
                                       Executive Officer
Theodore J. Aanensen        59         Director                           1986           2005
Matthew T. McClane          67         Director                           1994           2004
John F. McGovern            43         Director                           1999           2004
Joseph P. Mazza             60         Director                           1993           2005
Leopold W. Montanaro(2)     64         Director                           2003           2006
Henry S. Parow              81         Director                           1976           2006
John F. Regan               59         Director                           1999           2005
Edward T. Rushforth(3)      87         Director                           1975           2006

                          Age at                                                              Current
                         June 30,                                              Director         Term
Name                       2004    Position                                    Since(1)       Expires
----                      ------   --------                                    --------       -------
Executive Officers(4)
Albert E. Gossweiler        56     Senior Vice President and                      N/A           N/A
                                   Chief Financial Officer
William C. Ledgerwood       51     Senior Vice President, Treasurer and           N/A           N/A
                                   Chief Accounting Officer
Sharon Jones                50     Senior Vice President and Corporate            N/A           N/A
                                   Secretary
Patrick M. Joyce            39     Senior Vice President and Chief                N/A           N/A
                                   Lending Officer
Allan Beardslee             52     Senior Vice President of Information           N/A           N/A
                                   Technology
Erika Sacher                39     Senior Vice President and Branch               N/A           N/A
                                   Administrator

----------------------
(1) Indicates the year the individual first became a director of Kearny Federal Savings Bank. Upon the formation of Kearny Financial Corp. in March 2001, each person serving as a director at that time of Kearny Federal Savings Bank became a director of Kearny Financial Corp.
(2)  Mr. Montanaro serves as a director of Kearny Federal Savings Bank only.
(3) Mr. Rushforth serves as a director of Kearny Financial Corp. and Kearny MHC only.
(4) Mr. Hopkins, Mr. Gossweiler, Mr. Ledgerwood and Ms. Jones also serve as officers of Kearny Financial Corp. The other officers listed herein are officers of Kearny Federal Savings Bank only.

         The business experience of each of Kearny Financial Corp.'s and Kearny Federal Savings Bank's directors and executive officers is set forth below. Each has held his present position for at least the past five years, except as otherwise indicated.

Directors

         John J. Mazur, Jr. is the sole owner and president/chief executive officer of Elegant Desserts, a wholesale bakery located in Lyndhurst, New Jersey, that sells gourmet cakes nationally and on QVC. He opened this business in 1994. From 1976 to 2003, he was also a partner and general manager of Mazur's Bakery, a retail bakery in Lyndhurst, New Jersey, that operated from 1936 until it was sold in 2003. He became chairman of the Board of Directors of Kearny in January 2004.

         John N. Hopkins became president and chief executive officer of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank in 2002 and served the Bank previously as executive vice president from 1994 to 2002 and as chief financial officer from 1994 to 1999. He has been employed by Kearny Federal Savings Bank since 1975. He is a graduate of Fairleigh Dickinson University. Active in professional and charitable organizations, he serves on several committees of the New Jersey League of Community Bankers; the board of directors of the Thrift Institutions Community Investment Corp. of NJ (TICIC), the board of trustees of Clara Maass Medical Center, the board of trustees of the Saint Barnabas Health Care System and the Rutherford Senior Citizens Center (55 Kip Center).

         Theodore J. Aanensen is an owner and president of Aanensen's, a luxury home remodeling and custom cabinetry company established in Kearny in 1951. A graduate of Upsala College in 1966, he has been president of Aanensen's since 1982.

         Joseph P. Mazza is a graduate of Seton Hall University and The University of Pennsylvania. He is a self-employed dentist practicing in Rutherford, New Jersey, since 1971. He also serves on the Board of the Rutherford Senior Citizens Center.

         Matthew T. McClane retired in 2002. He was appointed to president and chief executive officer of Kearny Federal Savings Bank in 1994 and president and chief executive officer of Kearny MHC and Kearny Financial Corp. in 2001. He was employed by Kearny Federal Savings Bank from 1967 to 2002.

         John F. McGovern is the owner of McGovern Monuments, a monument sales and lettering company located in North Arlington, New Jersey that has been in business since 1924. He has also worked as a self-employed certified public accountant and certified financial planner since 1984 and as a registered investment advisor since 2001.

         Leopold W. Montanaro is retired and was the chairman, president and chief executive officer of West Essex Bancorp, Inc. and West Essex Bank, located in Caldwell, New Jersey, until such bank was acquired by Kearny Financial Corp. on July 1, 2003. He was employed by West Essex Bank from 1972 until the completion of the merger with Kearny Federal Savings Bank. He serves as a director of Kearny Federal Savings Bank but not as a director of Kearny Financial Corp. or Kearny MHC.

         Henry S. Parow is a graduate of Seton Hall College. He is a licensed funeral director in the state of New Jersey since 1950. He is the original owner, director and manager of the Parow Funeral Home, North Arlington, New Jersey, since 1957. He currently is on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp.

         John F. Regan has been the majority stockholder and president of two automobile sales and service companies, DeMassi Pontiac, Buick and GMC, located in Riverdale, New Jersey and Regan Pontiac, Buick and GMC, located in Long Island City, New York since 1995.

         Edward T. Rushforth is retired. He was a florist and the owner of a retail floral business that he sold in 1977. He served as a director of Kearny Federal Savings Bank until 2003 and now serves only as a director of Kearny Financial Corp. and Kearny MHC.

Executive Officers

         Albert E. Gossweiler became senior vice president and chief financial officer of Kearny Federal Savings Bank in 1999 and of Kearny Financial Corp. upon its formation in 2001. He was previously employed by South Bergen Savings Bank and joined Kearny when such bank was acquired by Kearny Federal Savings Bank in 1999. He was employed by South Bergen Savings Bank from 1981 until the completion of the merger with Kearny Federal Savings Bank.

         William C. Ledgerwood became the senior vice president, treasurer and chief accounting officer of Kearny Federal Savings Bank and Kearny Financial Corp. in 2002 and has been employed by Kearny Federal Savings Bank since 1998. He was previously the chief financial officer for The Jersey Bank for Savings, which opened as a de novo stock bank in 1989 and was acquired by Interchange Bank in 1998.

         Sharon Jones is the corporate secretary of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank. She was appointed to the office of corporate secretary in 1997 and became a senior vice president in 2002. She has been employed by Kearny Federal Savings Bank since 1972.

         Patrick M. Joyce became the senior vice president and chief lending officer of Kearny Federal Savings Bank in 2002 and was previously vice president of loan originations from 1999 to 2002. He was formerly employed by South Bergen Savings Bank as an assistant corporate secretary and as a loan originator starting in 1989. He joined Kearny when South Bergen Savings Bank was acquired by Kearny Federal Savings Bank in 1999 and was employed by such bank from 1985 until the completion of the merger with Kearny Federal Savings Bank.

         Allan Beardslee became senior vice president of information technology for Kearny Federal Savings Bank in 2002 and prior to that was senior vice president of operations beginning in 1982. He has been employed by Kearny Federal Savings Bank since 1975.

         Erika Sacher has been the senior vice president and branch administrator of Kearny Federal Savings Bank since 2002 and was previously a vice president and branch administrator from 1999 to 2002. She was formerly employed by South Bergen Savings Bank as a vice president and branch administrator and joined Kearny when such bank was acquired by Kearny Federal Savings Bank in 1999. She was employed by South Bergen Savings Bank from 1991 until the completion of the merger with Kearny Federal Savings Bank.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended June 30, 2004, the Board of Directors met twelve times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended June 30, 2004. The Board maintains an Audit & Compliance Committee, a Budget Committee, an Executive Committee, an Interest Rate Risk Management Committee, an Asset Quality Committee, a Nominating Committee and a Compensation Committee, as well as a Building & Grounds Committee, a Governance Committee, a Planning & Marketing Committee, an Electronic Data Processing Committee and a Benefits Equalization Plan Administrative Committee.

         The Audit & Compliance Committee consists of Directors McGovern (Chair), Mazur, Mazza and Regan. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has designated John F. McGovern as an audit committee financial expert under the rules of the Securities and Exchange Commission. This committee meets monthly and also periodically with the internal auditor, the compliance officer and the external auditors. This committee's responsibilities include oversight of the internal audit and regulatory compliance activities and monitoring management and employee compliance with the Board's audit policies and applicable laws and regulations. This committee is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors. This committees operates under a written charter, which governs its composition, responsibilities and operations.

         The Compensation Committee consists of Directors Aanensen (Chair), Mazur, Mazza and Parow. This committee meets as needed. The responsibilities of this committee include appraisal of the performance of officers, administration of management incentive compensation plans and review of directors' compensation. This committee reviews industry compensation surveys and reviews the recommendations of management on employee compensation matters. This committees operates under a written charter, which governs its composition, responsibilities and operations.

         The Nominating Committee, consisting of Directors Mazza (Chair), Aanensen, Parow, Regan and Rushforth, is responsible for the annual selection of management's nominees for election as directors.

Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. This committees operates under a written charter, which governs its composition, responsibilities and operations.

         Kearny Financial Corp. and Kearny Federal Savings Bank have adopted a code of ethics, which applies to all employees and directors and addresses compliance with applicable laws, rules and regulations. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

         Board Fees. Directors are currently paid a fee of $1,250 per Kearny Federal Savings Bank board meeting attended, $600 per Kearny Financial Corp. meeting attended and $600 per Kearny MHC meeting attended. The chairman of the board receives a higher fee of $1,500, $720 and $720, for bank, holding company and mutual holding company meetings, respectively.

         Members of the Kearny Federal Savings Bank Executive Committee are currently paid $1,200 per committee meeting attended; the chairman of the board receives a higher fee of $1,440 for Executive Committee meetings. Each member of the Kearny Federal Savings Bank Board of Directors is also a member of the Executive Committee. Members of the Audit & Compliance Committee and the chairman of this committee are paid $250 and $350, respectively, for each meeting attended. Members of the Compensation Committee and the chairman of this committee are paid $250 and $300, respectively, for each meeting attended. The Administrative Building Construction Committee and the Branch Renovation & Construction Committee are ad hoc committees, and members of these committees are paid $250 per meeting attended.

         Directors also receive an annual retainer as follows: $30,000 for service on Kearny Federal Savings Bank's board, $6,000 for service on Kearny Financial Corp.'s board and $6,000 for service on Kearny MHC's board. The aggregate fees paid to the directors for the year ended June 30, 2004 were $594,850. Directors who also serve as employees do not receive compensation as directors. Effective January 1, 2005, the annual retainers will be increased to $32,000 for service on Kearny Federal Savings Bank's board, $9,000 for service on Kearny Financial Corp.'s board and $9,000 for service on Kearny MHC's board.

         Directors Consultation and Retirement Plan. Kearny Federal Savings Bank maintains a Directors Consultation and Retirement Plan (the "DCRP"). The DCRP provides retirement benefits to the directors of the Bank based upon the number of years of service to the Bank's board. To be eligible to receive benefits under the DCRP, a director generally must have completed at least 5 years of service and must not retire from the board prior to reaching 60 years of age. If a director agrees to become a consulting director to the Bank's board upon retirement, he will receive a monthly payment equal to 2.5% of the Bank's Board fee in effect during the 12-month period prior to the date of retirement multiplied by the number of years of service as a director, not to exceed 80% of Board fee compensation. Benefits under the DCRP begin upon a director's retirement and are paid for life; provided, however, that in the event of a director's death prior to the receipt of 120 monthly payments, payments shall continue to the director's surviving spouse or estate until 120 payments have been made. In the event there is a change in control (as defined in the DCRP), all directors will be presumed to be eligible to receive benefits under the DCRP and each director will receive a lump sum payment equal to the present value of future benefits payable. Benefits under the DCRP are unvested and forfeitable until retirement at or after age 60 with at least 5 years of service, termination of service following a change in control, disability following at least 5 years of service or death. For the year ended June 30, 2004, payments made by the Bank under the DCRP totaled $89,314.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by Kearny Financial Corp.'s Chief Executive Officer and certain other officers of Kearny Financial Corp. or Kearny Federal Savings Bank for the year ended December 31, 2003. All compensation was paid by Kearny Federal Savings Bank.

                                                           Annual Compensation(1)
                                                           ----------------------
                                                                                      All Other
Name and Principal Position                         Year      Salary     Bonus       Compensation
---------------------------                        ------     ------     -----       ------------
John N. Hopkins, President and                      2003    $335,000   $103,450        $6,381(2)
Chief Executive Officer

Allan Beardslee, Senior Vice President              2003     173,000     61,610         6,007(3)
and EDP Officer

Albert E. Gossweiler, Senior Vice                   2003     173,000     57,110         6,042(4)
President and Chief Financial Officer

Sharon Jones, Senior Vice President                 2003     147,500     55,825         4,785(5)
and Corporate Secretary

William C. Ledgerwood, Senior Vice                  2003     135,000     59,950         4,247(6)
President, Treasurer and Chief
Accounting Officer

--------------
(1) Compensation information for the years ended December 31, 2002 and 2001 is omitted because Kearny Financial Corp. was not a reporting company under
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 during those periods. Kearny provides certain of its executive officers with non-cash benefits and perquisites, such as the use of company-owned or leased vehicles. The aggregate value of such non-cash benefits for the year ended December 31, 2003 did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus for any officer.
(2) Consists of an employer contribution to the 401(k) Plan for Mr. Hopkins of $4,059 and $2,322 for payment of life insurance premium.
(3) Consists of an employer contribution to the 401(k) Plan for Mr. Beardslee of $5,190 and $817 for payment of life insurance premium.
(4) Consists of an employer contribution to the 401(k) Plan for Mr. Gossweiler of $4,515 and $1,527 for payment of life insurance premium.
(5) Consists of an employer contribution to the 401(k) Plan for Ms. Jones of $4,342 and $443 for payment of life insurance premium.
(6) Consists of an employer contribution to the 401(k) Plan for Mr. Ledgerwood of $3,640 and $607 for payment of life insurance premium.

         Employment Agreements. Kearny Federal Savings Bank has entered into an employment agreement with Mr. Hopkins, pursuant to which his minimum base salary is $450,000. Mr. Hopkins' employment agreement has a term of three years, which commenced on July 1, 2004, and may be extended on or before each anniversary of the effective date upon determination of the Board of Directors of Kearny Federal Savings Bank that his performance has met the requirements and standards of the Board. Pursuant to the terms of Mr. Hopkins' employment agreement, he is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and privileges applicable to senior management of Kearny Federal Savings

Bank. Upon his termination of employment at any time on or after attainment of age 62 and until he becomes eligible for Medicare coverage, Mr. Hopkins is permitted to continue to participate, at Kearny Federal Savings Bank's expense, in the group medical plan sponsored by the Bank.

         If Kearny Federal Savings Bank terminates Mr. Hopkins without "cause" as defined in the agreement, he will be entitled to (i) a continuation of his salary from the date of termination through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. If Mr. Hopkins' employment is terminated involuntarily during the term of the agreement following a "change in control," as defined in the agreement, of Kearny Federal Savings Bank or Kearny Financial Corp. or without cause within twenty-four months following a change in control, he will be paid an amount equal to 2.999 times his five-year average annual taxable cash compensation in a lump sum and be entitled to continued medical and dental coverage for the remainder of the term. Mr. Hopkins will also be entitled to the foregoing change in control severance payment and benefits if he voluntarily terminates his employment within 120 days following certain events during the term of the agreement following a change in control of Kearny Federal Savings Bank or Kearny Financial Corp. or within twenty-four months following a change in control. All amounts payable as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. If a change in control payment had been made under Mr. Hopkins agreement as of September 30, 2004, the payment would have equaled approximately $818,240.

         Kearny Federal Savings Bank has also entered into employment agreements with Senior Vice Presidents Beardslee, Gossweiler, Jones, Joyce, Ledgerwood and Sacher providing for a minimum base salary of $183,000, $183,000, $156,500, $165,000, $170,000 and $170,000, respectively. These agreements each have a term of two years, which commenced on July 1, 2004, and each provides for extension of the term on or before each anniversary of the effective date upon determination of the Board of Directors of Kearny Federal Savings Bank that the officer's performance has met its requirements and standards. Pursuant to the terms of the employment agreements, each officer is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and privileges applicable to senior management of Kearny Federal Savings Bank. Upon termination of employment at any time on or after attainment of age 62 and until eligibility for Medicare coverage, each of the officers is also permitted to continue to participate, at Kearny Federal Savings Bank's expense, in the group medical plan sponsored by the Bank.

         If terminated without cause, each of these officers will be entitled to
(i) a continuation of his or her salary through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. If terminated involuntarily during the term of the agreement following a "change in control," as defined in the agreement, of Kearny Federal Savings Bank or Kearny Financial Corp. or without cause within twenty-four months following a change in control, each of these officers will be paid an amount equal to 2.0 times his or her most recent total annual compensation (including the value of deferred compensation and retirement plans) in a lump sum and be entitled to continued medical and dental coverage for the remainder of the term. Each of the officers will also be entitled to the foregoing change in control severance payment and benefits upon a voluntary termination of employment within 120 days following certain events during the term of the agreement following a change in control of Kearny Federal Savings Bank or Kearny Financial Corp. or within twenty-four months following a change in control. All amounts payable to any of the officers as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. If change in control payments had been made under these agreements as of September 30, 2004, the payments would have equaled approximately $481,000, $472,000, $416,000, $374,000, $398,000 and
$328,000 for Senior Vice Presidents Beardslee, Gossweiler, Jones, Joyce, Ledgerwood and Sacher, respectively.

         Additionally, at September 30, 2004, Kearny Federal Savings Bank had change in control severance arrangements with forty-one other officers of the Bank providing for payment of one times their most recent total annual compensation (including the value of deferred compensation and retirement plans) if terminated within twenty-four months following a change in control. Such agreements are currently effective through May 2006.

         As of September 30, 2004, Kearny Federal Savings Bank also sponsored a change in control severance pay plan, which provides for payments in the event of involuntary termination without cause within 12 months of consummation of a merger or change of control. The amount of such payments is equal to two and one-half weeks salary for every year or partial year of service with Kearny Federal Savings Bank, with a minimum benefit equal to two and one-half weeks of salary and a maximum benefit equal to 100 weeks of salary. If the other party to the transaction sponsors a more generous severance pay plan, the employee is entitled to receive the amount of payments payable under such party's plan. Employees who are subject to employment, change in control or severance agreements are not entitled to benefits under his plan.

Benefit Plans

         401(k) Savings and Profit Sharing Plan. Kearny Federal Savings Bank sponsors a tax-qualified defined contribution savings plan for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan on the first day of the month coincident with or immediately following the completion of twelve months of service and the attainment of age 21. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 75% of compensation, not to exceed applicable limits under the Internal Revenue Code. Employees age 50 and over may make catch-up contributions, which for calendar year 2003 were limited to $2,000. In addition, the 401(k) Plan provides for dollar-for-dollar employer matching contributions up to a maximum of 3% of such person's salary for each participant under the 401(k) Plan. Employee and employer matching contributions are immediately 100% vested. The 401(k) Plan will be amended for participants under the 401(k) Plan to be able to direct 401(k) Plan assets to be invested in the stock of Kearny Financial Corp. in the offering. Such directed investment of 401(k) Plan assets will be determined based upon each individual's subscription rights as eligible depositors of Kearny Federal Savings Bank at the eligibility record date and supplemental eligibility record date set for the offering.

         It is intended that the 401(k) Plan will operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the requirements of Section 401(a) of the Internal Revenue Code. Contributions to the 401(k) Plan for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See Management -Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __.

         Pension Plan. Kearny Federal Savings Bank is a participating employer in a multiple-employer pension plan sponsored by the Financial Institutions Retirement Fund (the "Pension Plan"). All full-time employees of the Bank are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon the earlier of completion of five years service or attainment of normal retirement age of 65. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         The Pension Plan provides for monthly payments to each participating employee at normal retirement age. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning as early as age 45. The Pension Plan also provides for payments in the event of disability or death.

         The annual benefit amount upon retirement at age 65 equals 2% times years of service times a participant's highest five year average salary. Benefits are payable in the form of a monthly retirement benefit and a death benefit or an alternative form that is actuarially equivalent. At September 30, 2004, Officers Hopkins, Gossweiler, Ledgerwood, Sacher, Joyce, Beardslee and Jones had 28 years, 21 years, 5 years, 12 years, 18 years, 28 years and 31 years, respectively, of credited service under the Pension Plan and had a current highest five year average salary of $283,000, $159,000, $121,000, $115,000, $104,000, $166,000 and $140,000, respectively.


         We anticipate higher benefits costs during the remainder of fiscal 2005, as we expect to contribute significantly more to fund the employee pension plan.


         Benefit Equalization Plan. Kearny Federal Savings Bank has adopted a Benefit Equalization Plan (the "BEP"). The purpose of the BEP is to provide a pension benefit based upon the actual earnings of senior officers of the Bank (President, Executive Vice Presidents, Vice Presidents and Corporate Secretaries) in the event that their average annual earnings exceeds the permissible pensionable earnings level under the Pension Plan as required by the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code. The supplemental pension for President and Chief Executive Officer John N. Hopkins and other senior officers whose highest five year annual earnings prior to retirement will include years in which such earnings exceed the limits of Sections 401(a)(17) and 415 of the Internal Revenue Code will receive a supplemental benefit based upon the difference between their average earnings taking into effect this maximum pensionable earnings limitation and their average earnings without regard to such limitation, multiplied by 2% times their years of service at retirement. The benefits payment under the BEP will be in the form of an annual benefit payable for life and a death benefit, unless the committee administering the BEP authorizes an alternative form of benefit. During the year ended June 30, 2004, there was approximately $59,000 of benefits paid to retired participants under the BEP. For the year ended June 30, 2004, financial reporting expense accrued under the BEP totaled $207,000.

         The following table sets forth the estimated annual benefits payable under the Pension Plan and the Benefit Equalization Plan described above, upon retirement at age 65 as of June 30, 2004, expressed in the form of a life annuity, for the average annual earnings described above and years of service specified. Such amounts are in addition to any benefits payable under Social Security.


                      Creditable Years of Service at Age 65
                      -------------------------------------
   Average
Annual Wages          15          20            25          30          35
------------      ----------  -----------   ----------  ---------    ---------
  $  25,000        $ 7,500     $ 10,000     $ 12,500    $ 15,000     $ 17,500
     50,000         15,000       20,000       25,000      30,000       35,000
     75,000         22,500       30,000       37,500      45,000       52,500
    100,000         30,000       40,000       50,000      60,000       70,000
    150,000         50,000       60,000       75,000      90,000      105,000
    200,000         60,000       80,000      100,000     120,000      140,000
    300,000         90,000      120,000      150,000     180,000      210,000
    400,000        120,000      160,000      200,000     240,000      280,000
    550,000        165,000      220,000      275,000     330,000      385,000

         Group Term Life Insurance Plan. Kearny Federal Savings Bank has a post-retirement group term life insurance plan covering all eligible employees. Benefits are based on age and years of service. During the year ended June 30, 2004, there was approximately $6,000 contributed to and benefit paid under this plan.

         Compensation Committee Interlocks and Insider Participation. The Compensation Committee during the year ended June 30, 2004, consisted of Directors Aanensen (Chair), Mazur, Mazza and Parow. During the year ended June 30, 2004, Kearny Financial Corp. had no "interlocking" relationships in which
(i) an executive officer of Kearny Financial Corp. served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Kearny Financial Corp.; (ii) an executive officer of Kearny Financial Corp. served as a director of another entity, one of whose executive officers served on the compensation committee of Kearny Financial Corp.; and (iii) an executive officer of Kearny Financial Corp. served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kearny Financial Corp.

Potential Stock Benefit Plans

         Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan for the exclusive benefit of participating employees of Kearny Federal Savings Bank, to be implemented prior to the completion of the offering. Participating employees are employees who have completed at least one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by Kearny Federal Savings Bank in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the shares sold in the offering. The employee stock ownership plan may elect, in whole or in part, to fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval. The employee stock ownership plan intends to borrow funds from Kearny Financial Corp. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the shares sold in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of base compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment service before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by Kearny Federal Savings Bank are discretionary and as a result benefits payable under this plan cannot be estimated.

         The Board of Directors has appointed the non-employee directors to a committee that will administer the plan and serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the plan's committee, subject to the trustees' fiduciary duties.

         Benefits Equalization Plan for Employee Stock Ownership Plan. Along with the implementation of the employee stock ownership plan, Kearny Federal Savings Bank will implement a benefits equalization plan related to this plan for its senior officers. The participants under this plan will be the same as the participants under the benefits equalization plan related to the Kearny Federal Savings Bank's Pension Plan. This plan will provide participating executives with benefits otherwise limited under the employee stock ownership plan by Sections 401(a)(17) and 415 of the Internal Revenue Code. Specifically, the plan will provide benefits to officers that cannot be provided under the employee stock ownership plan as a result of limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code, but that would have been provided under the employee stock ownership plan, but for these Internal Revenue Code limitations. For example, this plan will provide participants with a benefit for any compensation that they may earn in excess of $205,000 (as indexed) comparable to the benefits earned by all participants under the employee stock ownership plan for compensation earned below that level. Kearny Federal Savings Bank may utilize a grantor trust in connection with this plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Kearny Federal Savings Bank's general creditors in the event of insolvency, until paid to a participant following termination of employment according to the terms of the plan. Benefits under the plan will be paid in a lump sum in the form of common stock of Kearny Financial Corp. to the extent permissible under applicable regulations, or in the alternative, benefits will be paid in cash based upon the value of such common stock at the time that such benefit payments are made. The actual value of benefits under this plan and the annual financial reporting expense associated with this plan will be calculated annually based upon a variety of factors, including the actual value of benefits for participants determined under the employee stock ownership plan each year, the applicable limitations under the Internal Revenue Code that are subject to adjustment annually and the salary of each participant at such time. Generally, benefits under the plan will be taxable to each participant at the time of receipt of such payment, and Kearny Federal Savings Bank will recognize a tax-deductible compensation expense at such time.

         Stock Option Plan. We intend to adopt a stock option plan for the benefit of directors and officers after the passage of at least six months following the completion of the offering. Under the current regulations of the Office of Thrift Supervision, the stock option plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Kearny MHC, unless we obtain a waiver from the Office of Thrift Supervision allowing approval by a majority of votes cast, other than by Kearny MHC. The plan and the approval of the plan will comply with all of the then applicable Office of Thrift Supervision regulations. Up to 4.9% of the total number of shares of common stock to be issued in the offering to public stockholders and Kearny MHC will be reserved for issuance under the stock option plan. No determinations have been made as to any specific grants to be made under the stock option plan or the terms thereof. In accordance with the requirements of our charter, any stock option plan adopted will be subject to approval of the holders of a majority of the shares eligible to be voted at a stockholder meeting.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Kearny Financial Corp. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options); and (2) options that do not so qualify (non-incentive stock options). The exercise price of any options will be not less than the fair market value of the common stock on the date of grant. Any stock option plan would be in effect for up to 10 years following the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years following the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities and job performance.


         The Financial Accounting Standards Board has announced a change in the required accounting methods applicable to stock options effective after June 15, 2005. Under such accounting requirements, we will be required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned.


         Restricted Stock Plan. We also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in Kearny Financial Corp. after the passage of at least six months following the completion of the offering. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors. Under the current regulations of the Office of Thrift Supervision, the stock option plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Kearny MHC, unless we obtain a waiver from the Office of Thrift Supervision allowing approval by a majority of votes cast, other than by Kearny MHC. The plan and the approval of the plan will comply with all of the then applicable Office of Thrift Supervision regulations.

         We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 1.96% of the total number of shares of common stock issued in the offering to public stockholders and Kearny MHC. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan.

         Dilution. While our intention is to fund the stock option plan and restricted stock plan through open market purchases, stockholders will experience a reduction or dilution in ownership interest if the plans are instead funded with newly-issued shares.

         The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.92%.

         The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.67%.

Transactions with Management and Others

         Other than through loans with Kearny Federal Savings Bank, no directors, executive officers or their immediate family members were engaged, directly or indirectly, in transactions with Kearny Financial Corp. or any subsidiary exceeding $60,000 during the three years ended June 30, 2004 or the three months ended September 30, 2004.

         Kearny Federal Savings Bank makes loans to its officers, directors and employees in the ordinary course of business. Such loans are on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons. Such loans also do not include more than the normal risk of collectibility or present other unfavorable features.

Proposed Stock Purchases by Management


         While no formal decisions have been made, preliminary indications are that Kearny Financial Corp.'s directors and executive officers and their associates will purchase approximately 573,000 shares of common stock in the offering, which represents 1.2%, 1.0% and 0.9% of the total shares to be outstanding after the offering at the minimum, midpoint and maximum of the offering range, respectively.


         The following table sets forth for each of the directors and executive officers of Kearny Financial Corp. (including in each case all "associates" of the directors and executive officers) the number of shares of common stock which each director and officer have preliminarily indicated they intend to purchase. The table does not include purchases by the employee stock ownership plan and does not take into account any stock benefit plans to be adopted following the stock offering. See Management - Potential Stock Benefit Plans on page __.

                                  Total                             Percentage of           Percentage of         Percentage of
                                Number of      Total Dollar       Total Outstanding       Total Outstanding     Total Outstanding
                                  Shares         Amount of            Shares at               Shares at             Shares at
                                  to be        Shares to be        Minimum of the          Midpoint of the        Maximum of the
            Name                Purchased        Purchased        Offering Range(1)       Offering Range(2)     Offering Range(3)
            ----                ---------        ---------        --------------          --------------        --------------

John J. Mazur, Jr.               75,000        $  750,000              0.160%                  0.136%                 0.119%
John N. Hopkins                  50,000           500,000              0.107%                  0.091%                 0.079%
Theodore J. Aanensen             32,500           325,000              0.070%                  0.059%                 0.051%
Matthew T. McClane               20,000           200,000              0.043%                  0.036%                 0.032%
John F. McGovern                 50,000           500,000              0.107%                  0.091%                 0.079%
Joseph P. Mazza                  50,000           500,000              0.107%                  0.091%                 0.079%
Leopold Montanaro                75,000           750,000              0.160%                  0.136%                 0.119%
Henry S. Parow                   75,000           750,000              0.160%                  0.136%                 0.119%
John F. Regan                    55,000           550,000              0.118%                  0.100%                 0.087%
Edward T. Rushforth               5,000            50,000              0.011%                  0.009%                 0.008%
Albert E. Gossweiler             42,500           425,000              0.091%                  0.077%                 0.067%
William C. Ledgerwood            20,000           200,000              0.043%                  0.036%                 0.032%
Sharon Jones                     10,000           100,000              0.021%                  0.018%                 0.016%
Patrick M. Joyce                  4,000            40,000              0.009%                  0.007%                 0.006%
Allan Beardslee                   4,000            40,000              0.009%                  0.007%                 0.006%
Erika Sacher                      5,000            50,000              0.011%                  0.009%                 0.008%
                                -------         ---------              -----                   -----                  -----
         Total                  573,000        $5,730,000              1.226%                  1.042%                 0.906%
                                =======         =========              =====                   =====                  =====


-----------------
(1) Assumes the issuance of 46,750,000 shares in the offering, including shares to be issued to Kearny MHC.
(2) Assumes the issuance of 55,000,000 shares in the offering, including shares to be issued to Kearny MHC.
(3) Assumes the issuance of 63,250,000 shares in the offering, including shares to be issued to Kearny MHC.

         If the stockholders of Kearny Financial Corp. approve the stock benefit plans as discussed in this prospectus (including 1.96% of the total number of shares of common stock issued in the offering to public stockholders and Kearny MHC for the restricted stock plan and 4.9% of the total number of shares of common stock issued in the offering to public stockholders and Kearny MHC for the stock option plan), and assuming that the plans are funded with newly issued shares instead of shares acquired in open market purchases, the aggregate ownership of directors and executive officers would increase. See Management -Potential Stock Benefit Plans on page __.

         Purchases of common stock in the offering by directors and executive officers will be counted toward the minimum of 14,025,000 shares required to be sold to public stockholders to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy the 14,025,000 share minimum, subject to the limitation on the individual maximum share purchase limitations and the requirement that directors, executive officers and their associates may not purchase, in the aggregate, more than 25% of the shares sold in the offering.

         Shares of common stock purchased by directors and executive officers cannot be sold for a period of one year following the offering, and stock certificates issued to directors and executive officers will bear a legend restricting their sale. See The Stock Offering - Restrictions on Transferability by Directors and Executive Officers on page __.

Security Ownership of Certain Beneficial Owners and Management

         Currently, all of the outstanding common stock of Kearny Financial Corp. is held by Kearny MHC, the federal mutual holding company parent of Kearny Financial Corp. After the stock offering, Kearny MHC will hold 70% of the outstanding common stock of Kearny Financial Corp. Information regarding the planned purchases of common stock in the stock offering by directors and executive officers of Kearny Financial Corp. (including in each case all "associates" of the directors and executive officers) is set forth above under Proposed Stock Purchases by Management.

         The following table sets forth information regarding Kearny MHC's ownership of Kearny Financial Corp. common stock.


                                    Number of Shares
                                    of Common Stock       Percent of Shares of
Name and Address                   Beneficially Owned   Common Stock Outstanding
                                   ------------------   ------------------------
of Beneficial Owner

Kearny MHC
614 Kearny Avenue, Kearny, NJ 07032      10,000                 100%

                               THE STOCK OFFERING

         The Board of Directors adopted the plan authorizing the stock offering on June 7, 2004, subject to the approval of the Office of Thrift Supervision. We received authorization from the Office of Thrift Supervision to conduct the stock offering on __________, 2004. Office of Thrift Supervision authorization does not constitute a recommendation or endorsement of an investment in our stock by the Office of Thrift Supervision.

General

         On June 7, 2004, the Board of Directors adopted the plan of stock issuance, pursuant to which Kearny Financial Corp. will sell its common stock to eligible depositors of Kearny Federal Savings Bank in a subscription offering and, if shares are available, to the general public in a community offering and/or a syndicated community offering. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the Office of Thrift Supervision.

         We are offering for sale between a minimum of 14,025,000 shares and an anticipated maximum of 18,975,000 shares of common stock in the offering (subject to adjustment to up to 21,821,250 shares). The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering. Interest will be paid on subscription funds from the date the payment is received until the offering is either completed or terminated.

         We may cancel the offering at any time prior to completion. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest.

         In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

Purposes of the Stock Offering

         Kearny Financial Corp. has grown significantly in recent years. The proceeds from the sale of common stock of Kearny Financial Corp. will provide Kearny Federal Savings Bank with new equity capital, which will support additional future deposit growth and expanded operations. While Kearny Federal Savings Bank currently exceeds all regulatory capital requirements to be considered well capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, provides a means for the orderly preservation and expansion of Kearny Federal Savings Bank's capital base. If we expand our business as we currently plan, we will need the additional capital to remain well capitalized under regulatory capital requirements.

         The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our stock.

Conduct of the Offering

         Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on March 31, 2003 with deposits of at least $50.00);

o    the tax qualified  employee stock benefit plans of Kearny  Federal  Savings
     Bank;

o Supplemental Eligible Account Holders (depositors at the close of business on September 30, 2004 with deposits of at least $50.00);

o Other Members (depositors at the close of business on November 30, 2004 who are not Eligible Account Holders or Supplemental Eligible Account Holders).

         Former depositors of West Essex Bank, which was acquired by Kearny Federal Savings Bank in July 2003, will be treated as Eligible Account Holders if they had deposits with West Essex at the close of business on March 31, 2003 of at least $50.00.

         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence at any time during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we will fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock.

         Any shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons in the following order of priority:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase, subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 50,000 shares), (ii) one-tenth of 1% of the total shares of common stock offered in the subscription and community offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription and community offering by a fraction, of which the numerator is the total amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible

Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case measured as of March 31, 2003, whose subscriptions remain unfilled. Subscription rights received by officers and directors of Kearny Financial Corp. or Kearny Federal Savings Bank, and such persons' associates, based on their increased deposits in Kearny Federal Savings Bank in the one year preceding March 31, 2003 will be subordinated to the subscription rights of all other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date. Failure to list an account, or providing incorrect information, could result in the loss of all or a part of the subscriber's allocation. The total amount of qualifying deposits of all Eligible Account Holders as of March 31, 2003 was $1,593.3 million.

         Priority 2: The Employee Plans. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the tax qualified employee stock benefit plans may be given the opportunity to purchase in the aggregate up to but less than 5% of the total number of shares of common stock issued in the offering to public stockholders and to Kearny MHC. It is expected that Kearny Federal Savings Bank's employee stock ownership plan will purchase up to 8% of the shares issued in the offering to persons other than Kearny MHC. To the extent the employee stock ownership plan does not purchase shares in the offering, the employee stock ownership plan intends to purchase shares in the open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the tax qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall be given the opportunity to purchase, subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 50,000 shares), (ii) one-tenth of 1% of the total shares of common stock offered in the subscription and community offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription and community offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Supplemental Eligible Account Holders. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposit bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case measured as of September 30, 2004, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date. Failure to list an account, or providing incorrect information, could result in the loss of all or a part of the subscriber's allocation. The total amount of qualifying deposits of all Supplemental Eligible Account Holders as of September 30, 2004 was $1,511.1 million.

         Priority 4: Other Members. If there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans and the Supplemental Eligible Account Holders, each Other Member (depositors as of November 30, 2004) who is not an Eligible Account Holder or a Supplemental Eligible Account Holder shall have the opportunity to purchase up to the greater of 50,000 shares of common stock or one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock. If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         Restrictions on Transfer of Subscription Rights and Shares. Applicable regulations and the plan of stock issuance prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his account. With the exception of IRA stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

Deadlines for Purchasing Stock

         The subscription offering will terminate at 12:00 noon, Eastern time, on __________, 2005. We may extend this expiration date without notice to you for up to 45 days, until __________, 2005. Once submitted, your order is irrevocable unless the offering is extended beyond __________, 2005. We may request permission from the Office of Thrift Supervision to extend the offering beyond ________ __, 2005, and the Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond ________ __, 2006. If the offering is extended beyond __________, 2005, we will notify each subscriber and subscribers will have the right to confirm, modify or rescind their subscriptions. If an affirmative response is not received prior to the expiration of the resolicitation period, a subscriber's subscription will be canceled and funds will be returned with interest.

         A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than __________, 2005.

Community Offering

         If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering then, depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 50,000 shares, or $500,000. In the community offering, if any, shares will be available for purchase by the general public, and preference shall be given first to natural persons residing in Bergen, Hudson, Passaic, Morris, Monmouth, Middlesex, Essex, Union and Ocean Counties, New Jersey and second to other natural persons residing in New Jersey. We intend to issue the shares in a manner that would promote a wide distribution of common stock.

         We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         As stated above, preference in the community shall be given first to natural persons residing in Bergen, Hudson, Passaic, Morris, Monmouth, Middlesex, Essex, Union and Ocean Counties, New Jersey and second to other natural persons residing in New Jersey. If shares are available for these "preferred purchasers" in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred purchasers whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred purchasers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of the first group of preferred purchasers (natural persons residing in Bergen, Hudson, Passaic, Morris, Monmouth, Middlesex, Essex, Union and Ocean Counties, New Jersey) and then the orders of the second group of preferred purchasers (natural persons residing in New Jersey), shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred purchasers.

         The community offering, if any, may commence at any time during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

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

         If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber's order will be rescinded and all funds received will be promptly returned with interest.

         The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

         The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill, acting as our agent. In such capacity, Sandler O'Neill may form a syndicate of other broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O'Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See - Community Offering above for a discussion of rights of subscribers in the event an extension is granted.

         The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

         Purchasers in the syndicated community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

         If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

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

Limitations on Purchases of Common Stock

         The following additional limitations have been imposed on purchases of shares of common stock:

          1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account) shall not exceed 50,000 shares, or $500,000. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings.

          2. The maximum number of shares that may be purchased by any individual together with any associate or group of persons acting in concert is 75,000 shares, or $750,000. Any persons or entities having the same address on an account or stock order form are considered to be acting in concert. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our tax-qualified employee stock benefit plans, which in the aggregate may subscribe for up to but less than 5% of the total number of shares of common stock issued in the offering to public stockholders and to Kearny MHC.

          3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 25% of the total number of shares sold in the offering.

          4.   The minimum order is 25 shares, or $250.

          5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

          6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will generally be issued in the following order of priority: (a) to fill the employee stock ownership plan's subscription; (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders; (d) if there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members; (e) to fill orders received in a community offering; with preference given to

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

               persons who live in the local community; and (f) to fill orders received in the syndicated community offering. The employee stock ownership plan may, however, elect to fill part or all of its stock order in the open market, after completion of the stock offering.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing or intends to violate, evade or circumvent the terms and conditions of the plan of stock issuance, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the Office of Thrift Supervision. Under regulations of the Office of Thrift Supervision, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

          11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

         The term "associate" of a person is defined in the plan of stock issuance to mean:

          (1) any corporation or organization of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

          (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

         For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

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

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of Kearny Federal Savings Bank.

         Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see The Stock Offering - Restrictions on Transferability by Directors and Executive Officers on page __. In addition, under guidelines of the National Association of Securities Dealers, members of the National Association of Securities Dealers and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account at Kearny Federal Savings Bank; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each

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

person entitled to subscription rights. To place an order in the community offering, an investor must complete an order form and return it prior to the applicable expiration date. Once submitted, subscription orders cannot be revoked without our consent.

         We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours prior to the completion of the offering. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

         To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account, the account number and the approximate account balance as of the appropriate eligibility date. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

         If a stock order form:

o is not delivered to a subscriber and is returned to us by the United States Postal Service or we are unable to locate the addressee;

o    is not received by us or is received after the applicable expiration date;

o    is not completed correctly or executed; or

o is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans;

         then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

         The reverse side of the order form contains a certification form mandated by regulation. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

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

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the offering. Payment for shares of common stock may be made:

o    in cash, if delivered in person;

o    by check or money order made payable to Kearny Financial Corp.; or

o for shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with Kearny Federal Savings Bank.

         In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Kearny Financial Corp., and checks received by the stock information center will be transmitted by noon of the following business day directly to the segregated deposit account at Kearny Federal Savings Bank established to hold funds received as payment for shares. We may, at our discretion, determine during the offering period that it is in the best interest of Kearny Federal Savings Bank to hold subscription funds in an escrow account at another insured financial institution instead of at Kearny Federal Savings Bank.

         The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

         Appropriate means by which account withdrawals may be authorized are provided on the order form. If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription is received. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares. However, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will be converted into a savings account and will earn interest at the regular passbook savings rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Kearny Federal Savings Bank at the regular passbook savings rate from the date payment is received until the offering is completed or

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

terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Kearny Federal Savings Bank's individual retirement accounts (IRAs) and Keogh accounts do not permit investment in our common stock. A depositor interested in using his or her IRA or Keogh funds to purchase common stock must do so through a self-directed IRA or Keogh account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA or Keogh funds to a trustee offering a self-directed IRA or Keogh program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor's IRA of Keogh funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA or Keogh with us to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA or Keogh funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRA or Keogh accounts.

         Federal regulations prohibit Kearny Federal Savings Bank from lending funds or extending credit to any person to purchase the common stock in the offering.

         Stock Information Center. Our stock information center is located at 120 Passaic Avenue, Fairfield, New Jersey 07004. The phone number is (___) ________. The stock information center's hours of operation are generally 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed, even though trading of our common stock may have commenced.

Restrictions on Repurchase of Shares

         Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the offering, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Kearny Federal Savings Bank's regulatory capital to be reduced below the amount required under the regulatory

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

capital requirements imposed by the Office of Thrift Supervision. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

How We Determined the $10.00 Per Share Price and the Number of Shares to Be Issued in the Stock Offering

         The plan of stock issuance requires that the purchase price of the common stock must be based on the appraised pro forma market value of Kearny Financial Corp. and Kearny Federal Savings Bank, as determined on the basis of an independent valuation. RP Financial, LC, a financial services industry consulting firm whose members collectively have over 100 years of experience in valuing financial institutions for mutual holding company reorganizations and stock offerings, has been retained to make this valuation. Kearny selected RP Financial based upon its experience and reputation in valuing stock offerings by issuers such as Kearny Financial Corp. Kearny has no prior relationship with RP Financial. For its services in making this appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $75,000. Kearny has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information supplied by Kearny to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

         RP Financial made its appraisal in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

o the present and projected operating results and financial condition of Kearny Financial Corp. and Kearny Federal Savings Bank, which were prepared by Kearny Federal Savings Bank and then adjusted by RP Financial to reflect the net proceeds of this offering and the economic and demographic conditions in Kearny Federal Savings Bank's existing marketing area as prepared by RP Financial;

o certain historical, financial and other information relating to Kearny Federal Savings Bank prepared by Kearny Federal Savings Bank; and

o the impact of the stock offering on Kearny's net worth and earnings potential as calculated by RP Financial.

         The  appraisal  also  incorporated  an  analysis  of a  peer  group  of publicly-traded mutual holding companies that RP Financial considered to be comparable to Kearny. The peer group analysis conducted by RP Financial included a total of ten publicly-traded mutual holding companies with total assets of more than $250 million and less than $10 billion. RP Financial excluded three mutual holding companies which otherwise met the foregoing criteria due to the lack of seasoned trading history and reported financial statements as a publicly-traded company. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Kearny and the peer group, to Kearny's pro forma earnings and book value to derive the estimated pro forma market value of Kearny.

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


         The Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable. On the basis of the foregoing, RP Financial has advised Kearny Financial Corp. and Kearny in its opinion, dated November 26, 2004, that the estimated pro forma market value of Kearny Financial Corp. on a fully-converted basis ranged from a minimum of $467.5 million to a maximum of $632.5 million with a midpoint of $550.0 million. The Board of Directors of Kearny determined that the common stock should be sold at $10.00 per share. Based on the estimated valuation and the $10.00 per share price, the number of shares of common stock that Kearny Financial Corp. will issue will range from a minimum of 46,750,000 shares to a maximum of 63,250,000 shares, with a midpoint of 55,000,000 shares. The Board determined to offer for sale 30% of these shares, or between 14,025,000 shares and 18,975,000 shares, with a midpoint of 16,500,000 shares, to depositors of Kearny, to the Kearny Federal Savings Bank Employee Stock Ownership Plan and, if a community offering is held, to the public. The 70% of the shares of Kearny Financial Corp. stock that are not offered for sale in the offering will be issued to Kearny MHC.


         The estimated valuation range may be amended with the approval of the Office of Thrift Supervision or if necessitated by subsequent developments in the financial condition of Kearny Financial Corp. and Kearny or market conditions generally. In the event the estimated valuation range is updated to amend the value of Kearny Financial Corp. on a fully-converted basis below $467.5 million, which is the minimum of the estimated valuation range, or above $727.4 million, which is the maximum of the estimated valuation range, as adjusted by 15%, a new appraisal will be filed with the Office of Thrift Supervision.


         Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, if Kearny Financial Corp. receives orders for common stock in excess of $189.8 million (the maximum of the estimated valuation range of shares to be sold to the public) and up to $218.2 million (the maximum of the estimated valuation range of shares to be sold to the public, as adjusted by 15%), the Office of Thrift Supervision may require it to accept all such orders. We cannot guarantee, however, that Kearny Financial Corp. will receive orders for common stock in excess of the maximum of the estimated valuation range of shares to be sold to the public or that, if such orders are received, that all such orders will be accepted because Kearny Financial Corp.'s final valuation and the number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of an increase by the Office of Thrift Supervision. In addition, an increase in the number of shares to be sold to the public above 18,975,000 shares will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the stock offering.

         The following table presents a summary of selected pricing ratios for the peer group companies on a fully-converted basis and the resulting fully-converted pricing ratios for Kearny Financial Corp. reflecting the pro forma impact of the stock offering. Compared to the median pricing ratios of the peer group, Kearny Financial Corp.'s pro forma pricing ratios at the midpoint of the offering range indicated a premium of 50.2% on a price-to-earnings basis, a discount of 24.7% on a price-to-tangible book value basis. The estimated appraised value and the resulting premiums or discounts took into consideration the potential financial impact of the stock offering.


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


                                                                                   Pro Forma Price
                                                                ---------------------------------------------------
                                                                  Reported                               Tangible
                                                                  Earnings          Book Value          Book Value
                                                                  Multiple             Ratio               Ratio
                                                                  --------             -----               -----
Kearny Financial Corp. (on a fully-converted basis):
    Minimum.................................................       31.1x               67.9%               77.3%
    Midpoint................................................       35.9x               71.3%               80.1%
    Maximum.................................................       41.0x               75.1%               83.4%
    Maximum, as adjusted....................................       47.4x               80.3%               88.6%

All fully-converted publicly-traded thrifts
  as of November 26, 2004:
    Average.................................................       18.5x              164.8%              180.0%
    Median..................................................       17.5x              155.5%              170.4%
Valuation of peer group as of November 26, 2004
  (on a fully-converted basis):
    Average.................................................       26.1x              100.8%              106.1%
    Median..................................................       23.9x              100.8%              106.4%


         RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Kearny
Financial Corp.'s shares. RP Financial did not independently verify the consolidated financial statements and other information provided by Kearny, nor did RP Financial value independently the assets or liabilities of Kearny. The valuation considers Kearny as a going concern and should not be considered as an indication of the liquidation value of Kearny. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

         No sale of shares of common stock in the stock offering may be completed unless RP Financial confirms that nothing of a material nature has occurred which would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Kearny Financial Corp. and Kearny. If this confirmation is not received, we may cancel the stock offering, extend the offering period and establish a new estimated valuation and offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

         Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares issued times the purchase price is not below the minimum or more than 15% above the maximum of the estimated valuation range. If market or financial conditions change so as to cause the aggregate value of the common stock to be issued to be below the minimum of the estimated valuation range or more than 15% above the maximum of this range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated valuation range must be approved by the Office of Thrift Supervision.

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         An increase  in the number of shares of common  stock to be issued as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Kearny Financial Corp.'s pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock to be issued would increase both a subscriber's ownership interest and Kearny Financial Corp.'s pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

         Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Kearny and the other locations specified under Where You Can Find More Information. In addition, the appraisal report is an exhibit to the registration statement of which this prospectus is a part. The registration statement is available on the SEC's website (http://www.sec.gov).

Plan of Distribution/Marketing Arrangements

         Offering materials have been initially distributed to certain persons by mail, with additional copies made available through the stock information center and Sandler O'Neill. All prospective purchasers are to send payment to the stock information center and such funds will be deposited with Kearny Federal Savings Bank and held in a separate account earning interest and not released until the offering is completed or terminated. We may, at our discretion, determine during the offering period that it is in the best interest of Kearny Federal Savings Bank to hold subscription funds in an escrow account at another insured financial institution instead of at Kearny Federal Savings Bank.

         We have engaged Sandler O'Neill, a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill will assist us in the offering as follows:

o consulting as to the securities marketing implications of any aspect of the plan of stock issuance;

o reviewing with our Board of Directors the securities marketing implications of the independent appraiser's appraisal of the common stock;

o    reviewing all offering  documents,  including the  prospectus,  stock order
     forms  and  related   offering   materials  (we  are  responsible  for  the
     preparation and filing of such documents);

o assisting in the design and implementation of a marketing strategy for the offering;

o assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

o providing such other general advice and assistance we may request to promote the successful completion of the offering.

         For these services, Sandler O'Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the stock issuance is consummated, excluding in each case shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families.

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         The plan of stock issuance  provides that, if necessary,  all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill. In such capacity, Sandler O'Neill may form a syndicate of other broker-dealers. Neither Sandler O'Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O'Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill and other National Association of Securities Dealers member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

         We also will reimburse Sandler O'Neill for its reasonable out-of-pocket expenses (including legal fees and expenses) associated with its marketing effort, up to a maximum of $80,000 for which we have made an advance payment of $25,000 to Sandler O'Neill. If the plan of stock issuance is terminated or if Sandler O'Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         In addition, we have engaged Sandler O'Neill to act as stock offering agent in connection with the offering. In its role as stock offering agent, Sandler O'Neill will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) preparation of order and/or request forms; (iii) organization and supervision of the stock information center; and (iv) subscription services. For these services, Sandler O'Neill will receive a fee of $60,000 and reimbursement for its reasonable out-of-pocket expenses up to a maximum of $20,000. For these services, we have made an advance payment of $10,000 to Sandler O'Neill.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O'Neill. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 so as to permit officers, directors and employees to participate in the sale of our common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

         The  offering  will  comply  with  the   requirements   of  Rule  10b-9
promulgated under the Securities Exchange Act of 1934.

Restrictions on Transferability by Directors and Executive Officers

         Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Appropriate instructions will be issued to the transfer agent with respect to applicable restrictions on transfer of such stock. Any shares issued to directors and executive

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officers  as a  stock  dividend,  stock  split  or  otherwise  with  respect  to restricted stock will be subject to the same restriction.

         For a period of three years following the offering, our directors and executive officers and their associates may not, without the prior approval of the Office of Thrift Supervision, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made by tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.

         We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provisions to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Effects of the Stock Offering

         General. The stock offering will not have any effect on Kearny Federal Savings Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, Kearny Federal Savings Bank will continue to be subject to regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         Deposits and Loans. Each holder of a deposit account in Kearny Federal Savings Bank at the time of the stock offering will continue as an account holder in Kearny Federal Savings Bank after the stock offering, and the stock offering will not affect the deposit balance, interest rate or other terms. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks and other evidence of their accounts. The stock offering will not affect the loans of any borrower from

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Kearny Federal Savings Bank. The amount, interest rate, maturity,  security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

         Voting Rights. As a federally chartered stock savings bank, all voting rights of Kearny Federal Savings Bank are held solely by its sole stockholder, Kearny Financial Corp. All voting rights of Kearny Financial Corp. are held solely by its sole stockholder, Kearny MHC. All voting rights of Kearny MHC are held by the depositors and certain borrowers of Kearny Federal Savings Bank at the applicable record date. After the stock offering, the voting rights of Kearny Financial Corp. will be held by its stockholders. Kearny MHC will own a majority of the outstanding common stock of Kearny Financial Corp., and thus the Board of Directors of Kearny MHC, which is comprised of the same individuals who are directors of Kearny Financial Corp., will control the affairs of Kearny Financial Corp., including the election of directors of Kearny Financial Corp.

         Material Federal and State Tax Consequences. We have received an opinion from Malizia Spidi & Fisch, PC on the material federal tax consequences of the stock offering to Kearny Financial Corp., the purchasers of its common stock and the recipients of subscription rights to purchase such common stock. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. Such opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinion. The opinion provides that:

          o we will recognize no gain or loss upon the receipt of money in exchange for shares of common stock; and

          o no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock.

         The opinion in the second bullet above is predicated on representations from Kearny Federal Savings Bank, Kearny Financial Corp. and Kearny MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the second bullet above is also based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Malizia Spidi & Fisch, PC has noted in its opinion that they are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Internal Revenue Service positions on this issue, however, such position related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Such conclusion of counsel is supported by a letter from RP Financial furnished to us which states that the subscription rights do not have any value when they are distributed or exercised. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and Kearny Financial Corp. could recognize gain on the distribution of

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these rights. Based on the foregoing, Malizia Spidi & Fisch, PC believes that it is more likely than not that the nontransferable subscription rights to purchase our common stock have no value.

         We are also subject to New Jersey income taxes and have received an opinion from Radics & Co., LLC that the stock offering will be treated for New Jersey state tax purposes similar to the treatment of the stock offering for federal tax purposes.

         Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New Jersey tax authorities. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Interpretation, Amendment or Termination of the Plan of Stock Offering

         If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. To the extent permitted by law, all interpretations by us of the plan of stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of stock issuance as a result of comments from regulatory authorities or otherwise.

         Completion of the offering requires the sale of all shares of the common stock within ninety days following approval of the plan of stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of stock issuance will be terminated and we will continue our business. We may terminate the plan of stock issuance at any time.

Conditions to the Offering

         Completion of the offering is subject to several factors, including:

1. the receipt of all the required approvals of the Office of Thrift Supervision for the issuance of common stock in the offering, and

2.   the sale of a minimum of 14,025,000 shares of common stock.

         If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

              RESTRICTIONS ON ACQUISITION OF KEARNY FINANCIAL CORP.

General

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Kearny Financial Corp., Kearny Federal Savings Bank or their respective capital stock are

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described  below.  Also  discussed are certain  provisions  in Kearny  Financial
Corp.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Kearny Financial Corp.

Statutory and Regulatory Restrictions on Acquisition

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Kearny Financial Corp. or Kearny Federal Savings Bank without Office of Thrift Supervision approval.

Charter and Bylaws of Kearny Financial Corp.

         The following discussion is a summary of certain provisions of the charter and bylaws of Kearny Financial Corp. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

         Classified Board of Directors. The Board of Directors of Kearny Financial Corp. is required by the bylaws to be divided into three staggered classes as equal in size as is possible, with one class elected annually by stockholders for three-year terms. A classified board promotes continuity and stability of management of Kearny Financial Corp., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

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Directors are elected by a plurality of votes cast,  and because Kearny MHC will own a majority of the common stock, it will control the election of directors.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, Kearny Financial Corp. will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock on page __. Although these shares could be used by the Board of Directors of Kearny Financial Corp. to make it more difficult or to discourage an attempt to obtain control of Kearny Financial Corp. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes because Kearny MHC will own a majority of the common stock.

         Special Meetings of Stockholders. Kearny Financial Corp.'s bylaws provide that special meetings of stockholders may be called only by the chairman of the board, the president, or a majority of the Board of Directors, or upon the written request of the holders of not less than one-tenth of all of the outstanding stock of Kearny Financial Corp.

         How Shares are Voted. Kearny Financial Corp.'s bylaws provide that there will not be cumulative voting by stockholders for the election of Kearny Financial Corp.'s directors. No cumulative voting rights means that Kearny MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Kearny Financial Corp. to be elected at that meeting. This could prevent minority stockholder representation on Kearny Financial Corp.'s Board of Directors.

         Procedures for Stockholder Nominations. Kearny Financial Corp.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Kearny Financial Corp. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place thirty days or more thereafter. Management believes that it is in the best interests of Kearny Financial Corp. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Indemnification.   Kearny   Financial   Corp.'s   bylaws   provide  for
indemnification of its officers, directors and employees to the fullest extent authorized by the regulations of the Office of Thrift Supervision.

                          DESCRIPTION OF CAPITAL STOCK

General

         Kearny Financial Corp. is authorized to issue 75,000,000 shares of common stock, par value $0.10 per share and 25,000,000 shares of serial preferred stock, par value $0.10 per share. We currently expect to have between 46,750,000 and 63,250,000 shares of common stock, subject to an increase to 72,737,500 shares, outstanding after the stock offering, including shares that will be held by Kearny MHC. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical

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in all respects  with,  each other share of common stock.  The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Kearny MHC, so long as it is in existence, must own a majority of Kearny Financial Corp.'s outstanding shares of common stock.

Common Stock

         Distributions. Kearny Financial Corp. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See Dividend Policy on page __. The holders of common stock of Kearny Financial Corp. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Kearny Financial Corp. out of funds legally available therefor. If Kearny Financial Corp. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock will possess exclusive voting rights in Kearny Financial Corp. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

         Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of Kearny Financial Corp., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Kearny Financial Corp. (including all debts and liabilities of Kearny Federal Savings Bank), all assets of Kearny Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares Kearny Financial Corp. may issue, the Board of Directors may sell shares of capital stock of
Kearny Financial Corp. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 25,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Matters relating to state taxation will be passed upon for us by Radics & Co., LLC, Pine Brook, New Jersey. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Thacher Proffitt & Wood LLP, New York.

                                     EXPERTS

         The Consolidated Financial Statements of Kearny Financial Corp. at June 30, 2004 and 2003 and for each of the years in the three year period ended June 30, 2004 have been included in this prospectus in reliance upon the report of Radics & Co., LLC, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial, LC has consented to the publication in this document of a summary of its letter to Kearny Financial Corp. setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Prior to completion of the offering, we will register our common stock with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Securities Exchange Act of 1934. We will not deregister the common stock under the Securities Exchange Act of 1934 for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 are, of necessity, brief descriptions. The registration statement and exhibits can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Kearny Financial Corp., that file electronically with the SEC. The address for this web site is http://www.sec.gov.

         We have filed an application for approval of the stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the Office of Thrift Supervision located at 1700 G Street, N.W., Washington, D.C. 20552.

         A copy of our charter and bylaws, filed as exhibits to the registration statement as well as those of Kearny Federal Savings Bank and Kearny MHC, are available without charge from Kearny Financial Corp. Copies of the plan of stock issuance are also available without charge.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES



                   Index to Consolidated Financial Statements



Report of Independent Registered Public Accounting Firm.........................................................F-1

Consolidated Statements of Financial Condition
         as of September 30, 2004 (unaudited) and June 30, 2004 and 2003 (audited) ............................ F-2

Consolidated Statements of Income
         for the Three Months Ended September 30, 2004 and 2003 (unaudited) and the Years Ended June 30, 2004, 2003 and 2002 (audited).................................................F-3

Consolidated Statements of Changes in  Stockholders'  Equity for the Years Ended
         June 30, 2004, 2003 and 2002 (audited) and
         for the Three Months Ended September 30, 2004 (unaudited)..............................................F-4

Consolidated Statements of Cash Flows
         for the Three Months Ended September 30, 2004 and 2003 (unaudited) and the Years Ended June 30, 2004, 2003 and 2002 (audited).......................................... F-5 - F-6

Notes to Consolidated Financial Statements.............................................................. F-7 - F-49



         All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------




To The Board of Directors
Kearny Financial Corp. and Subsidiaries


We have audited the accompanying consolidated statements of financial condition of Kearny Financial Corp. (the "Company") and Subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2004. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of the Company and Subsidiaries as of June 30, 2004 and 2003, and the consolidated results of their operations and cash flows for each of the years in the three- year period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.




/s/Radics & Co., LLC

Pine Brook, New Jersey
August 9, 2004

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------
                 (In Thousands, Except Share and Per Share Data)

                                                                                                                 June 30,
                                                                                          September 30,   --------------------------
                                                                             Notes             2004           2004          2003
                                                                       ----------------  ---------------  ------------  ------------
                                                                                             (Unaudited)
Assets

Cash and amounts due from depository institutions                                             $ 17,937       $ 21,008     $ 25,291
Interest-bearing deposits in other banks                                                        18,926         18,480       89,366
Federal funds sold                                                                                   -              -       11,000
Securities purchased under agreements to resell                                                      -              -      200,000
                                                                                           -----------    -----------  -----------
       Cash and cash equivalents                                          1, 3 and 17           36,863         39,488      325,657

Securities available for sale                                             1, 4 and 17           41,335         41,564       37,840
Investment securities held to maturity                                  1, 5, 12 and 17        445,769        435,870      287,321
Loans receivable, including net deferred loan costs of $805, $758
  and $1,927                                                              1, 6 and 17          520,486        510,938      514,341
   Less:  Allowance for loan losses                                         1 and 6             (5,290)        (5,144)      (5,180)
                                                                                           -----------    -----------  -----------
   Net loans receivable                                                                        515,196        505,794      509,161
                                                                                           -----------    -----------  -----------
Mortgage-backed securities held to maturity                               1, 7 and 17          724,876        771,353      681,619
Premises and equipment                                                      1 and 8             28,384         26,649       19,884
Federal Home Loan Bank of  New York stock ("FHLB")                            12                11,392         11,392       13,787
Interest receivable                                                       1, 9 and 17            8,861          9,861        8,479
Goodwill                                                                  1, 2 and 10           82,263         82,263       31,746
Deposit for acquisition of West Essex Bancorp, Inc.                            2                     -              -       67,853
Other assets                                                             10, 15 and 19           9,270         12,284       13,135
                                                                                           -----------    -----------  -----------
       Total assets                                                                        $ 1,904,209    $ 1,936,518  $ 1,996,482
                                                                                           ===========    ===========  ===========

Liabilities and stockholders' equity

Liabilities

Deposits:                                                                1, 11 and 17
  Non-interest bearing                                                                          51,065         55,377       48,229
  Interest bearing                                                                           1,459,745      1,482,133    1,565,455
                                                                                           -----------    -----------  -----------
       Total deposits                                                                        1,510,810      1,537,510    1,613,684

Advances from FHLB                                                         12 and 17            84,100         94,234       75,749
Advance payments by borrowers for taxes                                                          4,088          4,224        4,213
Other liabilities                                                        1, 13 and 15            7,409          7,045        7,167
                                                                                           -----------    -----------  -----------
       Total liabilities                                                                     1,606,407      1,643,013    1,700,813
                                                                                           -----------    -----------  -----------
Commitments and contingencies                                            1, 16 and 17

Stockholders' equity                                                 1, 2, 14, 15 and 18

Preferred stock $0.10 par value, 25,000,000 shares authorized;
  none issued and outstanding                                                                        -              -            -
Common stock $0.10 par value, 75,000,000 shares authorized;
  10,000, 10,000 and 11,737 shares issued and outstanding, respectively                              1              1            1
Paid in capital                                                                                    499            499       19,066
Retained earnings - substantially restricted                                                   286,755        282,959      273,970
Unearned Employee Stock Ownership Plan ("ESOP") shares                                               -              -         (663)
Unearned Incentive Plan shares                                                                       -              -         (193)
Treasury stock, at cost; 126 shares at June 30, 2003                                                 -              -       (4,283)
Accumulated other comprehensive income                                                          10,547         10,046        7,771
                                                                                           -----------    -----------  -----------
       Total stockholders' equity                                                              297,802        293,505      295,669
                                                                                           -----------    -----------  -----------
       Total liabilities and stockholders' equity                                          $ 1,904,209    $ 1,936,518  $ 1,996,482
                                                                                           ===========    ===========  ===========

See notes to consolidated financial statements.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
         --------------------------------------------------------------
                 (In Thousands, Except Share and Per Share Data)

                                                                    Three Months Ended
                                                                      September 30,             Year Ended June 30,
                                                                   --------------------- -----------------------------------
                                                        Notes         2004       2003      2004          2003        2002
                                                    -----------    --------   ---------- --------      --------   ----------
                                                                       (Unaudited)
Interest income:
     Loans                                             1 and 5     $  7,132    $  7,659  $   28,919    $ 36,673   $   43,258
     Mortgage-backed securities                           1           8,649       7,976      33,980      47,764       50,225
     Investment and available for sale securities         1           4,011       3,228      14,426       9,133        9,927
     Other interest earning assets                                      115         793       1,329       2,922        2,752
                                                                   --------    --------  ----------    --------   ----------
          Total interest income                                      19,907      19,656      78,654      96,492      106,162
                                                                   --------    --------  ----------    --------   ----------
Interest expense:
     Deposits                                            11           6,112       8,092      28,082      39,908       49,069
     Borrowings                                                         991       1,066       4,018       4,787        5,374
                                                                   --------    --------  ----------    --------   ----------
          Total interest expense                                      7,103       9,158      32,100      44,695       54,443
                                                                   --------    --------  ----------    --------   ----------

Net interest income                                                  12,804      10,498      46,554      51,797       51,719

Provision for loan losses                              1 and 5          151           -           -           -            3
                                                                   --------    --------  ----------    --------   ----------
Net interest income after provision for loan losses                  12,653      10,498      46,554      51,797       51,716
                                                                   --------    --------  ----------    --------   ----------
Non-interest income:
     Fees and service charges                                           177         388         681       1,002        1,057
     Trading account income                                               -           -           -           -           62
     Miscellaneous                                                      317          50         879         845          646
                                                                   --------    --------  ----------    --------   ----------
          Total non-interest income                                     494         438       1,560       1,847        1,765
                                                                   --------    --------  ----------    --------   ----------
Non-interest expenses:
     Salaries and employee benefits                   1 and 13        4,652       4,194      16,522      16,962       15,468
     Net occupancy expense of premises                 1 and 8          647         577       2,523       2,376        1,968
     Equipment                                            1             874         764       3,453       3,142        2,945
     Advertising                                                        281         262         861         861          642
     Federal insurance premium                                          140         154         587         620          542
     Amortization of goodwill and intangible assets  1, 2 and 10        159         159         636         636        2,947
     Directors' fees                                                    217         198         827         818          383
     Merger related expenses                              2               -         592         592      14,921          619
     Miscellaneous                                                      819         843       3,471       4,016        3,551
                                                                   --------    --------  ----------    --------   ----------
          Total non-interest expenses                                 7,789       7,743      29,472      44,352       29,065
                                                                   --------    --------  ----------    --------   ----------
Income before income taxes                                            5,358       3,193      18,642       9,292       24,416
Income taxes                                          1 and 15        1,562         958       5,745       5,237        7,926
                                                                   --------    --------  ----------    --------   ----------
Net income                                                         $  3,796    $  2,235  $   12,897    $  4,055   $   16,490
                                                                   ========    ========  ==========    ========   ==========

Net income per common share:
     Basic                                                         $ 379.60    $ 223.50  $ 1,289.70    $ 337.52   $ 1,294.02
     Diluted                                                         379.60      223.50    1,289.70      336.06     1,287.13
                                                                   ========    ========  ==========    ========   ==========

Weighted average number of common shares outstanding:
     Basic                                                           10,000      10,000      10,000      12,014       12,743
     Diluted                                                         10,000      10,000      10,000      12,066       12,811
                                                                   ========    ========  ==========    ========   ==========

See notes to consolidated financial statements.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
           ----------------------------------------------------------
                                 (In Thousands)


                                                             Retained                                          Accumulated
                                  Common Stock               Earnings -                Unearned                 Other
                                ----------------  Paid in    Substantially  Unearned   Incentive    Treasury  Comprehensive
                                Shares    Amount  Capital    Restricted   ESOP Shares Plan Shares    Stock      Income       Total
                                ------    ------ --------   ----------- -----------   -----------   --------  ------------- -------
Balance - June 30, 2001           13       $ 1    $27,739     $257,752     $(971)        $(668)      $(4,047)   $10,304   $290,110
                                                                                                                          --------
Net income for the year
  ended June 30, 2002              -         -           -      16,490         -             -             -          -     16,490

Unrealized loss on
  securities
  available for sale,
  net of deferred income
  tax benefit of $693              -         -           -           -         -             -             -     (1,261)    (1,261)
                                                                                                                          --------
Comprehensive income               -         -           -           -         -             -             -          -     15,229
                                                                                                                          --------
ESOP shares committed
  to be released                   -         -         173           -       160             -             -          -        333

Incentive Plan shares
  earned                           -         -           -           -         -           249             -          -        249

Treasury stock purchases           -         -           -           -         -             -        (2,530)         -     (2,530)

Treasury stock reissued            -         -          (6)          -         -             -           328          -       322

Cash dividends                     -         -           -      (1,259)        -             -             -          -     (1,259)
                                ----       ---    --------    --------     -----         -----       -------    -------   --------
Balance - June 30, 2002           13         1      27,906     272,983      (811)         (419)       (6,249)     9,043    302,454
                                                                                                                          --------
Net income for the year
  ended June 30, 2003              -         -           -       4,055         -             -             -          -      4,055

Unrealized loss on
  securities
  available for sale,
  net of deferred income
  tax benefit of $743              -         -           -           -         -             -             -     (1,272)    (1,272)
                                                                                                                          --------
Comprehensive income               -         -           -           -         -             -             -          -      2,783
                                                                                                                          --------
ESOP shares committed
  to be released                   -         -         459           -       148             -             -          -        607

Incentive Plan shares
  earned                           -         -           -           -         -           182             -          -        182

Treasury stock reissued            -         -         (20)          -         -             -           365          -        345

Cash dividends declared            -         -           -        (986)        -             -             -          -       (986)

Acquisition of
  Pulaski Bancorp, Inc.           (1)        -      (9,850)     (2,082)        -            44         1,601          -    (10,287)

Permanent tax benefit
  related to stock options         -         -         571           -         -             -             -          -        571
                                ----       ---    --------    --------     -----         -----       -------    -------   --------
Balance - June 30, 2003           12         1      19,066     273,970      (663)         (193)       (4,283)     7,771    295,669
                                                                                                                          --------
Net income for the year
  ended June 30, 2004              -         -            -     12,897         -             -             -          -     12,897

Unrealized gain on
  securities available
  for sale, net of
  deferred income
  tax of $1,296                    -         -            -          -         -             -             -      2,275      2,275
                                                                                                                          --------
Comprehensive income               -         -            -          -         -             -             -          -     15,172
                                                                                                                          --------
Acquisition of
  West Essex Bancorp, Inc.        (2)        -     (18,567)     (3,908)      663           193         4,283          -    (17,336)
                                ----       ---    --------    --------     -----         -----       -------    -------   --------
Balance - June 30, 2004           10         1         499     282,959         -             -             -     10,046    293,505

Net income for the
  three months ended
  September 30, 2004
  (unaudited)                      -         -           -       3,796         -             -             -          -      3,796

Unrealized gain on
  securities available
  for sale, net of
  deferred income tax
  expense of $269
  (unaudited)                      -         -           -           -         -             -             -        501        501
                                ----       ---    --------    --------     -----         -----       -------    -------   --------
Balance - September 30, 2004
  (unaudited)                     10       $ 1    $    499    $286,755         -             -             -    $10,547   $297,802
                                ====       ===    ========    ========     =====         =====       =======    =======   ========

See notes to consolidated financial statements.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
     ----------------------------------------------------------------------
                                 (In Thousands)

                                                        Three Months Ended
                                                            September 30,                Year Ended June 30,
                                                       ----------------------  -------------------------------------
                                                           2004       2003         2004         2003          2002
                                                        ---------   ---------    ---------    ---------    ---------
                                                            (Unaudited)
Cash flows from operating activities:
     Net income                                        $   3,796    $   2,235    $  12,897    $   4,055    $  16,490
     Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization of premises and
          equipment                                          316          329        1,314        1,279        1,172
        Net amortization of premiums, discounts and
          loan fees and costs                                307          794        2,679        2,260          512
        Deferred income taxes                               (582)          92          556         (734)         (28)
        Amortization of goodwill and intangible assets       159          159          636          636        2,947
        Provision for loan losses                            151            -            -            -            3
        Purchase of trading securities                         -            -            -            -      (23,906)
        Proceeds from sale of trading securities               -            -            -            -       24,733
        Realized gains on trading securities                   -            -            -            -          (31)
        Unrealized gain on trading securities                  -            -            -            -          (31)
        Realized gain on sale of securities
          available for sale                                 (71)           -            -            -            -
        Decrease (increase) in interest receivable         1,000           88       (1,381)         977          648
        Decrease (increase) in other assets                2,854       (1,329)         (17)      (1,461)      (1,406)
        Increase (decrease) in interest payable               37         (277)        (376)        (375)        (718)
        Increase (decrease) in other liabilities             649           44       (1,705)       1,944          191
        ESOP and Incentive Plan expenses                       -            -            -          789          582
                                                       ---------    ---------    ---------    ---------    ---------
            Net cash provided by operating activities      8,616        2,135       14,603        9,370       21,158
                                                       ---------    ---------    ---------    ---------    ---------
Cash flows from investing activities:
     Proceeds from maturity of term deposit                    -            -            -            -          399
     Purchases of securities available for sale              (43)         (36)        (152)        (180)        (254)
     Proceeds from calls of securities
       available for sale                                      -            -            -            -        1,000
     Proceeds from sale of securities
       available for sale                                  1,115            -            -            -            -
     Purchases of investment securities
       held to maturity                                  (14,051)    (114,515)    (263,187)    (261,813)     (56,013)
     Proceeds from calls and maturities
       of investment securities held to maturity           3,109       23,159      111,189      108,705      107,082
     Proceeds from repayments of investment securities
       held to maturity                                    1,048          872        3,612       73,154        4,776
     Purchase of loans                                         -            -      (15,024)      (5,687)      (9,584)
     Proceeds on sale of student loans                         -            -            -          338            -
     Net (increase) decrease in loans receivable          (9,592)      18,205       16,922       86,934       20,718
     Purchases of mortgage-backed securities
       held to maturity                                   (1,308)    (126,652)    (425,124)    (154,799)    (571,751)
     Principal repayments on mortgage-backed securities
       held to maturity                                   47,511      139,052      334,016      371,915      290,490
     Additions to premises and equipment                  (2,051)        (347)      (8,079)      (3,714)      (4,426)
     Redemption (purchase) of FHLB Stock                       -        2,987        2,395        1,954       (1,021)
     Cash paid for acquisition of minority interest
       in Pulaski Bancorp, Inc.                                -            -            -      (26,433)           -
     Cash paid for acquisition of minority interest
       in West Essex Bancorp, Inc.                             -            -            -      (67,853)           -
                                                       ---------    ---------    ---------    ---------    ---------
            Net cash provided by (used in)
              investing activities                        25,738      (57,275)    (243,432)     122,521     (218,584)
                                                       ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities:
     Net (decrease) increase in deposits                 (26,709)     (39,083)     (75,836)     134,221      138,328
     FHLB advances                                             -            -            -            -       34,000
     Repayment of FHLB advances                             (134)      (1,126)     (11,515)     (36,331)      (9,529)
     Net change in short-term borrowings from FHLB       (10,000)           -       30,000            -      (24,500)
     Increase (decrease) in advance payments by
       borrowers for taxes                                   (36)        (485)          11         (445)        (320)
     Proceeds from issuance of common stock of
       West Essex Bancorp, Inc.                                -            -            -          345          277
     Purchase of treasury stock of
       West Essex Bancorp, Inc.                                -            -            -            -       (2,530)
     Dividends paid to minority stockholders of
       West Essex Bancorp, Inc. and
       Pulaski Bancorp, Inc.                                   -            -            -       (1,054)      (1,171)
                                                       ---------    ---------    ---------    ---------    ---------
            Net cash (used in) provided by
              financing activities                       (36,979)     (40,694)     (57,340)      96,736      134,555
                                                       ---------    ---------    ---------    ---------    ---------
Net (decrease) increase in cash and cash equivalents      (2,625)     (95,834)    (286,169)     228,627      (62,871)
Cash and cash equivalents - beginning                     39,488      325,657      325,657       97,030      159,901
                                                       ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents - ending                     $  36,863    $ 229,823    $  39,488    $ 325,657    $  97,030
                                                       =========    =========    =========    =========    =========

See notes to consolidated financial statements.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
     ----------------------------------------------------------------------
                                 (In Thousands)



                                                              Three Months Ended
                                                                September 30,             Year Ended June 30,
                                                              ------------------    --------------------------------
                                                               2004       2003        2004        2003       2002
                                                             --------   --------    --------    --------   --------
                                                                 (Unaudited)
Supplemental disclosures of cash flows information:
     Cash paid during the year for:
        Income taxes, net of refunds                         $  1,981   $  1,255    $  5,956    $  6,931   $  8,154
                                                             ========   ========    ========    ========   ========

        Interest                                             $  7,066   $  9,435    $ 32,476    $ 45,061   $ 55,160
                                                             ========   ========    ========    ========   ========

Supplemental disclosure of non-cash transactions
     Purchase of minority shares of West Essex               $      -   $ 17,336    $ 17,336    $      -   $      -
                                                             ========   ========    ========    ========   ========
     Goodwill - West Essex acquisition                       $      -   $ 50,517    $ 50,517    $      -   $      -
                                                             ========   ========    ========    ========   ========
     Deposit for acquisition of West Essex Bancorp, Inc.     $      -   $(67,853)   $(67,853)   $      -   $      -
                                                             ========   ========    ========    ========   ========


See notes to consolidated financial statements.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

         Basis of financial statement presentation
         -----------------------------------------

         The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Kearny Federal Savings Bank (the "Bank"), and the Bank's wholly owned subsidiaries, KFS Financial Services, Inc. and West Essex Insurance Agency, and have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

         The Company's unaudited interim consolidated financial statements are subject to possible adjustment in connection with the annual audit of the consolidated financial statements as of and for the year ending June 30, 2005. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for the periods presented. Operations for the three months ended September 30, 2004, are not necessary indicative of the results to be expected for the full year.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash and amounts due from depository institution, interest-bearing deposits in other banks, securities purchased under agreements to resell, and federal funds sold, all with original maturities of three months or less.

         Securities purchased under agreements to resell
         -----------------------------------------------

         Securities purchased under agreements to resell are accounted for as collateralized financial transactions and are carried at the amounts at which the securities will be subsequently reacquired. Securities purchased under agreements to resell are required to be held by a third party custodian. The market values of securities to be resold are monitored on a daily basis and additional collateral may be obtained where considered necessary to protect against credit exposure.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

         Securities
         ----------

         Investments in debt securities that the Company/Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in the accumulated other comprehensive income component of stockholder's equity.

         The Company adopted Emerging Issues Tax Force ("EITF") Issuance No. 03-1, The Meaning of Other than Temporary Impairment and Its
         Application to Certain Investments, as of June 30, 2004. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for securities accounted for under the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date, but for which other-than-temporary impairment has not been recognized. The disclosures under EITF 03-1 are required for consolidated financial statements for years ending after December 15, 2003 and are included in these consolidated financial statements.

         Under EITF 03-1, individual securities are considered impaired when fair value is less than amortized cost. Management evaluates on a monthly basis whether any securities are other-than-temporarily impaired. In making this determination, we consider the extent and duration for the impairment, the nature and financial health of the issuer, other factors relevant to specific securities, and the Company's ability and intent to hold securities for a period of time sufficient to allow for any anticipated recovery in market value. If a security is determined to be other-than-temporarily impaired, an impairment loss is charged to operations.

         Premiums and discounts on all securities are amortized/accreted to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

         Concentration of risk
         ---------------------

         The Bank's lending activity is concentrated in loans secured by real estate located primarily in the State of New Jersey.

         Loans receivable
         ----------------

         Loans receivable are stated at unpaid principal balances plus net deferred loan origination costs and discounts less the allowance for loan losses. Loan origination fees and certain direct loan origination costs are deferred and amortized, using the level-yield method, as an adjustment of yield over the contractual lives of the related loans. Unearned discounts are accreted by use of the level-yield method over the contractual lives of the related loans.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

         Loans receivable (Cont'd.)
         --------------------------

         Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears on a contractual basis, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectibilty no longer exist.

         Allowance for loan losses
         -------------------------

         An allowance for loan losses is maintained at a level that represents management's best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans or portions thereof, are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume inherent in its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan losses are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that specific and general loan losses are established in accordance with management's best estimate, actual losses are dependent upon future events and, as such, further additions to the level of loan loss allowances may be necessary.

         A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

         Premises and equipment
         ----------------------

         Land is carried at cost. Buildings and improvements, furnishings and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the following estimated useful lives:

             Buildings and improvements     10 to 50 years
             Furnishings and equipment        4 to 20 years
             Leasehold improvements         Shorter of useful lives or 10 years

         Construction in progress primarily represents facilities under construction for future use in the Company's business and includes all costs to acquire land and construct buildings, as well as capitalized interest during the construction period. Interest is capitalized at the Bank's average cost of interest-bearing liabilities.

         Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to operations in the year incurred. Rental income is netted against occupancy costs in the consolidated statements of income.

         Goodwill and other intangible assets
         ------------------------------------

         Goodwill and other intangible assets principally represent the excess cost over the fair value of the net assets of the institutions acquired in purchase transactions. Through June 30, 2002, goodwill was amortized using the straight line method over 15 years. The Company adopted, effective July 1, 2002, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", under which goodwill is no longer amortized, but subject to an impairment test. Goodwill is evaluated annually by reporting unit and an impairment loss recorded if indicated. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142), with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Fair value is determined by a combination of the Comparable Transaction and Discounted Cash Flow approaches. No impairment charges were required to be recorded in the years ended June 30, 2004, 2003 or 2002. If an impairment loss is determined to exist in the future, such loss will be reflected as an expense in the consolidated statements of income in the period in which the impairment loss is determined. Separate intangible assets, including core deposit intangibles that are not deemed to have indefinite lives, continue to be amortized over their useful lives, which is estimated to be ten years.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
--   ------------------------------------------  ---------

         Income taxes
         ------------

         The Company and its subsidiaries file consolidated federal income tax returns. Income taxes are allocated based on the contribution of income to the consolidated income tax returns. Separate state income tax returns are filed.

         Federal and state income taxes have been provided on the basis of the reported income. The amounts reflected on the Company's tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. Deferred income taxes are recorded to recognize such temporary differences.

         Stock-based compensation plans
         ------------------------------

         Entities acquired by Company had granted stock options to employees and outside directors. See note 13 for additional information as to option grants. The options granted were accounted for using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants had an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the fair value recognition provisions of Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation", as amended, had been applied to all option grants.

                                                                    Year Ended June 30,
                                                            ---------------------------------------
                                                                2004         2003          2002
                                                                ----         ----          ----
                                                       (In Thousands, Except for Per Share Amounts)

Net income as reported                                     $   12,897   $   4,055    $   16,490

Remove:     Total stock-based compensation expense,
            net of income taxes, included in reported
            net income                                              -           -             -

Include:
            Total stock-based compensation expense,
            net of income taxes, that would have been
            included in the determination of net income
            if the fair value method had been applied to
            all grants                                              -        (155)         (139)
                                                           ----------   ---------    ----------
Pro forma net income                                       $   12,897   $   3,900    $   16,351
                                                           ==========   =========    ==========

Basic net income per common share:
    As reported                                            $ 1,289.70   $  337.52    $ 1,294.02
    Pro forma                                                1,289.70      324.62      1,283.14
                                                           ==========   =========    ==========

Diluted net income per common share:
    As reported                                            $ 1,289.70   $  336.06    $ 1,287.13
    Pro forma                                                1,289.70      323.22      1,276.33
                                                           ==========   =========    ==========

During the three months ended September 30, 2004 and 2003 (unaudited), there was no stock-based compensation included in reported net income nor would there have been under the fair value method.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

         Interest rate risk
         ------------------

         The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to purchase securities and to make loans secured by real estate. The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

         Net income per common share
         ---------------------------

         Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding, as adjusted to include the effects of outstanding stock options, if dilutive, using the treasury stock method.

         Net income per common share computations include the outstanding shares of common stock related to acquired entities (see Note 2). Such shares have been converted to equivalent Kearny shares, based upon the relative book values of each entity at the applicable acquisition dates.

         Reclassification
         ----------------

         Certain amounts as of and for the years ended June 30, 2003 and 2002, have been reclassified to conform to the current year's presentation.


2.   BUSINESS COMBINATIONS
--------------------------

On January 10, 2002, Kearny MHC, the Company and the Bank entered into a merger agreement with Pulaski MHC, Pulaski Bancorp, Inc. ("Pulaski") and Pulaski's subsidiary, Pulaski Savings Bank ("PSB"). On October 18, 2002, pursuant to this merger agreement, (i) Pulaski MHC merged with Kearny MHC, with Kearny MHC as the surviving entity; (ii) Pulaski merged with the Company, with the Company as the surviving entity; (iii) PSB merged with and into the Bank, with the Bank as the surviving institution, the Bank remaining a subsidiary of the Company; (iv) concurrently with steps (i) through (iii), 100% of the outstanding shares of Pulaski common stock were canceled, with shares previously held by stockholders other than Pulaski MHC exchanged for a payment of $32.90 per share cash; and (v) as a result of the foregoing, the interests of Pulaski MHC members ceased to exist and were converted into interests of the same nature in Kearny MHC. The amount paid to minority shareholders of Pulaski in excess of their combined interest in Pulaski amounted to $16,146,000, which was recorded as goodwill.

                    KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.   BUSINESS COMBINATIONS (Cont'd.)
----------------------------------

On September 11, 2002, Kearny MHC, the Company and the Bank entered into a merger agreement with West Essex Bancorp, M.H.C., West Essex Bancorp, Inc. ("West Essex") and West Essex's subsidiary, West Essex Savings Bank ("WESB"). On July 1, 2003, pursuant to this merger agreement, (i) West Essex MHC merged with Kearny MHC, with Kearny MHC as the surviving entity; (ii) West Essex merged with the Company, with the Company as the surviving entity; (iii) WESB merged with and into the Bank, with the Bank as the surviving institution, the Bank remaining a subsidiary of the Company; (iv) concurrently with steps (i) through
(iii), 100% of the outstanding shares of West Essex common stock were canceled, with shares previously held by stockholders other than West Essex Bancorp, M.H.C. exchanged for a payment of $35.10 per share cash; and (v) as a result of the foregoing, the interests of West Essex Bancorp, M.H.C. members ceased to exist and were converted into interests of the same nature in Kearny MHC. The amount paid to minority shareholders of West Essex in excess of their combined interest in West Essex amounted to $50,517,000, which was recorded as goodwill.

Both of the above noted transactions were accounted for as follows: (i) the merger of the mutual holding companies utilized the pooling-of-interests method accounting, (ii) the acquisition of the mid-tier stock holding company's minority shareholder interests was accounted for as the acquisition of non-controlling minority interests, and (iii) the merger of the mid-tier holding companies was accounted for as a combination of entities under common control. In addition, Emerging Issues Task Force Topic No. D-97, "Push-Down Accounting", was applied to the applicable entities.

For the purpose of comparability, in presenting share and per share information for periods preceding the merger dates, issued and outstanding shares of Pulaski and West Essex were converted to Company shares on the basis of relative book value per share. Accordingly, Pulaski shares were converted at a rate of 1 share of Company common stock for every 1,797 shares of Pulaski common stock and West Essex shares were converted at a rate of 1 share of Company common stock for every 2,816 shares of West Essex common stock.

Merger related expenses include the following (in thousands):

                                                              Three Months Ended
                                                                 September 30,              Year Ended June 30,
                                                          ----------------------------  -------------------------------------------
                                                              2004           2003           2004           2003           2002
                                                              ----           ----           ----           ----           ----
                                                           (Unaudited)

     Legal, professional, filing fees and other expenses   $     -          $ 592          $ 592        $ 2,670       $ 619
     Payments for terminated employment contracts and
       stock based compensation plans for officers               -              -              -         10,657           -
     Stock option payout to directors                            -              -              -          1,594           -
                                                           -------          -----          -----       --------       -----
                                                           $     -          $ 592          $ 592       $ 14,921       $ 619
                                                           =======          =====          =====        =======       =====

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



3.   SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
----------------------------------------------------


                                                                   June 30,
                                   Interest    September 30,  ------------------
  Purchased From       Maturity      Rate    2004 (Unaudited)   2004      2003
------------------  -------------  -------   ---------------- --------  --------
                                                                 (In Thousands)

Paine Webber, Inc.   July 2, 2003   1.375%       $      -     $      -  $200,000
                                                 -------      -------   --------


At June 30, 2003, the Bank purchased Federal National Mortgage Association mortgage-backed securities, under agreements to resell, having a market value of approximately $204,000,000.

4.   SECURITIES AVAILABLE FOR SALE
----------------------------------

                                           September 30, 2004 (Unaudited)
                              ------------------------------------------------
                                              Gross Unrealized
                              Amortized    -----------------------   Carrying
                                Cost         Gains        Losses       Value
                              ---------    ---------   -----------   ---------
                                                (In Thousands)
Common stock                    $   246    $16,135      $     -       $16,381
Mutual funds                     13,976        146           97        14,025
Trust preferred securities
  due after ten years            10,887        231          189        10,929
                                -------    -------      -------       -------
                                $25,109    $16,512      $   286       $41,335
                                =======    =======      =======       =======


                                               June 30, 2004
                              ------------------------------------------------
                                              Gross Unrealized
                              Amortized    -----------------------   Carrying
                                Cost         Gains        Losses       Value
                              ---------    ---------   -----------   ---------
                                                (In Thousands)
Common stock                    $   246    $15,648      $     -       $15,894
Mutual funds                     13,933         63           97        13,899
Trust preferred securities
  due after ten years            11,929         69          227        11,771
                                -------    -------      -------       -------
                                $26,108    $15,780      $   324       $41,564
                                =======    =======      =======       =======

4. SECURITIES AVAILABLE FOR SALE (Cont'd.)
--   ---------------------------------------


                                               June 30, 2003
                              ------------------------------------------------
                                              Gross Unrealized
                              Amortized    -----------------------   Carrying
                                Cost         Gains        Losses       Value
                              ---------    ---------   -----------   ---------
                                                (In Thousands)
Common stock                    $   246    $12,502      $     -       $12,748
Mutual funds                     13,781        427           12        14,196
Trust preferred securities
  due after ten years            11,927        245        1,276        10,896
                                -------    -------      -------       -------
                                $25,954    $13,174      $ 1,288       $37,840
                                =======    =======      =======       =======

The age of unrealized losses and fair value of related securities available for sale were as follows (in thousands):

                                     Less Than 12 Months         12 Months or More                Total
                               ----------------------------- --------------------------    ----------------------
                                                 Unrealized                 Unrealized                 Unrealized
                                 Fair Value        Losses     Fair Value      Losses       Fair Value    Losses
                               ------------  --------------- ------------  ------------    ----------- ----------

September 30, 2004 (Unaudited)
Common stock                    $      -          $      -     $      -    $     -         $      -    $     -
Mutual funds                           -                 -        7,197         97            7,197         97
Trust preferred stock                  -                 -        7,617        189            7,617        189
                                --------          --------     --------    -------         --------    -------
Total                           $                 $              14,814        286           14,814        286
                                ========          ========     ========    =======         ========    =======


June 30, 2004
Common stock                    $      -          $      -     $      -    $     -         $      -    $     -
Mutual funds                           -                 -        7,057         97            7,057         97
Trust preferred stock                  -                 -        7,577        227            7,577        227
                                --------          --------     --------    -------         --------    -------
Total                           $      -          $      -     $ 14,634    $   324         $ 14,634    $   324
                                ========          ========     ========    =======         ========    =======


As of September 30, 2004 (unaudited) and June 30, 2004, management has concluded that the unrealized losses are temporary in nature since they are primarily related to market interest rates and not related to the underlying credit quality of the issuer of the securities. Additionally, the Company has the intent and ability to hold these investments for a time necessary to recover the amortized cost.

During the three months ended September 30, 2004 (unaudited), proceeds from sales of securities available for sale totalled $1,115,000 and resulted in gross gains of $71,000. There were no sales of securities available for sale during the three months ended September 30, 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



5.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------


                                                           September 30, 2004 (Unaudited)
                                                    -------------------------------------------
                                                                Gross Unrealized
                                                    Carrying  --------------------   Estimated
                                                     Value      Gains      Losses    Fair Value
                                                    --------- --------- -----------  ----------
                                                                   (In Thousands)
Government agencies:
      After one year but within five years          $256,262   $     73   $  2,008   $254,327
      After five years but within ten years              494        115          -        609
      After ten years                                 16,594          3        115     16,482
                                                    --------   --------   --------   --------
                                                     273,350        191      2,123    271,418
                                                    --------   --------   --------   --------
Obligations of states and political subdivisions:
      Within one year                                  4,481         62          -      4,543
      After one year but within five years            15,822        413          -     16,235
      After five years but within ten years           75,364      2,249        174     77,439
      After ten years                                 76,752      1,481        366     77,867
                                                    --------   --------   --------   --------
                                                     172,419      4,205        540    176,084
                                                    --------   --------   --------   --------
                                                    $445,769   $  4,396   $  2,663   $447,502
                                                    ========   ========   ========   ========



                                                                  June 30, 2004
                                                    -------------------------------------------
                                                                Gross Unrealized
                                                    Carrying  --------------------   Estimated
                                                     Value      Gains      Losses    Fair Value
                                                    --------- --------- -----------  ----------
                                                                   (In Thousands)
Government agencies:
      After one year but within five years          $246,259   $      -   $  5,223   $241,036
      After five years but within ten years           10,493        117         62     10,548
      After ten years                                 17,649         11        104     17,556
                                                    --------   --------   --------   --------
                                                     274,401        128      5,389    269,140
                                                    --------   --------   --------   --------
Obligations of states and political subdivisions:
      Within one year                                  5,386         33          -      5,419
      After one year but within five years            13,606        369         54     13,921
      After five years but within ten years           65,990        922        991     65,921
      After ten years                                 76,487        394      2,507     74,374
                                                    --------   --------   --------   --------
                                                     161,469      1,718      3,552    159,635
                                                    --------   --------   --------   --------
                                                    $435,870   $  1,846   $  8,941   $428,775
                                                    ========   ========   ========   ========

                                      KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    ------------------------------------------


5.   INVESTMENT SECURITIES HELD TO MATURITY (Cont'd.)
---------------------------------------------------

                                                                  June 30, 2004
                                                    -------------------------------------------
                                                                Gross Unrealized
                                                    Carrying  --------------------   Estimated
                                                     Value      Gains      Losses    Fair Value
                                                    --------- --------- -----------  ----------
                                                                   (In Thousands)

Government agencies:
      After one year but within five years          $120,369   $  1,276   $      -   $121,645
      After five years but within ten years           25,493        257          -     25,750
      After ten years                                 24,106        142        130     24,118
                                                    --------   --------   --------   --------
                                                     169,968      1,675        130    171,513
                                                    --------   --------   --------   --------
Obligations of states and political subdivisions:
      Within one year                                  8,217        109          -      8,326
      After one year but within five years            21,807        834          -     22,641
      After five years but within ten years           24,074      1,271          -     25,345
      After ten years                                 63,255      2,639        141     65,753
                                                    --------   --------   --------   --------
                                                     117,353      4,853        141    122,065
                                                    --------   --------   --------   --------
                                                    $287,321   $  6,528   $    271   $293,578
                                                    ========   ========   ========   ========

There were no sales of investment securities held to maturity during the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002. During the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002, proceeds from calls of securities totalled $ -0-, $18,159,000, $103,810,000, $108,705,000 and
$107,082,000, respectively, resulting in no gains or losses. At June 30, 2004, investment securities held to maturity with a carrying value of $256,752,000 are callable within one year.

At September 30, 2004 (unaudited) and June 30, 2004, all obligations of states and political subdivisions were guaranteed by insurance policies issued by various insurance companies.

The age of unrealized losses and fair value of related investment securities held to maturity were as follows (in thousands):


                                   Less Than 12 Months        12 Months or More               Total
                                -------------------------  ------------------------  -----------------------
                                              Unrealized                Unrealized                Unrealized
                                 Fair Value     Losses     Fair Value    Losses      Fair Value    Losses
                                 ----------     ------     ----------    ------      ----------    ------
September 30, 2004 (Unaudited)
Government agencies:             $140,828     $  1,150     $ 92,480     $    973     $233,308     $  2,123
Obligations of states and
    political subdivisions:        21,270          186       13,839          354       35,109          540
                                 --------     --------     --------     --------     --------     --------
Total                            $162,098     $  1,336     $106,319     $  1,327     $268,417     $  2,663
                                 ========     ========     ========     ========     ========     ========


June 30, 2004
Government agencies:             $250,973     $  5,285     $ 16,386     $    104     $267,359     $  5,389
Obligations of states and
    political subdivisions:        85,620        3,026        7,365          526       92,985        3,552
                                 --------     --------     --------     --------     --------     --------
Total                            $336,593     $  8,311     $ 23,751     $    630     $360,344     $  8,941
                                 ========     ========     ========     ========     ========     ========

                                      KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    ------------------------------------------



5. INVESTMENT SECURITIES HELD TO MATURITY (Cont'd.)
--   --------------------------------------  ---------

As of September 30, 2004 (unaudited) and June 30, 2004, management has concluded that the unrealized losses are temporary in nature since they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company has the intent and ability to hold these investments for the time necessary to recover the amortized cost.


6.   LOANS RECEIVABLE
---------------------

                                                                 June 30,
                                             September 30, --------------------
                                          2004 (Unaudited)  2004         2003
                                          ---------------  --------     --------
                                                        (In Thousands)

Real estate mortgage                          $453,828     $441,667     $437,490
                                              --------     --------     --------

Commercial business                              3,877        5,161        2,353
                                              --------     --------     --------

Consumer:
      Home equity loans                         38,494       37,381       37,315
      Home equity lines of credit               15,615       15,677       19,905
      Passbook or certificate                    2,667        2,746        2,895
      Other                                        319          336        1,273
                                              --------     --------     --------
                                                57,095       56,140       61,388
                                              --------     --------     --------
Construction                                     4,881        7,212       11,183
                                              --------     --------     --------
          Total loans                          519,681      510,180      512,414

Deferred loan costs and fees, net                  805          758        1,927
                                              --------     --------     --------
                                              $520,486     $510,938     $514,341
                                              ========     ========     ========


At  September  30,  2004  (unaudited)  and June 30,  2004 and 2003,  real estate
mortgage   loans   included   $370,883,000,   $358,241,000   and   $366,391,000,
respectively, of loans secured by one-to-four-family residential properties.

The Bank has granted loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. As of September 30, 2004 (unaudited) and June 30, 2004 and 2003, such loans totalled approximately $1,608,000, $1,633,000 and $2,507,000, respectively. During the three months ended September 30, 2004 (unaudited), new loans to related parties totalled $ -0- and repayments totalled $25,000. During the year ended June 30, 2004, new loans to related parties totalled $-0-, repayments totalled approximately $100,000 and loans to individuals no longer associated with the Bank totalled approximately $774,000.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



6.   LOANS RECEIVABLE (Cont'd.)
-----------------------------

The activity in the allowance for loan losses is as follows (in thousands):

                                                            Three Months Ended
                                     September 30,          Year Ended June 30,
                                   ------------------  -----------------------------
                                     2004      2003       2004       2003      2002
                                   -------    -------   -------    -------   -------
                                      (Unaudited)

Balance - beginning                $ 5,144    $ 5,180   $ 5,180    $ 5,170   $ 5,167
Provisions charged to operations       151          -         -          -         3
Loans charged off                       (5)         -       (36)         -         -
Loans recovered                          -          -         -         10         -
                                   -------    -------   -------    -------   -------
Balance - ending                   $ 5,290    $ 5,180   $ 5,144    $ 5,180   $ 5,170
                                   =======    =======   =======    =======   =======

At September 30, 2004 (unaudited) and June 30, 2004 and 2003, nonaccrual loans for which the accrual of interest had been discontinued totalled approximately $2,453,000, $2,289,000 and $2,370,000, respectively. Had these loans been performing in accordance with their original terms, the interest income recognized for the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002, would have been $ 44,000, $50,000 , $177,000, $178,000 and $197,000, respectively. Interest income recognized on such loans was $8,000, $30,000,  $118,000,  $102,000 and $170,000,
respectively.

Impaired loans and related amounts recorded in allowance for loan losses are summarized as follows (in thousands):

                                                                 June 30,
                                              September 30,  -------------------
                                                  2004        2004         2003
                                                  ----        ----         ----
                                               (Unaudited)

   Recorded investment in impaired loans
     with recorded allowance                     $ 255       $ 256         $ 229

   Without recorded allowance                        -           -             -
                                                 -----       -----         -----

              Total impaired loans                 255         256           229

   Related allowance for loan losses               115         115           115
                                                 -----       -----         -----
   Net impaired loans                            $ 140       $ 141         $ 114
                                                 =====       =====         =====


The interest income received and recognized for these loans during the three months ended September 30, 2004 (unaudited) was $5,000. No interest income was received and recognized for these loans during the three months ended September 30, 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002. The average balance of impaired loans during the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002 approximated $256,000, $229,000, $243,000, $229,000 and $115,000, respectively.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



7.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
------------------------------------------------

                                                September 30, 2004 (Unaudited)
                                          -------------------------------------------
                                                        Gross Unrealized   Estimated
                                          Carrying    ------------------   ----------
                                            Value      Gains      Losses   Fair Value
                                           --------   --------   -------   ----------
                                                         (In Thousands)

Government National Mortgage Association   $ 84,995   $  2,612   $    231   $ 87,376
Federal Home Loan Mortgage Corporation      294,451      3,829      1,472    296,808
Federal National Mortgage Association       345,430      6,208        891    350,747
                                           --------   --------   --------   --------
                                           $724,876   $ 12,649   $  2,594   $734,931
                                           ========   ========   ========   ========


                                                          June 30, 2004
                                          -------------------------------------------
                                                        Gross Unrealized   Estimated
                                          Carrying    ------------------   ----------
                                            Value      Gains      Losses   Fair Value
                                           --------   --------   -------   ----------
                                                         (In Thousands)

Government National Mortgage Association   $ 94,499   $  2,507   $  1,487   $ 95,519
Federal Home Loan Mortgage Corporation      314,221      2,472      3,505    313,188
Federal National Mortgage Association       362,633      4,670      3,300    364,003
                                           --------   --------   --------   --------
                                           $771,353   $  9,649   $  8,292   $772,710
                                           ========   ========   ========   ========

                                                                June 30, 2003
                                                -------------------------------------------
                                                              Gross Unrealized   Estimated
                                                Carrying    ------------------   ----------
                                                  Value      Gains      Losses   Fair Value
                                                 --------   --------   -------   ----------
                                                               (In Thousands)

Government National Mortgage Association         $150,699   $  6,433   $     62   $157,070
Federal Home Loan Mortgage Corporation            197,962      6,337        125    204,174
Federal National Mortgage Association             331,061     10,828        195    341,694
Collateral mortgage obligations - corporations      1,894         39          -      1,933
Other - mortgage-backed security                        3          -          -          3
                                                 --------   --------   --------   --------
                                                 $681,619   $ 23,637   $    382   $704,874
                                                 ========   ========   ========   ========

Net premiums of approximately $3,302,000 (unaudited), $3,565,000 and $3,705,000 at September 30, 2004, and June 30, 2004 and 2003, respectively, are included in the carrying amounts of mortgage-backed securities held to maturity.

There were no sales of mortgage-backed securities held to maturity during the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002. At September 30, 2004 (unaudited) and at June 30, 2004 and 2003, securities with carrying value of approximately $822,000, $906,000 and $430,000, respectively, were pledged to secure public funds on deposit.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


7.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Cont'd.)
--------------------------------------------------------


The age of unrealized losses and fair value of related mortgage-backed securities held to maturity were as follows (in thousands):

                                        Less Than 12 Months     12 Months or More              Total
                                   ------------------------  ------------------------  ------------------------
                                                 Unrealized                Unrealized               Unrealized
                                   Fair Value      Losses    Fair Value      Losses    Fair Value      Losses
                                   ----------      ------    ----------      ------    ----------      ------
September 30, 2004 (Unaudited)
Mortgage-backed
   Securities                       $207,984      $ 1,870      $55,566       $ 724      $263,550       $ 2,594
                                    ========      =======      =======       =====      ========       =======

June 30, 2004
Mortgage-backed
   Securities                       $376,245      $ 7,977      $ 4,126       $ 315      $380,371       $ 8,292
                                    ========      =======      =======       =====      ========       =======

As of September 30, 2004 (unaudited) and June 30, 2004, management has concluded that the unrealized losses are temporary in nature since they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company has the intent and ability to hold these investments for the time necessary to recover the amortized cost.



8.   PREMISES AND EQUIPMENT
---------------------------

                                                                      June 30,
                                                 September 30,    ------------------
                                                2004 (Unaudited)    2004      2003
                                                ---------------    -------   -------
                                                           (In Thousands)

Land                                                 $ 5,689       $ 5,689   $ 5,127
Buildings and improvements                            15,839        15,800    15,672
Leasehold improvements                                   422           422       399
Furnishings and equipment                              7,807         7,203     5,788
Construction in progress                               9,292         7,902     1,999
                                                     -------       -------   -------
                                                      39,049        37,016    28,985

Less accumulated depreciation and amortization        10,665        10,367     9,101
                                                     -------       -------   -------
                                                     $28,384       $26,649   $19,884
                                                     =======       =======   =======

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.   INTEREST RECEIVABLE
------------------------

                                                                 June 30,
                                            September 30,    -------------------
                                           2004 (Unaudited)   2004         2003
                                           ---------------   ------       ------
                                                       (In Thousands)

Loans                                           $2,226       $2,116       $2,396
Mortgage-backed securities                       3,265        3,514        3,507
Investments                                      3,370        4,231        2,569
Other interest-earning assets                        -            -            7
                                                ------       ------       ------
                                                $8,861       $9,861       $8,479
                                                ======       ======       ======


10.  GOODWILL AND OTHER INTANGIBLE ASSETS
-----------------------------------------

Net assets of an institution acquired in a purchase transaction prior to July 1, 2001, were recorded at fair value at the date of acquisition. The Bank also has finite-lived intangible assets, which are included in other assets, in the form of core deposit intangibles. These intangibles are being amortized on the straight line basis over their estimated useful lives of ten years.



                                                                    Core Deposit
                                                          Goodwill  Intangibles
                                                          --------  ------------
                                                              (In Thousands)

Balance at July 1, 2001                                   $ 17,911     $  4,108
Amortization                                                (2,311)        (636)
                                                          --------     --------

Balance at June 30, 2002                                    15,600        3,472
Pulaski Savings Bank acquisition (see note 2)               16,146            -
Amortization                                                     -         (636)
                                                          --------     --------

Balance at June 30, 2003                                    31,746        2,836
Amortization                                                     -         (636)

West Essex Savings Bank acquisition (see note 2)            50,517            -
                                                          --------     --------

Balance at June 30, 2004                                    82,263        2,200

Amortization (unaudited)                                      --           (159)
                                                          --------     --------

Balance at September 30, 2004 (unaudited)                 $ 82,263     $  2,041
                                                          ========     ========

The  gross  carrying  amount  of core  deposit  intangibles  was  $5,987,000  at
September 30, 2004 (unaudited) and at both June 30, 2004 and 2003, while accumulated amortization totalled $3,310,000 (unaudited), $3,151,000 and $3,787,000 at September 30, 2004 and at June 30, 2004 and 2003, respectively. Amortization is expected to total $636,000 in each of the years ending June 30, 2005, 2006 and 2007, and $292,000 in the year ending June 30, 2008.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



11.   DEPOSITS
--------------

                                                                                            June 30,
                                                September 30,              ------------------------------------------------
                                                2004 (Unaudited)                 2004                      2003
                                         --------------------------------  -------------------  ---------------------------
                                                         Weighted                    Weighted                    Weighted
                                                          Average                     Average                     Average
                                             Amount        Rate          Amount        Rate          Amount        Rate
                                         ------------  -----------  -------------  -----------  -------------  ------------
                                                                        (In Thousands)

Non-interest-bearing demand              $    51,065       0.00%     $    55,377       0.00%     $    48,229       0.00%
Interest-bearing demand                      106,444       0.75%         103,648       0.75%          93,698       0.92%
Savings and club                             484,117       1.00%         481,466       1.00%         460,739       1.29%
Certificates of deposit                      869,184       2.11%         897,019       1.92%       1,011,018       2.72%
                                         -----------                 -----------                 -----------
        Total deposits                   $ 1,510,810       1.59%     $ 1,537,510       1.48%     $ 1,613,684       2.13%
                                         ===========                 ===========                 ===========


Certificates of deposit with balances of $100,000 or more at September 30, 2004 (unaudited) and at June 30, 2004 and 2003, totalled approximately $181,673,000, $188,009,000 and $203,822,000, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

A summary of certificates of deposit by maturity follows (in thousands):



                                                                June 30,
                                        September 30,   ------------------------
                                            2004            2004       2003
                                        -------------    ----------  -----------
                                       (Unaudited)

        One year or less                    $ 668,715     $ 709,940  $   814,875
        After one to two years                138,333       128,837      125,671
        After two to three years               37,306        31,624       46,376
        After three years                      24,830        26,618       24,096
                                            ---------     ---------  -----------
                                            $ 869,184     $ 897,019  $ 1,011,018
                                            =========     =========  ===========


Interest expense on deposits consists of the following (in thousands):




                                                          Three Months Ended
                                    September 30,         Year Ended June 30,
                                 ------------------   --------------------------
                                   2004      2003      2004      2003     2002
                                   ----      ----      ----      ----     ----
                                    (Unaudited)

Demand                           $   192   $   193   $   882   $ 1,074   $ 1,289
Savings and clubs                  1,246     1,769     5,508     6,604     7,873
Certificates of deposits           4,674     6,130    21,692    32,230    39,907
                                 -------   -------   -------   -------   -------
                                 $ 6,112   $ 8,092   $28,082   $39,908   $49,069
                                 =======   =======   =======   =======   =======

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

12.  ADVANCES FROM FHLB
-----------------------

                                                                                    June 30,
                                            September 30,          --------------------------------------------
                                            2004 (Unaudited)             2004                      2003
                                         ----------------------    ------------------    ----------------------
                                            Weighted                 Weighted               Weighted
                                            Average                  Average                Average
                                              Rate       Amount       Rate      Amount       Rate       Amount
                                         -----------    -------     ---------   ------   -----------  ---------
                                                                              (In Thousands)
Due in less than one year                    2.21%      $22,000       1.75%     $32,000       6.55%    $11,000
After one to five years                      5.46%       50,000       5.46%      50,000       5.51%     44,000
After five to ten years                      5.40%       10,000       5.40%      10,000       5.43%     18,000
Other borrowings, payable in
  monthly installments through
  February 25, 2008                          6.03%        2,100       6.03%       2,234       6.03%      2,749
                                                        -------                 -------                -------

                                             4.62%      $84,100       4.21%     $94,234       5.66%    $75,749
                                                        =======                 =======                =======

At June 30, 2004, of the $60,000,000 in advances due after one through ten years, $57,000,000 are callable, including $47,000,000 which are callable within one year.

FHLB advances at September 30, 2004 (unaudited) and at June 30, 2004 and 2003, are collateralized by the FHLB capital stock owned by the Bank and investment securities held to maturity with fair values totalling approximately $107,520,000, $126,810,000 and $90,779,000, respectively.

13.  BENEFIT PLANS
------------------

         Thrift Plan
         -----------

         The Bank sponsors the Financial Institutions Thrift Plan (the "Plan"), pursuant to Section 401(k) of the Internal Revenue Code, for all
         eligible employees. Employees may elect to save up to 20% of their compensation. The Bank will contribute a matching contribution up to 3% of the employee annual compensation. The Plan expense amounted to approximately $66,000 (unaudited), $60,000 (unaudited), $264,000, $183,000 and $163,000 for the three months ended September 30, 2004 and 2003, and the years ended June 30, 2004, 2003 and 2002, respectively.

         Retirement Plan
         ---------------

         The Bank has a non-contributory multiple-employer pension plan covering all eligible employees. Significant actuarial assumptions include the projected unit credit cost valuation method and an annual investment rate of 8.25%, 8.25% and 8.00% for the years ended June 30, 2004, 2003 and 2002, respectively. At the date of latest plan review, the net assets available for plan benefits exceeded the actuarial present value of accumulated plan benefits. Data for the actuarial present value of accumulated vested and non-vested benefits is not determinable for this multiple-employer retirement plan. During the years ended June 30, 2004, 2003 and 2002, total pension plan expense and contributions to the plan were approximately $1,193,000, $685,000 and $573,000, respectively. During the three months ended September 30, 2004 and 2003 (unaudited), total pension plan expense totalled $306,000 and $298,000, respectively, and contributions to the plan totalled $ -0- and $178,000, respectively.

                                      KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  BENEFIT PLANS (Cont'd.)
--------------------------

         Retirement Plan  (Cont'd.)

         PSB, a subsidiary of Pulaski, had a non-contributory employer pension plan covering all eligible employees. The plan assets, in the amount of $3,010,355, were transferred to the multi-employer pension plan covering employees of the PSB on the date of merger. During the year ended June 30, 2002, PSB contributed $398,000 to the plan and recorded expenses of $180,000. No contributions were made to this plan and expenses of $63,000 were recorded during the year ended June 30, 2003.

         WESB, a subsidiary of West Essex had a non-contributory employer pension plan ("the Plan") covering all eligible employees. The Plan was terminated effective as of the last business day prior to the acquisition of WESB by the Company.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.  BENEFIT PLANS (Cont'd.)
--------------------------

The following table sets forth the Plan's funded status and components of net periodic cost (in thousands):

                                                                 June 30,
                                                         -----------------------
                                                           2004           2003
                                                         -------        -------

Change in benefit obligation

   Benefit obligation - beginning                        $ 5,294        $ 4,805
   Service cost                                                -            152
   Interest cost                                             284            241
   Actuarial loss                                              -            640
   Annuity payments                                         (100)           (75)
   Curtailments                                                -           (469)
                                                         -------        -------

   Benefit obligation - ending                           $ 5,478        $ 5,294
                                                         =======        =======

Change in plan assets

   Fair value of assets - beginning                      $ 4,122        $ 3,310
     Actual return on plan assets                            411            260
     Employer contribution                                    80            627
     Annuity payments                                       (100)           (75)
                                                         -------        -------

   Fair value of assets - ending                         $ 4,513        $ 4,122
                                                         =======        =======

Reconciliation of funded status

   Accumulation benefit obligation                       $ 5,478        $ 5,294
                                                         =======        =======

   Projected benefit obligation                           (5,478)        (5,294)
   Fair value of assets                                    4,513          4,122
   Unrecognized gain/loss                                    (96)             -
                                                         -------        -------

   Accrued pension cost included in
     other liabilities                                   $(1,061)       $(1,172)
                                                         =======        =======

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd.)
--------------------------

                                                           Year Ended June 30,
                                                         ----------------------
                                                           2004           2003
                                                         -------        -------
Net periodic pension expenses

   Service cost                                          $     -        $   152
   Interest cost                                             284            241
   Expected return on plan assets                           (315)          (216)
   Amortization of transition obligation                       -             24
   Unrecognized (gain)/loss                                    -             12
   Unrecognized past service liability                         -             40
   Curtailment and purchase credit                             -          1,211
                                                         -------        -------
   Total pension expense                                 $   (31)       $ 1,464
                                                         =======        =======

          For the three months ended September 30, 2004 and 2003 (unaudited), pension expense totalled $ -0-.


       Valuation assumptions

          Amortization period                             10.49           10.82
          Discount rate                                    5.42%           6.75%
          Long-term rate                                   8.50%           8.50%
          Salary increases                                  N/A            4.00%

         The Plan assets are invested in six diversified investment funds of the RSI Retirement Trust (the "Trust"), a no-load series of open-ended mutual fund. The Trust has been given discretion by the West Essex Bank, F.S.B., to determine the appropriate strategic asset allocation versus plan liabilities. The percentage of total fair value by asset category follows:


                                                         June 30,
                                                         -----------------------
                                                           2004           2003
                                                         -----------   ---------

          Equity securities                                  53%           51%
          Debt securities (Bond Mutual Funds)                47%           49%
                                                            ---           ---

                                                            100%          100%
                                                            ===           ===

         The expected long-term rate of return on assets was based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan's target allocation of asset classes. The target allocation of asset classes was 65% in equity securities and 35% in debt securities.

         During the fiscal year ending June 30, 2005, the Bank is expected to contribute in cash approximately $1,061,000. The total benefit payments expected to be paid are $5,478,000.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd.)
--------------------------

         Benefit Equalization Plan ("BEP")
         ---------------------------------

         The Bank has an unfunded non-qualified plan to compensate senior officers of the Bank who participate in the Bank's qualified benefit plans for certain benefits lost under such plans by reason of benefit limitations imposed by Sections 415 and 401 of the Internal Revenue Code. There were approximately $59,000 contributions made to and benefits paid under the BEP during both the year ended June 30, 2004 and 2003. There were no contributions made or benefits paid during the year ended June 30, 2002.


         The following table sets forth the BEP's funded status and components of net periodic pension cost (in thousands):


                                                                   June 30,
                                                             -------------------
                                                                2004       2003
                                                             -------    -------

Change in benefit obligation

   Benefit obligation - beginning                            $ 1,328    $   993
     Service cost                                                 24         12
     Interest cost                                                98         72
     Actuarial loss                                                -        310
     Benefit payments                                            (59)       (59)
                                                             -------    -------

   Benefit obligation - ending                               $ 1,391    $ 1,328
                                                             =======    =======

Change in plan assets

   Fair value of assets - beginning                          $     -    $     -
     Actual return on plan assets                                  -          -
     Settlements                                                  59         59
     Contributions                                               (59)       (59)
                                                             -------    -------

   Fair value of assets - ending                             $     -    $     -
                                                             =======    =======

Reconciliation of funded status

   Accumulated benefit obligation                            $  (954)   $  (841)
                                                             -------    -------

   Projected benefit obligation                               (1,391)    (1,328)
   Fair value of assets                                            -          -
                                                             -------    -------

   Funded status                                              (1,391)    (1,328)
   Unrecognized prior service cost                               (50)       (42)
   Unrecognized net actuarial loss                               595        672
                                                             -------    -------

   Accrued pension cost included in other liabilities        $  (846)   $  (698)
                                                             =======    =======

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd.)
--------------------------


                                                              June 30,
                                                        ------------------------
                                                         2004             2003
                                                         ----             ----
       Value assumptions

          Discount rate                                  7.50%            7.50%
          Salary increase rate                           5.50%            5.50%




                                                                     Year Ended June 30,
                                                                 ------------------------------
                                                                   2004        2003       2002
                                                                   ----        ----       ----
       Net periodic pension expense
          Service cost                                            $  24       $  12      $  30
          Interest cost                                              98          72         68
          Amortization of unrecognized past service cost              8           8         20
          Amortization of unrecognized net actuarial loss            77          38         42
                                                                  -----       -----      -----
                                                                  $ 207       $ 130      $ 160
                                                                  =====       =====      =====

          During the three months ended September 30, 2004 and 2003 (unaudited),
          net   periodic   pension   expense   totalled   $52,000  and  $52,000,
          respectively.

       Valuation Assumptions
          Discount rate                            7.50%     7.50%     7.50%
          Salary increase rate                     5.50%     5.50%     5.50%

         It is estimated that contributions of approximately $59,000 will be made during the year ending June 30, 2005.

         Stock based compensation plans
         ------------------------------

         Pulaski Savings Bank and West Essex Savings Bank each had both an Employee Stock Ownership Plan and a Stock Incentive Plan. These plans were fully funded and expenses were recorded through the date of merger. Expenses related to these plans aggregated $789,000 and $585,000 for the years ended June 30, 2003 and 2002, respectively.
         Small amounts representing unallotted shares on the dates of the mergers were cancelled.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd.)
--------------------------

         Stock based compensation plans  (Cont'd.)
         ------------------------------  ---------

         The Stock Incentive Plan included both stock awards and stock options. Stock awards were expensed over the vesting period based upon the fair value of awards at the grant dates. Stock options were accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"; accordingly, no expense was recognized as the exercise prices of all option grants were equal to the market value of the underlying stock on the grant dates. The weighted average grant date fair value of options granted during the years ended June 30, 2003 and 2002 (none were granted thereafter), estimated using the Black-Scholes option-pricing model, and assumptions used in such valuations, were as follows:


                                                                                     Year Ended June 30,
                                                                                 -----------------------------
                                                                                     2003            2002
                                                                                 -------------   -------------
             Options granted (A)                                                        1,000          10,829
             Weighted average grant-date fair value per option (A)                     $ 8.84          $ 4.72
             Expected common stock dividend yield                                       2.93%           3.29%
             Expected volatility                                                       58.17%          38.08%
             Expected option life                                                   6.5 Years       6.5 Years
             Risk-free interest rate                                                    4.18%           4.66%

                  (A) Represents actual options granted and has not been converted to equivalent Kearny Financial Corp. amounts (see Note 2).

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.  BENEFIT PLANS (Cont'd.)
--------------------------


         Postretirement Welfare Plan
         ---------------------------

         The Bank has a postretirement group term life insurance plan covering all eligible employees. The benefits are based on age and years of service. The plan is unfunded. The following table sets forth the accrued accumulated postretirement benefit obligation and the net periodic postretirement benefit cost (in thousands):


                                                                   June 30,
                                                               -----------------
                                                                2004       2003
                                                               -----      -----

Change in benefit obligation

   Benefit obligation - beginning                              $ 378      $ 248
   Service cost                                                   18         12
   Interest cost                                                  22         19
   Actuarial loss                                                 (3)        17
   Premiums/claims paid                                           (6)        (5)
   Plan amendment                                                  -         87
                                                               -----      -----

   Benefit obligation - ending                                 $ 409      $ 378
                                                               =====      =====

Change in plan assets

   Fair value of assets - beginning                            $   -      $   -
     Actual return on plan assets                                  -          -
     Premiums/claims paid                                          6          5
     Contributions                                                (6)        (5)
                                                               -----      -----

   Fair value of assets - ending                               $   -      $   -
                                                               =====      =====

Reconciliation of funded status

   Accumulation benefit obligation                              (409)      (378)
   Fair value of assets                                            -          -
                                                               -----      -----

   Funded status                                                (409)      (378)
   Unrecognized net actuarial loss                                (9)        (6)
   Unrecognized prior service cost                                74         83
                                                               -----      -----
   Accrued postretirement benefit cost included in
     other liabilities                                         $(344)     $(301)
                                                               =====      =====

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.  BENEFIT PLANS (Cont'd.)
--------------------------

                                                                       Year Ended June 30,
                                                                  ----------------------------
                                                                    2004       2003      2002
                                                                    ----       ----      ----
       Net periodic postretirement benefit cost:

          Service cost                                              $ 18       $ 12      $ 11
          Interest cost                                               22         19        16
          Amortization of unrecognized net actuarial gain              -          -        (1)
          Amortization of unrecognized past service liability          9          4         -
                                                                    ----       ----      ----
                                                                    $ 49       $ 35      $ 26
                                                                    ====       ====      ====

         During the three months ended September 30, 2004 and 2003  (unaudited),
         net   postretirement   benefit  cost  totalled   $14,000  and  $12,000,
         respectively.

         The discount rate and projected salary increase rate used in computing the accumulated postretirement benefit obligation were 6.63% and 4.00%, respectively, at June 30, 2004 and 5.75% and 3.25%, respectively, at June 30, 2003; and 7.00% and 4.25%, respectively, at June 30, 2002.

         On December 8, 2003, the President signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) into law. The Act introduces a voluntary prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide at least an actuarially equivalent benefit. FASB Staff Position
         (FSP) No. FAS 106-1 "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization act of 2003" (FSP 106-1), permits deferring the recognizing of the effects of the Act on its Postretirement Health and Life Plans.

         Since the Bank does not provide medical coverage for retirees, the health care cost trend has no impact on the Bank's liability and FSB No. FAS 106-1 is not applicable.

         It is estimated that contributions of approximately $6,000 will be made during the year ending June 30, 2005.

         Directors' Consultation and Retirement Plan ("DCRP")
         ----------------------------------------------------

         The Bank has an unfunded retirement plan for non-employee directors. The benefits are payable based on term of service as a director. The discount rate used in computing the actuarial present value of the projected benefit obligation was 6.63% (2004), 5.75% (2003) and 7.00%
         (2002).  The  increase  in future  compensation  levels  used was 4.00%
         (2004), 3.25% (2003) and 4.25% (2002).

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.  BENEFIT PLANS (Cont'd.)
--------------------------


         The following table sets forth the DCRP's funded status and components of net periodic cost (in thousands):

                                                                 June 30,
                                                           --------------------
                                                            2004         2003
                                                           -------      -------

Change in benefit obligation

Projected benefit obligation - beginning                   $ 1,487      $ 1,019
Service cost                                                    78           56
Interest cost                                                   83           78
Actuarial loss                                                   2          143
Annuity payments                                               (89)         (51)
Plan amendments                                                  -          242
                                                           -------      -------

Projected benefit obligation - ending                      $ 1,561      $ 1,487
                                                           =======      =======

Change in plan assets

  Fair value of assets - beginning                         $     -      $     -
    Actual return on plan assets                                 -            -
    Settlements                                                 89           51
    Contributions                                              (89)         (51)
                                                           -------      -------

  Fair value of assets - ending                            $     -      $     -
                                                           =======      =======

Reconciliation of funded status

  Accumulated benefit obligation                           $(1,361)     $(1,335)

  Projected benefit obligation                              (1,561)      (1,487)
  Fair value of assets                                           -            -
                                                           -------      -------

  Funded status                                             (1,561)      (1,487)
  Unrecognized transition obligation                           219          263
  Unrecognized net actuarial loss                               (7)         (10)
  Unrecognized prior service cost                              341          375
                                                           -------      -------

  Accrued cost included in other liabilities               $(1,008)     $  (859)
                                                           =======      =======

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd.)
--------------------------



                                                           Year Ended June 30,
                                                         ----------------------
                                                          2004    2003     2002
                                                         -----   -----    -----
Net periodic plan cost
    Service cost                                         $  78   $  56    $  39
    Interest cost                                           83      78       52
    Amortization of unrecognized transition obligation      44      44       44
    Amortization of unrecognized net actuarial gain          -      (2)     (28)
    Amortization of unrecognized past service liability     33      24       15
                                                         -----   -----    -----

                                                         $ 238   $ 200    $ 122
                                                         =====   =====    =====

         During the three months ended September 30, 2004 and 2003 (unaudited), net periodic plan cost totalled $66,000 and $60,000, respectively.

         Effective January 1, 2003, the plan was amended to reflect that, upon a change of control, all benefits payable shall be immediately paid to the participants in the form of a lump sum payment. It is estimated that contributions of approximately $129,000 will be made during the year ended June 30, 2005.

         During the years ended June 30, 2004, 2003 and 2002, contributions and benefits paid totalling $89,000, $51,000 and $32,000, respectively, were made to the Plan.

         Pulaski Savings Bank had an unfunded retirement plan for its non-employee directors with benefits payable based on term of service as a director. As a result of the merger, all directors became fully vested. The amount vested is to be paid, either in ten annual installments, or lump sum if elected by the director or in full to the surviving beneficiary in case of deceased director. During the year ended June 30, 2004 two deceased directors surviving beneficiaries were paid $284,000 and during the year ended June 30, 2003 one director, who elected for lump sum was paid $120,000. The two remaining director's elected annual payments in the aggregate amount of approximately $32,000. The present value of future remaining annual payments, in the amount of $254,000 and $594,000, is included in other liabilities at June 30, 2004 and 2003, respectively. The Bank recorded expenses with respect to this plan during the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002 of $ -0-, $ -0- , $ -0-, $81,000 and $141,000, respectively.


14.  STOCKHOLDER'S EQUITY AND REGULATORY CAPITAL
------------------------------------------------

The Office of Thrift Supervision (the "OTS") imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends. A savings institution that is a subsidiary of a savings and loan holding company, such as the Bank, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  STOCKHOLDER'S EQUITY AND REGULATORY CAPITAL (Cont'd.)
--------------------------------------------------------

net  income  for the  preceding  two  years;  (iii) it would not  adequately  be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulations. As a result of the dividend paid by the Bank to the Company in connection with the acquisition of West Essex and its subsidiaries, it is likely that the Bank will be required to file an application, rather than a notice, for any planned capital distributions.

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain of-balance-sheet items as accumulated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. The capital distributions by Kearny Financial Corp., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per accepted principles generally accepted in the United States of America ("GAAP") and regulatory capital and information as to the Bank's capital levels at the dates presented:

                                                                     June 30,
                                              September 30,   -----------------------
                                              2004 (Unaudited)   2004       2003
                                              --------------- ----------   ----------
                                                            (In Thousands)
GAAP capital:
  Consolidated capital                           $ 297,802    $ 293,505    $ 295,669
  Less:  Unconsolidated capital of the Company      (1,531)      (1,520)     (52,543)
                                                 ---------    ---------    ---------

  Bank capital                                     296,271      291,985      243,126

Less: Unrealized gain on securities                (10,547)     (10,008)      (7,771)
         Goodwill                                  (82,263)     (82,263)     (31,746)
         Intangible assets                          (2,041)      (2,200)      (2,836)
                                                 ---------    ---------    ---------

Core and tangible capital                          201,420      197,514      200,773
Add:  General valuation allowance                    5,290        5,029        5,065
         Unrealized gain on equity securities        6,957        7,026        5,486
                                                 ---------    ---------    ---------

   Total regulatory capital                      $ 213,667    $ 209,569    $ 211,324
                                                 =========    =========    =========

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.  STOCKHOLDER'S EQUITY AND REGULATORY CAPITAL (Cont'd.)
--------------------------------------------------------

                                                                             September 30, 2004 (Unaudited)
                                                -----------------------------------------------------------------------------------
                                                                                                           To Be Well Capitalized
                                                                                     Minimum Capital       Under Prompt Corrective
                                                          Actual                      Requirements            Action Provisions
                                                -----------------------   ----------------------------  ------------------------
                                                     Amount     Ratio            Amount         Ratio     Amount          Ratio
                                                ------------- ---------   --------------- ------------  ----------  ------------
                                                                          (Dollars in Thousands)

Total Capital (to risk-weighted assets)            $ 213,667     33.18 %        $ 51,522         8.00 %  $ 64,403         10.00 %

Tier 1 Capital (to risk-weighted assets)             201,420     31.27                 -            -      38,642          6.00

Core (Tier 1) Capital (to adjusted total assets)     201,420     11.15            54,170         3.00      90,284          5.00

Tangible Capital (to adjusted total assets)          201,420     11.15            27,085         1.50           -             -

                                                                                     June 30, 2004
                                                ------------------------------------------------------------------------------------
                                                                                                            To Be Well Capitalized
                                                                                     Minimum Capital        Under Prompt Corrective
                                                          Actual                      Requirements             Action Provisions
                                                ------------------------   ---------------------------- --------------------------
                                                     Amount      Ratio            Amount         Ratio      Amount          Ratio
                                                -------------  ---------   --------------- ------------ ------------  ------------
                                                                             (Dollars in Thousands)

Total Capital (to risk-weighted assets)            $ 209,569      32.56 %        $ 51,490         8.00 %   $ 64,362         10.00 %

Tier 1 Capital (to risk-weighted assets)             197,514      30.69                 -            -       38,617          6.00

Core (Tier 1) Capital (to adjusted total assets)     197,514      10.76            55,068         3.00       91,780          5.00

Tangible Capital (to adjusted total assets)          197,514      10.76            27,534         1.50            -             -


                                                                                     June 30, 2003
                                                ------------------------------------------------------------------------------------
                                                                                                             To Be Well Capitalized
                                                                                     Minimum Capital         Under Prompt Corrective
                                                          Actual                      Requirements              Action Provisions
                                                ------------------------   ----------------------------   -------------------------
                                                     Amount       Ratio           Amount         Ratio       Amount          Ratio
                                                -------------  ---------   --------------- ------------   -----------  ------------
                                                                             (Dollars in Thousands)

Total Capital (to risk-weighted assets)            $ 211,324      33.60 %        $ 50,317         8.00 %    $ 62,896         10.00 %

Tier 1 Capital (to risk-weighted assets)             200,773      31.92                 -            -        37,738          6.00

Core (Tier 1) Capital (to adjusted total assets)     200,773      10.62            56,712         3.00        94,519          5.00

Tangible Capital (to adjusted total assets)          200,773      10.62            28,356         1.50             -             -

On November 3, 2003, the most recent notification from the OTS, the Bank was categorized as well capitalized as of September 30, 2003, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank's category.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



15. INCOME TAXES
    ------------

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code (the "IRC"). Retained earnings at September 30, 2004 (unaudited) and at June 30, 2004, includes approximately $30.5 million of bad debt allowance, pursuant to the IRC, for which income taxes have not been provided. If such amount is used for purposes other than or to absorb bad debts, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are as follows (in thousands):

                           Three Months Ended
                              September 30,         Year Ended June 30,
                           ------------------   ------------------------------
                             2004       2003      2004       2003       2002
                           -------    -------   -------    -------    -------
                               (Unaudited)

 Current tax expense:
     Federal income        $ 1,865    $   601   $ 3,600    $ 3,319    $ 7,240
     State income              279        265     1,589      2,652        714
                           -------    -------   -------    -------    -------

                             2,144        866     5,189      5,971      7,954
                           -------    -------   -------    -------    -------
 Deferred tax (benefit):
     Federal income           (498)        78       470        (72)       (25)
     State income              (84)        14        86       (662)        (3)
                           -------    -------   -------    -------    -------

                              (582)        92       556       (734)       (28)
                           -------    -------   -------    -------    -------

                           $ 1,562    $   958   $ 5,745    $ 5,237    $ 7,926
                           =======    =======   =======    =======    =======

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 35% to income before income taxes (in thousands):


                                                         Three Months Ended
                                                            September 30,            Year Ended June 30,
                                                       ---------------------   ---------------------------------
                                                           2004        2003        2004        2003        2002
                                                         -------     -------     -------     -------     -------
                                                              (Unaudited)

Federal income tax expense                               $ 1,875     $ 1,118     $ 6,525     $ 3,252     $ 8,545
Increases (reductions) in income taxes resulting from:
      Tax exempt interest                                   (448)       (445)     (1,780)     (1,301)       (894)
      New Jersey state tax,
       net of federal income tax effect                      127         184       1,106       1,314         469
      Compensation in excess of limit                          -           -           -       1,548           -
      Non deductible merger expenses                           -         207         207         934         210
      Tax benefit on disqualified distribution                 -           -           -        (610)          -
      Other items, net                                         8        (106)       (313)        100        (404)
                                                         -------     -------     -------     -------     -------

Total income tax expense                                 $ 1,562     $   958     $ 5,745     $ 5,237     $ 7,926
                                                         =======     =======     =======     =======     =======

Effective income tax rate                                  29.15%      30.00%      30.82%      56.36%      32.46%
                                                         =======     =======     =======     =======     =======

The effective income tax rate represents total income tax expense divided by income before income taxes.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



15.  INCOME TAXES (Cont'd.)
-------------------------

The tax effects of existing temporary differences that give rise to deferred income tax assets and liabilities are as follows (in thousands):

                                                                                     June 30,
                                                            September 30,      --------------------
                                                                 2004             2004      2003
                                                           -----------------   ----------  --------
                                                             (Unaudited)
      Deferred income tax assets

      Allowance for loan losses                               $ 2,177           $ 2,108    $ 2,031
      Goodwill                                                  1,018               998      1,503
      Deferred directors' fees                                      -                 -         16
      Benefit plans                                             1,554             1,069      1,048
      Compensation                                                  -                 -        168
      Other                                                        77                71         89
                                                             --------          --------     ------

                                                                4,826             4,246      4,855
                                                             --------          --------     ------
      Deferred income tax liabilities

      Unrealized gain on available for sale securities          5,679             5,410      4,114
      Depreciation                                                380               377        337
      Other                                                        74                79        172
                                                             --------          --------     ------

                                                                6,133             5,866      4,623
                                                             --------          --------     ------

      Net deferred income tax (liabilities) assets           $ (1,307)         $ (1,620)    $  232
                                                             ========          ========     ======


16.    COMMITMENTS
------------------

The Bank has non-cancellable operating leases for branch offices. Rental expenses paid during the three months ended September 30, 2004 and 2003 (unaudited) and the years ended June 30, 2004, 2003 and 2002, were approximately $82,000, $90,000, $343,000, $352,000 and $362,000, respectively. Future minimum rental commitments are as follows:


         Year Ended June 30,                             Amount
         -------------------                             ------

                  2005                              $   272,000
                  2006                                  282,000
                  2007                                  257,000
                  2008                                  252,000
                  2009                                  214,000
                     Thereafter                         402,000
                                                    -----------

                                                    $ 1,684,000
                                                    ===========

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



16.  COMMITMENTS (Cont'd.)
------------------------

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The outstanding loan commitments are as follows (in thousands):



                                                                June 30,
                                            September 30, --------------------
                                                2004        2004        2003
                                          --------------- --------    --------
         (Unaudited)

         Mortgage loans                      $ 6,872      $ 23,678    $ 26,511
         Home equity loans and lines           2,635         4,027       3,351
         Commercial lines of credit            2,240           265         175
         Construction loans                    2,862         4,483       1,992
         Purchase of participations              607           607       1,100
         Construction loans in process         5,613         5,278       5,666
         Undisbursed funds from approved
           lines of credit                    25,763        23,817      20,474
                                            --------      --------    --------

                                            $ 46,592      $ 62,155    $ 59,269
                                            ========      ========    ========

At September 30, 2004 (unaudited), the outstanding mortgage loan commitments include $4,389,000 for fixed rate loans with interest rates ranging from 4.63% to 6.50% and $2,483,000 for adjustable rate loans with an initial rate ranging from 4.50% to 6.50%. Home equity loan commitments include $2,570,000 for fixed rate loans with interest rates ranging from 4.75% to 6.50% and $65,000 for adjustable rate loans with an initial rate of 4.50%. Commercial lines of credit commitments are for loans with interest rates ranging from 0.50% to 1.00% above the prime rate published in the Wall Street Journal. Construction loan commitments are for loans with interest rates ranging from 1.00% to 1.50% above the prime rate published in the Wall Street Journal. Commitments to purchase participations are for loans at a fixed rate, set at the funding date, ranging from 1.35% to 1.36% above the Federal Home Loan Bank of New York CIP advance rate for ten year or 15 year advances. Undisbursed funds from approved lines of credit are adjustable rate loans with interest rates ranging from 1.00% below to 2.00% above the prime rate published in the Wall Street Journal.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16.  COMMITMENTS (Cont'd.)
------------------------

At June 30, 2004, the outstanding mortgage loan commitments include $22,980,000 for fixed rate loans with interest rates ranging from 4.38% to 6.50% and $1,698,000 for adjustable rate loans with an initial rate ranging from 3.88% to 6.38%. Home equity loan commitments include $3,019,000 for fixed rate loans with interest rates ranging from 4.63% to 6.25% and $949,000 for adjustable rate loans with an initial rate of 4.00%. Commercial lines of credit commitments are for loans with interest rates ranging from 0.50% to 1.00% above the prime rate published in the Wall Street Journal. Construction loan commitments are for loans with interest rates ranging from 1.00% to 1.50% above the prime rate published in the Wall Street Journal. Commitments to purchase participations are for loans at a fixed rate, set at the funding date, ranging from 1.35% to 1.36% above the Federal Home Loan Bank of New York CIP advance rate for ten year or 15 year advances. Undisbursed funds from approved lines of credit are adjustable rate loans with interest rates ranging from 1.00% below to 2.00% above the prime rate published in the Wall Street Journal.

At June 30, 2003, the outstanding mortgage loan commitments include $20,334,000 for fixed rate loans with interest rates ranging from 4.50% to 6.75% and $6,177,000 for adjustable rate loans with an initial rate ranging from 4.25% to 7.00%. Home equity loan commitments include $2,664,000 for fixed rate loans with interest rates ranging from 4.25% to 6.50% and $687,000 for adjustable rate loans with an initial rate of 4.25%. Commercial lines of credit commitments are for loans with interest rates ranging from 1.00% to 1.50% above the prime rate published in the Wall Street Journal. Construction loan commitments are for loans with interest rates ranging from 1.00% to 1.50% above the prime rate published in the Wall Street Journal. Commitments to purchase participations are for loans at a fixed rate, set at the funding date, ranging from 1.35% to 1.60% above the Federal Home Loan Bank of New York CIP advance rate for ten year advances, or the prime rate published in the Wall Street Journal on the fifteenth day of the month. Undisbursed funds from approved lines of credit are adjustable rate loans with interest rates ranging from 1.00% to 1.50% above the prime rate published in the Wall Street Journal.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty.

The Bank has established an overnight line of credit and companion (DRA) commitment, each in the amount of $50,000,000, with the Federal Home Loan Bank of New York, which expire on December 15, 2004. As of September 30, 2004 (unaudited) and June 30, 2004, no funds were drawn against these credit lines.

At September 30, 2004 (unaudited) and June 30, 2004, the Bank has commitments for building improvements in the amount of $2,582,000 and $1,477,000, respectively. In addition, the Bank also has, in the normal course of business, commitments for servicers and supplies. Management does not anticipate losses on any of these transactions.

The Company and subsidiaries are also party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position of the Company.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



17.  FAIR VALUE OF FINANCIAL INSTRUMENTS
----------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

              Cash and cash equivalents and interest receivable
              -------------------------------------------------

              The carrying amounts for cash and cash equivalents and interest receivable approximate fair value because they mature in three months or less.

              Securities available  for  sale,  investment  securities  held  to
              ------------------------------------------------------------------
              maturity and mortgage-backed securities held to maturity
              --------------------------------------------------------

              The fair values for securities available for sale, investment securities held to maturity and mortgage-backed securities held to maturity are based on quoted market prices when available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar securities.

              Loans receivable
              ----------------

              The fair value of loans receivable is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

              Deposits
              --------

              The fair value of demand, savings and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

              Advances from FHLB
              ------------------

              Fair value is estimated using rates currently offered for advances of similar remaining maturities.

              Commitments
              -----------

              The fair value of commitments to fund credit lines and originate or participate in loans is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loans commitments, fair value also considers the difference between current levels of interest and the committed rates.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



17.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
------------------------------------------------

The carrying amounts and estimated fair value of financial instruments are as follows (in thousands):

                                                                                                                     June 30,
                                                       September 30,          --------------------------------------------------
                                                            2004                           2004                          2003
                                             ------------------------------  ------------------------   ------------------------
                                                   Carrying      Estimated     Carrying     Estimated     Carrying    Estimated
                                                    Amount       Fair Value     Amount     Fair Value      Amount     Fair Value
                                             ---------------   ------------  -----------  -----------   ----------- ------------
                                                      (Unaudited)

Cash and cash equivalents                          $ 36,863       $ 36,863     $ 39,488     $ 39,488     $ 325,657    $ 325,657
Securities available for sale                        41,335         41,335       41,564       41,564        37,840       37,840
Investment securities held to maturity              445,769        447,502      435,870      428,775       287,321      293,578
Loans receivable                                    515,196        521,275      505,794     510,437        509,161      522,115
Mortgage-backed securities held to maturity         724,876        734,931      771,353      772,710       681,619      704,874
Interest receivable                                   8,861          8,861        9,861        9,861         8,479        8,479

Financial liabilities

Deposits                                          1,510,810      1,511,876    1,537,510    1,540,029     1,613,684    1,621,335
Advances from FHLB                                   84,100         87,432       94,234       95,217        75,749       81,932


                                                     Stated                      Stated                     Stated
                                                    Contract      Estimated     Contract     Estimated     Contract    Estimated
                                                     Amount       Fair Value     Amount     Fair Value      Amount     Fair Value
                                             ---------------   ------------  -----------  -----------   ----------- ------------

Commitments

To originate loans                                 $ 14,609       $ 14,609     $ 32,453     $ 32,453      $ 32,029     $ 32,029
To participate in loans                                 607            607          607          607         1,100        1,100
Unused lines of credit                               25,763         25,763       23,817       23,817        20,474       20,474
Loans in process                                      5,613          5,613        5,278        5,278         5,666        5,666

         Limitations
         -----------

         Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instrument, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instrument and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



17.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
------------------------------------------------

         The fair value estimates are based on existing on-and-of balance sheet financial instruments without attempting the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, and advances from borrowers for taxes and insurance. In addition, the ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

         Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



18.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

Kearny Financial Corp. operates its wholly owned subsidiary, Kearny Federal Savings Bank and its wholly owned subsidiaries. The consolidated earnings of the subsidiaries are recognized by the Company using equity method of accounting.
Accordingly, the consolidated earnings of the subsidiaries are recorded as increase in the Company's investment in the subsidiaries. The following are the condensed financial statements for Kearny Financial Corp. (Parent Company only) as of September 30, 2004, and June 30, 2004 and 2003, and for the three months ended September 30, 2004 and 2003, and each of the years in the three-year period ended June 30, 2004 (in thousands):


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                   -------------------------------------------


                                                                      June 30,
                                                   September 30, -------------------
                                                        2004       2004       2003
                                                      --------   --------   --------

                                                    (Unaudited)
Assets
------
Cash and amounts due from depository
  institutions                                        $    951   $  1,234   $  1,367
Securities available for sale                                -      1,104      1,046
Accrued interest receivable                                  -          3          3
Investment in subsidiaries                             296,272    291,985    225,790
Deposit for acquisition of West Essex Bancorp, Inc.          -          -     67,853
Other assets                                               671        283        677
                                                      --------   --------   --------

                                                      $297,894   $294,609   $296,736
                                                      ========   ========   ========

Liabilities
-----------

Due to subsidiaries                                   $     92   $  1,104   $    953
Other liabilities                                            -          -        114
Stockholders' equity (A)                               297,802    293,505    295,669
                                                      --------   --------   --------

                                                      $297,894   $294,609   $296,736
                                                      ========   ========   ========

     (A) At September 30, 2004 (unaudited) and June 30, 2004, the Company was wholly owned by Kearny MHC, a Mutual Holding Company. At June 30, 2003, the Company was 85% owned by Kearny MHC.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
----------------------------------------------



                         CONDENSED STATEMENTS OF INCOME
                         ------------------------------

                                       Three Months Ended
                                          September 30,           Year Ended June 30,
                                       -------------------   -------------------------------
                                         2004       2003       2004        2003       2002
                                       --------   --------   --------    --------   --------
                                           (Unaudited)
Interest income                        $     17   $     21   $    110    $     86   $    103
Gain on sale of securities available
  for sale                                   71          -          -           -          -
Equity in undistributed earnings of
  the subsidiaries                        3,747      2,829     13,442       5,256     16,804
                                       --------   --------   --------    --------   --------

                                          3,835      2,850     13,552       5,342     16,907
                                       --------   --------   --------    --------   --------

Directors' fees                              33         12         67          32          -
Merger expenses                               -        592        592       1,176        179
Other expenses                                2          8          -          74        288
                                       --------   --------   --------    --------   --------

                                             35        612        659       1,282        467
                                       --------   --------   --------    --------   --------

Income before income taxes                3,800      2,238     12,893       4,060     16,440
Income taxes (benefit) expense                4          3         (4)          5        (50)
                                       --------   --------   --------    --------   --------

Net income                             $  3,796   $  2,235   $ 12,897    $  4,055   $ 16,490
                                       ========   ========   ========    ========   ========

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
----------------------------------------------


                       CONDENSED STATEMENTS OF CASH FLOWS
                       ----------------------------------

                                                                 Three Months Ended
                                                                   September 30,             Years Ended June 30,
                                                                --------------------    --------------------------------
                                                                  2004        2003        2004        2003        2002
                                                                --------    --------    --------    --------    --------
                                                                    (Unaudited)
Cash flows from operating activities:
    Net income                                                  $  3,796    $  2,235    $ 12,897    $  4,055    $ 16,490
    Adjustments to reconcile net income
      to net cash (used in) provided by operating activities:
       Equity in undistributed earnings
         of the subsidiaries                                      (3,747)     (2,829)    (13,442)     89,030     (16,804)
       Amortization of premiums                                        -           1           2           4           5
       Realized gain on sale of securities available for sale        (71)          -           -           -           -
       Decrease in accrued interest receivable                         3         (20)          -          40           5
       Decrease in loan receivable                                     -           -           -         961       2,224
       Other assets                                                 (388)        399         394         (79)        152
       Other liabilities                                            (991)        132          16         953         114
       Minority interest in consolidated subsidiaries                  -           -           -         789         582
                                                                --------    --------    --------    --------    --------
          Net cash (used in) provided by operating activities     (1,398)        (82)       (133)     95,753       2,768
                                                                --------    --------    --------    --------    --------

Cash flows from investing activities:
    Purchase of Pulaski minority interest                              -           -           -     (26,433)          -
    Deposit for acquisition of West Essex minority interest            -           -                 (67,853)          -
    Proceeds from sale of securities available for sale            1,115           -           -           -           -
                                                                --------    --------    --------    --------    --------
          Net cash used in investment activities                   1,115           -           -     (94,286)          -
                                                                --------    --------    --------    --------    --------

Cash flows from financing activities:
    Proceeds from issuance of common stock of West
      Essex Bancorp, Inc.                                              -           -           -         345         277
    Purchase of treasury stock of West Essex Bancorp, Inc.             -           -           -           -      (2,530)
    Dividends paid to minority stockholders of West Essex
      Bancorp, Inc. and Pulaski Bancorp, Inc.                          -           -           -      (1,054)     (1,171)
                                                                --------    --------    --------    --------    --------

          Net cash used in financing activities                        -           -           -        (709)     (3,424)
                                                                --------    --------    --------    --------    --------

Net (decrease) increase in cash and cash equivalents                (283)        (82)       (133)        758        (656)

Cash and cash equivalents - beginning                              1,234       1,367       1,367         609       1,265
                                                                --------    --------    --------    --------    --------

Cash and cash equivalents - ending                              $    951    $  1,285    $  1,234    $  1,367    $    609
                                                                ========    ========    ========    ========    ========

Supplemental disclosure:

    Purchase of minority shares of West Essex                   $      -    $ 17,336    $ 17,336    $      -    $      -
                                                                ========    ========    ========    ========    ========
    Goodwill - West Essex acquisition                           $      -    $ 50,517    $ 50,517    $      -    $      -
                                                                ========    ========    ========    ========    ========
    Deposit for acquisition of West Essex                       $      -    $(67,853)   $(67,853)   $      -    $      -
                                                                ========    ========    ========    ========    ========

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



19.  STOCK OFFERING
-------------------

On June 7, 2004, the Board of Directors of the Company and the Bank adopted a plan of stock issuance pursuant to which the Company will sell common stock representing a minority ownership of the estimated pro forma market value of the Company which will be determined by an independent appraisal, to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public of the community and/or in a syndicated offering. The majority of the common stock will be owned by Kearny MHC, (a mutual holding company). The plan is subject to approval of the Office of Thrift Supervision.

Following the sale of commons tock, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the transaction will continue to have such rights solely with respect to the Mutual Holding Company as along as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the date of the transaction will have such membership and liquidation rights with respect to the holding company. Borrowers of the Bank as of the date of the transaction will have the same membership rights in the holding company that they had in the Bank immediately prior to the date of the transaction as long as their existing borrowings remain outstanding.

Cost incurred in connection with the offering will be recorded as reduction of the proceeds from offering. If the transaction is not consummated, all cost incurred in connection with the transaction will be expensed. At September 30, 2004 (unaudited) and June 30, 2004, approximately $454,000 and $88,000 in conversion costs have been incurred and are included in other assets.



20.  RECENT ACCOUNTING PRONOUNCEMENTS
-------------------------------------

In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results.

On March 31, 2004, the FASB published an Exposure Draft, "Share-Based Payment", an Amendment of FASB Statements No. 123 and 95 (the "Exposure Draft"). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant-date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


20.  RECENT ACCOUNTING PRONOUNCEMENTS (Cont'd.)
---------------------------------------------

The proposed changes in accounting would replace existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation", and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans", would remain unchanged.

The Exposure Draft provides that the proposed statement would be applied to public entities prospectively for fiscal years beginning after December 15, 2004, as if all share-based compensation awards vesting, granted, modified, or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting. The FASB is soliciting comments on the Exposure Draft and is expected to issue the final statement in the fourth quarter of 2004.

The aforementioned pronouncements related to stock-based compensation have no effect on the Company's historical financial statements as the Company has not issued any stock-based compensation. The management has not completed an analysis of the potential effects of this statement on our future financial statements. However, the Company intends to account for future stock-based compensation using the intrinsic value method under APB Opinion No. 25, providing such method is permitted at the time stock-based compensation is granted.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133, "Implementation
Issues," that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



20.  RECENT ACCOUNTING PRONOUNCEMENTS (Cont'd.)
---------------------------------------------

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Company's financial position.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose: the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; the maximum potential amount of future payments under the guarantee; the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on Company's financial position or results of operations.

In December 2003, the FASB issued a revision to Interpretation 46, "Consolidation of Variable Interest Entities," which established standards for identifying a variable interest entity ("VIE") and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not and is not expected to have a material effect on Company's financial position or results of operations.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which the offer or solicitation would be unlawful. The affairs of Kearny
Financial Corp. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.








                             KEARNY FINANCIAL CORP.
                 Holding Company for Kearny Federal Savings Bank



                     Up to 18,975,000 Shares of Common Stock
                (Subject to Increase to up to 21,821,250 Shares)



                        --------------------------------

                                   PROSPECTUS

                        --------------------------------






                        Sandler O'Neill & Partners, L.P.





                              ______________, 2004





Until the later of _____________, 2005, or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.   Exhibits and Financial Statement Schedules.

           The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

  (a) Exhibits:

  1.1      Form of Sales Agency Agreement with Sandler O'Neill & Partners, L.P.*
  1.2      Agreement for Records Management Services with Sandler O'Neill & Partners, L.P.*
  2        Plan of Stock Issuance*
  3(i)     Charter of Kearny Financial Corp.*
  3(ii)    Bylaws of Kearny Financial Corp.*
  4        Specimen Stock Certificate of Kearny Financial Corp.*
  5        Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered*
  8.1      Federal Tax Opinion of Malizia Spidi & Fisch, PC*
  8.2      State Tax Opinion of Radics & Co., LLC*
  10.1     Employment Agreement between Kearny Federal Savings Bank and John N. Hopkins*
  10.2     Employment Agreement between Kearny Federal Savings Bank and Allan Beardslee*
  10.3     Employment Agreement between Kearny Federal Savings Bank and Albert E.
           Gossweiler*
  10.4     Employment Agreement between Kearny Federal Savings Bank and Sharon Jones*
  10.5     Employment Agreement between Kearny Federal Savings Bank and William C.
           Ledgerwood*
  10.6     Employment Agreement between Kearny Federal Savings Bank and Erika Sacher*
  10.7     Employment Agreement between Kearny Federal Savings Bank and Patrick M. Joyce*
  10.8     Directors Consultation and Retirement Plan*
  10.9     Benefit Equalization Plan*
  10.10    Benefit Equalization Plan for Employee Stock Ownership Plan*
  23.1     Consent of Radics & Co., LLC
  23.2     Consent of RP Financial, LC*
  23.3     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5 and
           8.1)*
  24       Power of  Attorney  (set forth on the signature  page)*
  99.1     Letter of RP Financial, LC as to the value of subscription rights*
  99.2     Conversion Valuation Appraisal Update Report prepared by RP Financial, LC
  99.3     Marketing Materials*
  99.4     Stock Order Form*
  99.5     Prospectus  Supplement for participants in the Kearny Federal Savings Bank Employees'
           Savings and Profit Sharing Plan*

______________
*          Previously filed.

  (b) Financial Statement Schedules:

           No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or the notes thereto.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kearny, New Jersey on December 22, 2004.

                                     KEARNY FINANCIAL CORP.

                                     By:   /s/ John N. Hopkins
                                           -------------------------------------
                                           John N. Hopkins
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2004.

/s/ John N. Hopkins                                             /s/ John J. Mazur, Jr.                  *
-----------------------------------------------                 ----------------------------------------
John N. Hopkins                                                 John J. Mazur, Jr.
President, Chief Executive Officer and Director                 Chairman of the Board
(Principal Executive Officer)

/s/ Theodore J. Aanensen                       *               /s/ Joseph P. Mazza                      *
-----------------------------------------------                 ----------------------------------------
Theodore J. Aanensen                                            Joseph P. Mazza
Director                                                        Director

/s/ Matthew T. McClane                         *                /s/ John F. McGovern                    *
-----------------------------------------------                 ----------------------------------------
Matthew T. McClane                                              John F. McGovern
Director                                                        Director

/s/ Henry S. Parow                             *                /s/ John F. Regan                       *
-----------------------------------------------                 ----------------------------------------
Henry S. Parow                                                  John F. Regan
Director                                                        Director

/s/ Edward T. Rushforth                        *                /s/ William C. Ledgerwood               *
-----------------------------------------------                 ----------------------------------------
Edward T. Rushforth                                             William C. Ledgerwood
Director                                                        Senior Vice President, Treasurer and
                                                                Chief Accounting Officer
                                                                (Principal Accounting Officer)
/s/ Albert E. Gossweiler                       *
-----------------------------------------------
Albert E. Gossweiler
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

__________________
*    Signed pursuant to power of attorney
